Exhibit 10.4

LOAN AGREEMENT

        THIS LOAN AGREEMENT (this “Agreement”) is made as of the 11 day of October, 2005, by and among Negevtech Ltd., an Israeli company number 51-163426-3, of 12 Hamada Street, P.O. Box 2264, Rehovot 76122, Israel (the “Company”), Plenus II L.P., an Israeli limited partnership number 55021817-6 (“Plenus”) and Plenus II (D.C.M.), Limited Partnership, an Israeli limited partnership number 55-021825-9, both of 16 Abba Eben Avenues, Herzeliya Pituach 46726, Israel (each of Plenus and Plenus II (D.C.M.), Limited Partnership – a “Lender”, and collectively – the “Lenders”).

W I T N E S S E T H:

        WHEREAS, the Company wishes to borrow money from the Lenders on the terms and conditions set forth in this Agreement; and

        WHEREAS, the Lenders are willing to lend money to the Company on the terms and conditions set forth in this Agreement;

        NOW THEREFORE, the parties hereto hereby agree as follows:

    1.        Loan, Warrant and Security.

    1.1        The Loan Amount. The Lenders will lend to the Company, and the Company will borrow from the Lenders, an aggregate amount of ten million dollars ($10,000,000) (the “Loan”).

    1.2        Disbursement. The Loan shall be provided to the Company in installments ("Installments"), as follows:

—	the first Installment in an amount of four million and five hundred thousand dollars ($4,500,000) shall be provided to the Company (or to Plenus Technologies Ltd., if so instructed in writing by the Company) on October 11, 2005, or such other date as shall be agreed by the parties hereto (the “Closing Date”);

—	an additional aggregate amount of up to five million and five hundred thousand dollars ($5,500,000) shall be payable to the Company’s order (‘Line of Credit’) and provided in installments of not less than two hundred and fifty thousand dollars ($250,000) each, each installment upon the later of: (i) seven (7) business days following the date on which Plenus receives a written disbursement request from the Company stating the exact amount the Company wishes to receive from the Lenders (the “Disbursement Request”), or (ii) the disbursement date specified (if specified) in the Disbursement Request; provided, however, that such disbursement date must always be before the first anniversary of the Closing Date;

—	the balance, if any, between the Loan and the amounts extended to the Company pursuant to the previous two paragraphs, shall be provided to the Company in one installment on the first anniversary of the Closing Date.

Each Installment shall be transferred by the Lenders to the Company by means of wire transfer in accordance with wire instructions to be provided in writing to Plenus by the Company from time to time, or, if no other instructions are given, to:

Negevtech Ltd.
Account no.: 222200/29
Bank: Bank Leumi Le-Israel. B.M.
Branch No: 978
Account Name: Negevtech Ltd.
Address: 10 Plaut St., Rehovot

The Company agrees that each Installment to be provided to the Company hereunder will be divided between the Lenders to reflect the pro rata portion of the Loan which each Lender has committed to lend to the Company as set forth in Schedule 1 attached hereto or as may otherwise be agreed between the Lenders and notified in writing to the Company, provided that in any event the Company shall receive the aggregate total amount of each Installment.

     1.3        Delivery of Documents. On or prior to the Closing Date, the Company shall deliver to Plenus the following documents: (i) a warrant, in the form attached hereto as Exhibit A (the “Warrant”), in the name of Plenus Technologies Ltd., for the purchase of Warrant Shares (as defined in the Warrant) in accordance with the terms of the Warrant, duly executed by the Company; (ii) a Floating Charge Agreement (the “FloatingCharge Agreement”) and a Fixed Charge Agreement (the “Fixed ChargeAgreement”) by and among the Lenders, the Co-lenders (as defined below) and the Company, in the forms attached hereto as Exhibit B1 and Exhibit B2, respectively, duly executed by the Company and stamped to indicate filing with the Israeli Registrar of Companies; (iii) copies of forms for creating a floating charge (as per Exhibit C1) and a fixed charge (as per Exhibit C2), both duly signed by the Company; (iv) true and correct copies of resolutions of the Company’s Board of Directors (a) authorizing the Company to enter into this Agreement, the Floating Charge Agreement and the Fixed Charge Agreement, (b) authorizing the issuance of the Warrant to Plenus Technologies Ltd. and reserving a sufficient number of Preferred Shares BB-1 to be issued upon exercise of the Warrant, and (c) authorizing an officer of the Company to execute and deliver all of such documents and their respective exhibits and schedules; (v) waivers, consents and approvals, to the extent required, in respect of the transactions contemplated hereby, including, but not limited to, regarding pre-emptive rights, registration rights and other rights of third parties, including, without limitation, creditors and governmental entities, if applicable; (vi) legal opinion by counsel to the Company, in the form attached hereto as Exhibit D; (vii) true and correct copies of resolutions of the Company’s shareholders authorizing the Company to enter into the transactions contemplated hereby; (viii) Bank Leumi’s written consent for: (a) registration of the fixed charge and floating charge as further described in the Fixed Charge Agreement and Floating Charge Agreement; and (b) registration of (A) the floating charge described in the Floating Charge Agreement pari passu with Bank Leumi’s general first degree floating charge; and (B) the fixed charge described in the Fixed Charge Agreement pari passu with the Bank Leumi’s fixed charge over the Company’s intellectual property, and (ix) an officer’s certificate in the form attached hereto as Exhibit E. The obligation of the Lenders to extend the Loan to the Company shall also be subject to the repayment of the US$4,500,000 loan extended to the Company pursuant to the Loan Agreement, dated as of January 14, 2005, between the Company, as a borrower, and Plenus Technologies Ltd. as a lender (the “January Loan”), on or before the Closing Date. It is agreed, however, that the Company may, by written notice to Plenus on or before the Closing Date, use the first Installment of the Loan to repay the January Loan. At the Closing and as a condition thereto, concurrently with the repayment of the January Loan, Plenus shall provide the Company with Plenus Technologies Ltd.‘s confirmation in writing (i) that the January Loan has been repaid in full and (ii) that any and all charges registered in connection with the January Loan may be released in a form satisfactory to the Companies Registrar for the removal of all charges over the Company’s assets registered in connection with the January Loan, simultaneously with the registration of the charges hereunder.

Without detracting from the Company’s obligation to timely furnish Plenus with all of the documents set forth above, the obligations of the Lenders pursuant hereto shall be subject to receipt of all of such documents (any of which may be waived in whole or in part by Plenus), and the Lenders shall have the right to terminate this Agreement by written notice to the Company should the Company breach its obligation to furnish any of the said documents within the specified period.

     1.4        Security. The Company shall secure the repayment of any amount borrowed hereunder (the “Principal Amount”), any accrued and unpaid Interest (as defined below), the Credit Line Fee (as defined below) and any other amount due to the Lenders hereunder or in connection herewith, by creating (a) a first ranking floating charge on the Company’s present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, as more fully set forth in the Floating Charge Agreement, pari passu with Bank Leumi’s floating charge and subject to Bank Leumi’s pledges over a deposit in the amount of US$ 1,000,000 created in connection with a certain loan given by Bank Leumi for the purchase of a certain electronic microscope (SEMIVISION) (the “Microscope”), and (b) a first ranking fixed charge on the Company’s technology, as more fully set forth in the Fixed Charge Agreement, pari passu with Bank Leumi’s fixed charge over the Company’s intellectual property, for the benefit of the Lender and the entities specified as co-lenders in Schedule 1 hereto (the “Co-lenders”).

        The Lenders hereby acknowledge that the security interest in the Company’s intellectual property which constitutes “know-how” under the Encouragement of Industrial Research and Development Law, 5733-1984 (“the Encouragement Law”) (such know-how, “Grant Funded Know-How”) is subject to the Chief Scientist’s Rights (as hereinafter defined). In addition, the Lenders hereby acknowledge that any realization of Grant Funded Know-How, including the sale of the Grant Funded Know-How and its transfer within the framework of realization procedures will require the approval of the Research Committee (as hereinafter defined). Likewise, any transfer of said Grant Funded Know-How will be conditional upon the potential buyer or transferee undertaking to assume the obligations in accordance with the Encouragement Law including Section 19(c) thereof and in accordance with the terms of the program pursuant with which grants were provided to the Company including the obligation: (i) not to transfer the Grant Funded Know-How to another unless the Research Committee approves the transaction; (ii) to pay royalties.

        In this Agreement, the “Chief Scientist Rights” shall mean all the rights, powers and privileges of the Ministry of Industry and Trade’s Industrial Research and Development Committee (the “Research Committee”) by virtue of the Encouragement Law and/or of an instrument of approval granted by the Chief Scientist of the Israel Ministry of Industry, Trade and Employment, pursuant to his powers under the Encouragement Law.

     1.5        Seniority. The indebtedness evidenced by this Agreement is hereby expressly stated to be senior in right of payment to any current or future indebtedness of the Company (whether reflected on the balance sheet or not), except for (i) the indebtedness incurred by the Company in its ordinary course of business, and (ii) the repayment of US$ 1,500,000 borrowed by the Company from Bank Leumi (the outstanding amount of the Microscope loan).

     1.6        Term of Loan. The term of the Loan (the “Term”) will commence on the Closing Date (subject to the Installments specified in Section 1.2 hereto) and will terminate thirty six (36) months following the Closing Date, unless this Agreement is earlier terminated or repayment is accelerated in accordance with this Agreement.

    2.        Payments.

     2.1        Principal Amount. The outstanding and unpaid Principal Amount shall be due and payable, in one payment, on the expiration date of the Term.

     2.2        Interest on Principal. The Principal Amount outstanding from time to time (denominated in dollars) shall bear interest at an annual rate (calculated on a 360 day year for the actual number of days elapsed) of LIBOR + 4% (four percent), from the disbursement date of the Principal Amount until the first anniversary of the Closing Date, and at an annual rate (calculated on a 360 day year for the actual number of days elapsed and compounded annually) of LIBOR + 4.5% (four and one-half percent), from the first anniversary of the Closing Date until the date of actual repayment of the Principal Amount ,in each case – plus value added tax (“VAT”), if applicable (such interest together with the VAT – the “Interest”). The Interest accrued in each calendar quarter during the Term shall become due and payable on the first day of the next ensuing calendar quarter, except for the Interest accrued during the quarter in which the Principal Amount is due and payable, which Interest shall be due and payable on the due date of the Principal Amount.

     2.3        Interest on Late Payment. Any amount owing by the Company to the Lenders hereunder which is not paid by the Company on its due date, shall bear an additional five percent (5%) interest per annum, plus VAT if applicable; which additional interest shall be compounded daily.

     2.4        Credit Line Fee. The Company shall pay to the Lenders, on the first anniversary of the Closing Date, a fee equal to one and one-half percent (1.5%) (calculated on a 360 day year for the actual number of days elapsed) of the amount of the Loan which was not drawn by the Company throughout the 12-month period ending on such anniversary date, plus VAT if applicable (the “Credit Line Fee”). For the purpose of the Credit Line Fee, any amount borrowed and repaid during such 12-month period shall be taken into account as partially utilized, based on the number of days it was outstanding.

     2.5        Division of Payments. Unless and until otherwise notified by Plenus to the Company in writing, all payments payable by the Company to the Lenders hereunder shall be divided between the Lenders in amounts which reflect their pro rata lending to the Company as set forth in Schedule I and shall be made to the following account: – Plenus II, L.P. account number 233400-61 with Bank Leumi, Branch No. 864 (Business Herzelia Branch), located at 11 Galgaley Haplada St., Herzelia (Swift Code: LUMIILITTLV).

     2.6        Prepayment. The Company may, at any time, prepay any amounts owed to the Lenders, without penalty or premium, by providing Plenus with at least thirty (30) days prior written notice indicating its intention to do so and specifying therein the date and the amount of such prepayment. A notice of prepayment may not be withdrawn or cancelled by the Company without Plenus’s written consent. Without derogating from the generality of the aforesaid, it is clarifies that any Installment disbursed during the first 12-month period pursuant to a Disbursement Request may be repaid and then borrowed again, in whole or in part, during such period.

     2.7        Early Termination. The Company may terminate this Agreement, prospectively, at any time before the expiration of the Term, by providing Plenus with at least thirty (30) days prior written notice indicating its intention to do so and specifying the early termination date, in the form attached hereto as Exhibit F, provided that (i) upon delivery of such notice and on such early termination date the Company is not in default under this Agreement, the Floating Charge Agreement, the Fixed Charge Agreement or the Warrant (together, the “Transaction Documents”), and (ii) on the date of such early termination, all amounts due from the Company pursuant to the Transaction Documents, on account of the Principal Amount, the Interest, late payment interest, if applicable, Credit Line Fee or otherwise, shall have been paid in full and the Company shall not have any outstanding debts to the Lenders pursuant to, or in connection with, the Transaction Documents.

     2.8        Set-off. The Lenders may set-off any obligation owed to them by the Company under the Transaction Documents against any obligation (whether or not due and payable) owed by the Lenders to the Company, regardless of the place of payment, booking branch or currency of either obligation, upon giving the Company a written notice to this effect. If an obligation is not liquidated or is unascertained, the Lenders may set-off in an amount estimated by it in good faith to be the amount of that obligation, provided that in case the actual amount owed by the Company turns out to be lower than the amount estimated by the Lenders, the Lenders shall return the difference to the Company. If obligations are in different currencies, the Lenders may convert either obligation at a market rate of exchange in their usual course of business for the purpose of the set-off. The Lenders shall not be obliged to exercise any right given to them under this Section 2.8. In the event that the foregoing set-off is made by the Lenders, any amounts set-off will be deemed to be payment as described in Section 2 above. The Company may not set-off any obligation owed to it by the Lenders against any obligation it owes to the Lenders under the Transaction Documents.

    3.        Acceleration.

        Notwithstanding anything herein to the contrary, the entire unpaid Principal Amount, together with accrued and unpaid Interest to date, shall be due and payable at any time without any further demand, immediately upon the occurrence of any of the events described below (“Event of Acceleration”), unless otherwise provided herein:

    (i)        the Company fails to pay any sum due from it under this Agreement at the time, in the currency and in the manner specified herein, or is otherwise in breach of any of the Transaction Documents, and the same is not remedied within three (3) days, in case of non-payment, seven (7) days in case of a material breach, or fourteen (14) days in case of any other breach, from written notice by Plenus to the Company of the occurrence and nature of such non-payment or breach; or

    (ii)        the Company admits, or indicates in writing, its inability to pay its debts as they fall due, commences negotiations with one or more of its creditors with a view to a general readjustment or rescheduling or another arrangement regarding its indebtedness, pursuant to Section 350 to the Israeli Companies Law, 1999 (the “Companies Law”) or otherwise; or makes a general assignment for the benefit of, or a composition with, its creditors pursuant to Section 350 to the Companies Law or otherwise; or

    (iii)        any indebtedness of the Company to a third party for borrowed money in the amount of more than $150,000 is not paid when due; or any indebtedness of the Company to a third party for borrowed money in the amount of more than $150,000 becomes capable of being declared by such third party to be, or is declared, due and payable prior to its specified maturity; or any commitment of a third party to lend to the Company, or to make any credit facility available to the Company, in the amount of more than $150,000 is cancelled by such third party; or

    (iv)        the adoption of a resolution by the Company to voluntarily liquidate; the filing by or against the Company of any petition in liquidation or any petition for relief under the provisions of applicable law for the relief of debtors; or the appointment of a special manager, temporary liquidator, temporary receiver or trustee to take possession of any material assets of the Company; or the placement of attachment on any of the material assets of the Company; provided, however, that if such filing, appointment or placement were instigated without the Company’s consent, it shall be deemed an Event of Acceleration only if not cancelled, removed or stayed within thirty (30) days; or the adoption of a resolution by the Company to voluntarily liquidate; or

    (v)        any representation or statement made by the Company in any of the Transaction Documents, certificate or written statement delivered by it pursuant thereto, is, or proves to have been, incorrect or misleading in any material respect; or

    (vi)        any event or series of events occur(s) which, in the commercially reasonable opinion of Plenus, may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company or on the ability of the Company to comply with any of its material obligations under any of the Transaction Documents; provided, however, that if in Plenus’ opinion, actions taken by the Company may annul such adverse effect, Plenus shall notify the Company and allow it to take such actions within a period of time determined exclusively by Plenus and specified in said notice; or

(vii) the Company fails to comply with any of the financial covenants set forth in Exhibit G attached hereto; or

    (viii)        the Company (a) consummates a consolidation or merger of the Company with or into another entity, pursuant to which or as a result thereof, the Company’s current shareholders will own less than fifty percent (50%) in the aggregate of the voting securities of the Company, the new entity or the surviving entity (as the case may be) or they will no longer have the power or the right to appoint more than fifty percent (50%) of the members of the board of directors of such entity; (b) consummates (i) issuance or sale of shares of the Company constituting immediately thereafter more than fifty percent (50%) of the Company’s outstanding shares (on a fully diluted and as-converted basis) to third parties other than the Company’s current shareholders, or (ii) sale of a material part of the Company’s assets; (c) consummates an initial public offering of any of the Company’s securities, or (d) consummates an investment, or series of related investments, in the Company resulting in proceeds to the Company in an aggregate amount of at least forty million dollars ($40,000,000).

        The Company shall promptly inform Plenus in writing of the occurrence of any Event of Acceleration. In addition, upon receipt of a written request to that effect from Plenus, the Company shall confirm to Plenus that, except as previously notified to Plenus, if notified, or as notified in such confirmation, if notified, no Event of Acceleration has occurred.

    4.        Representations and Warranties.

        The Company hereby represents and warrants to the Lenders that, except as set forth on a Disclosure Schedule (the “Disclosure Schedule”) attached hereto as Schedule 4, as of the date hereof:

    (i)        The Company is a company duly formed and validly existing under the laws of the State of Israel. The Company’s current Articles are attached hereto as Schedule 4(i). The Company has full corporate power and authority to enter into and perform its obligations under the Transaction Documents, and all of such documents, upon their execution and delivery, constitute legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

    (ii)        The Company has furnished or made available to Plenus (i) its audited, consolidated, financial statements as at, and for the year ended, December 31, 2004 and (ii) the unaudited, reviewed consolidated quarterly financial statements for the period ended June 30, 2005 ((i) and (ii) are collectively referred to herein as the “Financial Statements”). The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company and have been prepared in accordance with generally accepted accounting principles consistently applied, and fairly and accurately present the financial position of the Company as of such dates and the results of its operations for the periods then ended. Except as reflected in the Company’s unaudited, but reviewed, consolidated quarterly financial statements for the period ended June 30, 2005, since June 30, 2005, there has not been any material adverse change in the assets, liabilities, condition (financial or otherwise) or business of the Company, including, without limitation:

    (a)        any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

(b) any waiver by the Company of a valuable right or of a material debt owed to it;

(c) any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business;

(d) any material change or amendment to a material contract or material arrangement by which the Company or any of its assets or properties is bound or subject;

(e) any loans made by the Company to its employees, officers, or directors other than travel advances and the like made in the ordinary course of business;

(f) any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge or imposition of lien on, any of the Company’s material assets; or

(g) any change in the accounting methods or accounting principles or practices employed by the Company.

    (iii)        The execution and delivery of the Transaction Documents by the Company, and performance of the Company’s obligations thereunder, have been duly and validly authorized by all necessary corporate action.

    (iv)        The Company has taken all corporate actions, and has procured all consents and approvals, necessary for the issuance of the Warrant; and the Warrant, and the Warrant Shares when issued, and with respect to the Warrant Shares when the Exercise Price (as defined in the Warrant) is paid, shall be duly authorized, validly issued, fully paid, nonassessable and shall not trigger any preemptive rights which have not been waived.

    (v)        Neither the execution nor the delivery of any of the Transaction Documents, nor the transactions contemplated thereby, will contravene any agreement or negative pledge, or, to the Company’s best knowledge, any law, rule, restriction or decree to which the Company is subject, and will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or, to the knowledge of the Company, the suspension, revocation, impairment, forfeiture, or non-renewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

    (vi)        There is no order, writ, injunction or decree of any court, government or governmental agency affecting, or, to the knowledge of Company, which may affect, the Company or any of its businesses, assets or interests, in a material adverse manner; nor is there any action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened, against the Company, that questions the validity of any of the Transaction Documents, or the right of the Company to execute and deliver any such document or to consummate the transactions contemplated thereby, or that may result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company, financially or otherwise; nor is the Company aware that there is any basis for the foregoing.

    (vii)        There are no material claims, guarantees, royalty payments, payments to government entities or regulatory bodies, security interests, options or other rights outstanding with respect to any of the Company’s assets or securities, and the Company has no outstanding loans or financial obligations to any third parties, including, but not limited to, any banking obligations, and any liens, whether registered or not, on the Company’s bank accounts or other assets of the Company.

    (viii)        The Company, to the best of its knowledge, owns and has developed, or has obtained the right to use, free and clear of all liens (other than the liens created hereunder or by operation of law) and claims, all patents, trademarks, domain names and copyrights, and applications, licenses and rights with respect to the foregoing, and all trade secrets, including know-how, inventions, designs, processes, works of authorship, computer programs and technical data and information used and sufficient for use in the conduct of its business as now conducted, and as presently proposed to be conducted, and, to the best of the Company’s knowledge, without infringing upon or violating any right, lien, or claim of others, and the Company has taken security measures customary in the industry to protect the secrecy, confidentiality and value of all the said intellectual property. A complete list of all patents, trademarks and key domain names registered by the Company in any jurisdiction as of the date hereof is set forth in Schedule 4(viii) attached hereto.

    (ix)        The Company’s capitalization on a fully diluted basis (including the Warrant), as of the date hereof, is as set forth in Schedule 4(ix) attached hereto. The outstanding Shares of the Company are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with every relevant securities laws or pursuant to valid exemptions therefrom. There are no outstanding options, warrants, rights (including conversion or pre-emptive rights with respect to the Warrant Shares) or agreements for the purchase or acquisition from the Company of any shares of its share capital. Except as set forth in Schedule 4(ix) and as set forth in the Disclosure Schedule, the Company is not a party or subject to any agreement or understanding, and to the best of the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting rights or to the giving of written consents with respect to (1) any of the Company’s securities, or (2) appointment or removal of a director of the Company.

    (x)        To the best of the Company’s knowledge, neither any Transaction Document (including any schedule or exhibit thereto) nor any documents, certificates or other items supplied by the Company with respect to the transactions contemplated thereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading in view of the circumstances in which they were made.

    (xi)        The Company has no subsidiaries (as such term is defined in the Securities Law, 5728-1968) (“Subsidiaries”). For the purposes of this section 4, reference to the Company other than in this clause (xi), shall mean both the Company and all of its Subsidiaries.

    (xii)        No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by the Transaction Documents, except as set forth in the Transaction Documents, the registration of the charges under the Floating Charge Agreement and the Fixed Charge Agreement and compliance with the Encouragement Law and applicable securities laws.

    (xiii)        Each Material Agreement (as defined below) is in full force and effect, is not subject to recession and, to the best knowledge of the Company, there are no existing circumstances which would reasonably be expected to materially modify the terms thereof. To the Company’s best knowledge, no third party is in default under any Material Agreement. A complete list of all of the Material Agreements is set forth in Schedule 4 (xiii). The Company is not in breach of any obligation under any Material Agreement.

        For the purposes of this Agreement, the term “Material Agreement” shall mean any agreement, understanding, instrument, contract, proposed transaction, judgment, orders, writ or decree to which the Company is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to the Company, exceeding $250,000 each, or (ii) intellectual property rights of the Company and/or the intellectual property rights of any third party (other than the license of the Company’s software and products, or those of Company’s suppliers, in the ordinary course of its business which do not fall within any other category herein and other than confidentiality or proprietary undertaking executed by the Company’s employees, consultants, former employees or former consultants), or (iii) distribution rights, or (iv) provisions restricting the development, manufacture or distribution of the Company’s products or services, or (v) restrictions or limitations on the Company’s right to do business or compete in any area or any field with any person, firm or company, or (vi) indemnification by the Company with respect to infringements of proprietary rights (other than those entered into in the Company’s ordinary course of business and which do not fall within any other category herein) or (vii) special approvals under the Companies Law. Notwithstanding the foregoing, “Material Agreement” shall not include non-disclosure agreements executed by the Company in the ordinary course of business.

        In addition to the representations and warranties made herein, together with each Disbursement Request, the Company shall provide to Plenus a certificate signed by the chief executive officer of the Company, certifying that since the date hereof and until the date of such Disbursement Request, no event or a series of events occurred which may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company or on the ability of the Company to comply with any of its material obligations under any of the Transaction Documents; provided, however, that if in Plenus’ opinion, actions taken by the Company may annul such adverse effect, Plenus shall notify the Company and allow it to take such actions within a period of time determined exclusively by Plenus and specified in said notice.

    5.        Reporting and Notice Rights; Appointment of an Observer.

     5.1        Reporting and Notices. Until the termination of this Agreement, the Company shall provide Plenus with the following: (i) audited, consolidated annual financial statements within ninety (90) days after the end of the fiscal year (including an audited annual balance sheet of the Company as at the end of the fiscal year and the statement of income and cash flow of the Company for the fiscal year then ended), (ii) unaudited but reviewed, consolidated, quarterly financial statements within forty five (45) days after the end of each quarter, (iii) such other data and information as Plenus may reasonably request, provided such data is reasonably available and not subject to confidentiality undertakings to third parties, (iv) at least five (5) business days advanced written notice of a merger or consolidation of the Company, a sale of any substantial portion of the assets or shares of the Company or any reorganization or restructuring of the Company having similar effects, or a distribution of dividends, and (v) at least five (5) business days advanced written notice of a firmly underwritten initial public offering of the Company’s shares pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 or pursuant to a registration statement filed with a similar authority under any other jurisdiction. Furthermore, and subject to execution of confidentiality undertakings Plenus shall have, at reasonable times and upon reasonable notice, full access to all books and records of the Company and shall be entitled to inspect the properties of the Company and consult with management of the Company regarding the same, to the extent necessary or advisable for the purpose of monitoring observance by the Company of its obligations under the Transaction Documents.

        Following the termination of this Agreement, and for as long as the Warrant is outstanding, the Company shall furnish to the Company true and complete copies of its annual and quarterly financial statements, simultaneously with furnishing same to any shareholders of the Company.

     5.2        Observer. During the term of this Agreement Plenus shall be entitled to nominate one (1) person on the Lenders’ behalf (the “Observer”), who shall be entitled, subject to signing a customary non-disclosure undertaking towards the Company, and subject to restrictions relating to attorney-client privilege, to attend all meetings of the Company’s Board of Directors (whether in person, telephonic or otherwise) in a non-voting observer capacity, concurrently with the members of the Company’s Board of Directors, and in the same manner and shall be entitled to receive notice of such meeting and a copy of all materials provided to such members in the context of such meetings. At the Company’s reasonable request, Plenus shall replace the Observer with an alternative nominee. The Observer shall be subject to the same fiduciary duties that shall apply to members of the Board of Directors, provided, however, that he shall not be deemed to have breached any such duty by relaying to a Lender information that may be pertinent to its interests under, or in connection with, this Agreement.

     5.3        Information. The Company acknowledges that the Lenders will likely have, from time to time, information that may be of interest to the Company (“Information”) regarding a wide variety of matters. Such Information may or may not be known by the Observer appointed by Plenus. The Company, as a material part of the consideration for this Agreement, agrees that the Lenders and the Observer shall have no duty to disclose any Information to the Company or permit the Company to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit the Lenders’ ability to pursue opportunities based on such Information or that would require the Lenders or the Observer to disclose any such Information to the Company or offer any opportunity relating thereto to the Company.

     5.4        Confidentiality.

    (a)        The Lenders acknowledge that the data and the information obtained by them from the Company or anyone on its behalf prior to or during the term of this Agreement which relate to the Company are confidential and agree that such data and information will not be disclosed by them to any third party nor exploited for other projects, investments or the like, without the prior written consent of the Company; provided, however, that the Lenders may disclose any data and information: (i) in connection with reports to their partners, investors, the Participants (as defined in Section 6 hereof) and/or the Co-lenders, and (ii) to their directors, officers and employees on a need to know basis; on the condition, in each such case, that the recipient of data or information shall undertake the same obligations as the Lenders undertake hereunder with respect to such data and information.

    (b)        Except as required under applicable law, no party shall be entitled to issue a press release relating to the terms of the Transaction Documents without obtaining the prior written consent of the other parties. The foregoing shall similarly apply to any other form of communication, public or nonpublic, including, but not limited to, announcements, conferences, advertisements, professional or trade publications, mass marketing materials etc.

    (c)        Notwithstanding the aforesaid (i) the Company may disclose the existence and/or terms of the Transaction Documents without obtaining the prior written consent of the Lenders in the course of a due diligence investigation and/or disclosure in connection with the sale of the Company’s securities, and (ii) the Lenders may publicly disclose the fact that a lending transaction in the amount of $10,000,000 between the Company and the Lenders has been consummated.

    (d)        The confidential undertakings hereunder shall survive termination of this Agreement.

    6.        Syndication.

Notwithstanding any of the provisions set forth herein, the Company acknowledges and agrees that the Lenders have notified it that they have syndicated the Loan to the Co-lenders and to the participants specified as such in Schedule 1 (the “Participants”), and that Plenus shall act as the lead manager of such syndication on behalf of the Lenders, the Co-lenders and on behalf of the Participants. Plenus hereby further represents and warrants to the Company that (a) the other Lender, the Co-lenders and the Participants have agreed that Plenus at its sole discretion shall determine (i) whether or not to realize any charges and/or pledges over the assets of the Company created for the benefit of the Lenders, the Co-lenders or the Participants; (ii) whether or not repayment of any amounts hereunder owed to the Lenders, the Co-lenders or the Participants are to be accelerated and whether or not an event of a default pursuant to any of the Transaction Documents has occurred, (iii) any other decisions that needs to be made with respect to any issue relating to the Transaction Documents, (b) Plenus has been appointed the attorney-in-fact on behalf of the Lenders, the Co-lenders and the Participants in connection with all of the foregoing, (c) the other Lender, the Co-lenders and the Participants have agreed not to take any action to the contrary, (d) the other Lender, the Co-lenders and the Participants have agreed that in the event that Plenus should give its consent under this Agreement, such consent shall bind them as well.

    7.        Miscellaneous.

     7.1        Further Action. The parties hereto shall perform such further acts and execute such further documents as, in Plenus’ and the Company’s opinion, may be reasonably necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected hereby. Without derogating from the generality of the foregoing, the Company shall comply with the terms of, and do all that is reasonably necessary to maintain in full force and effect, all authorizations, approvals, licenses and consents required by or under the laws and regulations of the State of Israel and any other applicable jurisdiction to enable it lawfully to enter into and perform its obligations under the Transaction Documents, and to ensure the legality, validity, enforceability or admissibility in evidence of all such documents.

     7.2        Governing Law. This Agreement shall be governed by, and construed according to, the laws of the State of Israel, without regard to the conflict of laws provisions thereof.

     7.3        Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

     7.4        Non-assignability. None of the rights or obligations set forth in, arising under, or created by, this Agreement may be assigned or transferred by the Company or a Lender without the prior consent in writing of the other party, which consent shall not be unreasonably withheld. Anything herein to the contrary notwithstanding, each Lender shall have the right to assign or transfer its rights and obligations under this Agreement, as long as such assignment or transfer is not to a competitor of the Company, to any of the following (each a “Permitted Transferee”): (i) any other entity which controls, is controlled by, or is under common control with, such Lender, (ii) if the Lender is a trustee or is appointed to act on behalf of others – to its beneficiaries, (iii) to the Co-lenders and Participants, or (iv) if the Lender is a general or limited partnership – to its partners and to affiliated partnerships managed by the same management company or managing general partner or to an entity which controls, is controlled by, or is under common control with, such management company or managing general partner. The foregoing in clauses (i)-(iv) above is subject to the assignee or transferee assuming in writing the obligations of the assignor or transferor under this Agreement. The limited right of a Lender to assign and transfer pursuant to this Section 7.4 shall also apply, mutatis mutandis, to each Permitted Transferee.

    7.5        Entire Agreement. The Transaction Documents constitute the full and entire understanding and agreement between the Company and the Lenders with regard to the subject matters thereof. The preamble, exhibits and schedules hereto constitute an integral part hereof.

     7.6        Fees and Taxes. The Company has agreed to share in and contribute a total amount of seventeen thousand dollars ($17,000), plus VAT, towards the legal fees and other expenses incurred by Plenus in connection with the transactions contemplated under the Transaction Documents which amount will be paid by the Company within seven (7) days of receipt of a tax invoice on or after the Closing Date. The Company shall also be responsible for all taxes and other compulsory payments to which the Lenders are, or shall be, subject under the Transaction Documents (other than taxes on the net income of the Lenders imposed in the jurisdiction in which its principal or lending office under this Agreement is located). Without derogating from the foregoing, the Company will pay the stamp tax applicable to the Transaction Documents and any document in connection therewith, including, without limitation, the Warrant Shares.

     7.7        Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and Plenus. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, under this Agreement, by law or otherwise, afforded to any of the parties, shall be cumulative and not alternative.

     7.8        Survival. All covenants made in this Agreement shall continue to remain in full force and effect for as long as this Agreement is still in effect pursuant to its terms. The Warrant issued to Plenus Technologies Ltd. hereunder shall survive the expiration or early termination, for whatever cause of reason, of this Agreement.

     7.9        Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied (faxed) or mailed by registered or certified mail, postage prepaid, or by electronic mail, or otherwise delivered by hand or by messenger as follows:

        if to the Company - to the Company's address set forth above, to the attention of Oz Desheh, CFO;

        if to a Lender - to its respective addresses, to the attention of the person, set forth in Schedule 1;

        or to such other address, or to the attention of such other person, with respect to a party as such party shall notify the other parties in writing as above provided. Any notice sent in accordance with this Section 7.9 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier (fax) or electronic mail, upon transmission and electronic confirmation of receipt or – if transmitted and received on a non-business day – on the first business day following transmission and electronic confirmation of receipt.

     7.10        Partial Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

    7.11        Currency. The term “dollars” appearing in this Agreement shall mean the legal currency of the United States of America, and all payments hereunder shall be made in such currency, unless otherwise agreed in writing by Plenus and the Company.

IN WITNESS WHEREOF the parties have signed this Loan Agreement in one or more counterparts as of the date first appearing above.

NEGEVTECH, LTD. By: /s/ Oz Desheh —————————————— Its. 10.11.05 ——————————————

——————————————

PLENUS II L.P. By: —————————————— Its. ——————————————

——————————————

PLENUS II (D.C.M.), LIMITED PARTNERSHIP By: —————————————— Its. ——————————————

SCHEDULE 1

THE LENDERS

Name	Participation in Loan

Plenus II, L.P.	*$8,288,000
Plenus II (D.C.M.), Limited Partnership	*$1,712,000

THE CO-LENDERS

Name and Address

1.	Plenus Technologies, Ltd.
16 Abba Eben Avenues
Herzliya Pituach
Israel
Attn: Shlomo Karako
Facsimile: (972-9) 958-6342

2.	Golden Gate Bridge Fund, L.P
16 Abba Eben Avenues
Herzliya Pituach
Israel
Attn: Shlomo Karako
Facsimile: (972-9) 958-6342

3.	Bank Leumi Le-Israel B.M.
24-32 Yehuda Halevi St.
Tel Aviv 65546
Israel
Attn: Shirit Turgeman
Business Division
Facsimile: (972-3) 5661872

THE PARTICIPANTS

1. The Investment Corporation of United Mizrachi Bank Ltd.
2. Union Bank of Israel Ltd.
3. Industrial Development Bank of Israel Ltd.
4. D. Partners (BVI)
5. CMA Technology Venture Partner Limited
6. D. Partners (ISR)
7. Israel Continental Bank Ltd.
8. Nessuah Zannex Ltd.
9. Mercantile Discount Bank Ltd.
10. Benleumi Provident Funds
11. Bank Leumi Le-Israel B.M.
12. Kahal Ltd.

* Includes the aggregate participation amount of the Co-lenders and all of the Participants.

Schedule 4

Disclosure Schedule

Corresponding to the

LOAN AGREEMENT

Dated as of October 11, 2005

By and Among

Negevtech Ltd.
(“Negevtech” or the “Company”)

and

The “Lenders” (as defined in the Loan Agreement)

The following information in any of the sections is provided for the purposes of disclosure pursuant to the Loan Agreement (the “Loan Agreement”) only, and does not grant, and should not be interpreted as granting, any rights to any third parties. Each section is intended to relate to the corresponding section of the Loan Agreement. Certain disclosure information may be categorized in one section and not another. When the same disclosure information would be required in more than one section of this Disclosure Schedule, Negevtech has used its reasonable efforts to include the disclosure information in each section or provide an appropriate cross-reference to the section in which the disclosure is contained, but any information described herein with respect to a particular section number of the Loan Agreement shall be deemed to be disclosed and incorporated into any other section under the Loan Agreement, if such matter relates to more than one section or subsection of the Loan Agreement and the level of particularity or manner of disclosure of the matter permits a reasonable person to find such disclosure relevant to such other sections or subsections.

All capitalized terms used in any of the sections and not otherwise defined shall have the meanings assigned to them in the Loan Agreement.

Unless otherwise indicated, all information included is provided as of the date of the Loan Agreement.

SCHEDULE OF EXCEPTIONS

Section 4(i):	Subject to laws affecting the rights and remedies of creditors.

Section 4(ii):	(a)	In connection with the Microscope loan (the outstanding amount of which is approximately US$1,500,000), the Company has (i) created a first-degree floating charge in favor of Bank Leumi le-Israel B.M. (the “Bank”), and (ii) signed a negative pledge in favor of the Bank. The Bank also has a pledge over a deposit in an amount of US$1,000,000. Such charges are reflected in the Financial Statements. In addition, the Company’s US subsidiary has provided the Bank with a guarantee with respect to the Company’s indebtedness to the Bank and the Bank has registered a fixed charge over the Microscope.

(b)	In connection with the January Loan, the Company has created (i) a first-degree floating charge in favor of Plenus Technologies Ltd. ("Plenus") and other lenders pari passu with the floating charge in favor of the Bank, (ii) a first degree fixed charge over the Company’s intellectual property in favor of Plenus and other lenders pari passu with the fixed charge in favor of the Bank. Upon the repayment of the January Loan and simultaneously with the registration of the charges pursuant to the Transaction Documents, the foregoing charges in favor of Plenus and the other lenders shall be released. The Company granted Plenus a warrant to purchase shares of the Company.

(c)	The Company extended the January Loan by three months (until October 2005) and granted Plenus an additional warrant to purchase shares of the Company.

(d)	On July 31, 2005 the Company granted its employee, Rami Sher, a loan in the amount of NIS 20,000.

(e)	The Company incorporated subsidiaries in Germany and Japan.

(f)	On September 13, 2005 the Company closed its Series BB Preferred Share financing (the “Financing”), by which US$23 million were invested in the share capital of the Company (US$14.4 million of which by way of conversion of convertible loans previously extended to the Company by its existing shareholders and affiliates thereof). An additional amount of US$3 million was used to purchase shares from the Company’s founding shareholders, Gadi Neumann and David Alumot (the “Founders”). In the framework of the Financing, the share capital of the Company was recapitalized, whereby all classes of Preferred Shares were converted into one class: Preferred AA Shares. Amendments were signed to the Transition Agreement between the Company and the Founders and to the Shareholders Rights Agreement. In addition, the Company adopted new Articles of Association (the “New Articles”) that replaced the existing Articles (“Former Articles”). A deferred investment of up to US$7 million may be held within 90 days from the closing of the Financing.

Section 4 (iv):	(a)	Pursuant to the Company’s Former Articles, the holders of Preferred Shares of the Company (and pursuant to the New Articles only such holders of Preferred Shares holding at least 2% of the issued and outstanding shares of the Company, on an as converted basis) and each of the Founders are entitled to participate (subject to certain exceptions) in any issuance of securities of the Company. All holders of Preferred Shares of the Company and the Founders have waived any pre-emptive rights they may have in connection with the Warrant and the Warrant Shares issuable upon exercise thereof. In addition, warrants issued to Plenus in connection with the Term Sheet signed by Plenus and the Company on September 12, 2005, were made an exception to the definition of “Additional Securities” for the purpose of pre-emptive rights and anti-dilution rights under the New Articles.

(b)	The issuance of the Warrant and the Warrant Shares, if any, are subject to the approval of the Investment Center at the Israeli Ministry of Industry, Trade and Employment. The Company received the Investment Center’s approval in principle on September 25, 2005.

Section 4 (v):	(a)	Please see Section 4 (ii) above.

(b)	The realization of the fixed charge as described in the Fixed Charge Agreement is subject to the terms of the Research Law.

(c)	SUBJECT TO ARRANGMENT WITH BANK LEUMI

Section 4 (vi):	(a)	In July, August and October 2004, the Company received letters from KLA–Tencor asserting that its 302 inspection system makes use of three KLA patents and requesting technical information regarding the 302 system. In response to these letters, the Company has identified certain limitations of the KLA patents that are absent from the 302 system. The Company also requested further clarification of KLA’s claims. The Company disputes KLA’s claims and is attempting to resolve these issues without resorting to litigation, although these assertions by KLA-Tencor could lead to patent litigation.

(b)	On August 27, 2004, Applied Materials, Inc. filed suit in the U.S. District Court for the Northern District of California alleging that the Company’s 302 inspection system infringes an Applied Materials’ patent (U.S. Patent No. 5,982,921) and seeking an injunction and unspecified damages. On October 12, 2004, the Company filed an amended answer to Applied Materials’ complaint and also filed counterclaims for declaratory judgment of non-infringement and invalidity. The Company disputes Applied Materials’ claims and further believes that some or all of the claims of the ‘921 patent are invalid.

On April 15, 2005, Applied Materials filed a motion for summary judgment that the Company is barred from challenging the validity of the ‘921 patent under the legal doctrine of assignor estoppel. On July 14, 2005, the Court granted Applied Materials’ motion. The Company, therefore, is barred from challenging the validity of the ‘921 patent in the California litigation. The Company is not barred, however, from seeking reexamination of the ‘921 patent by the United States Patent and Trademark Office (“PTO”).

On June 3, 2005, the Company filed with the PTO a request for reexamination of the ‘921 patent seeking reexamination of certain claims of the ‘921 patent. On June 10, 2005, Applied Materials asserted against the Company additional claims of the ‘921 patent that were not specifically addressed in the Company’s request for reexamination. On August 22, 2005, the Company filed with the PTO a second request for reexamination addressing the additional asserted claims. On August 25, 2005, the PTO granted the Company’s first request for reexamination, finding a “substantial new question of patentability” regarding seven of the asserted claims in the ‘921 patent. On Sept. 2, 2005, the Court stayed the California litigation on the ‘921 patent pending the PTO’s decision on the Company’s second request for reexamination, which addresses the four asserted claims that were not specifically addressed by the Company’s first request.

On September 1, 2005, Applied Materials indicated its intention to assert an additional patent against the Company. Applied Materials has not identified that patent. Applied Materials’ motion to amend its complaint to add another patent is scheduled to be heard by the Court on October 25, 2005.

Section 4 (vii):	(a)	Please see Section 4 (ii) above.

(b)	The Company has received and may in the future receive participations through the OCS. According to the provisions of the Law for the Encouragement of Industrial Research and Development, 5744-1984 and of Regulations promulgated thereunder (the “Research Law”) and their applicability to the Company, the following shall apply:

(a) Upon sales the Company is obligated to pay royalties to the State of Israel;

(b) The manufacture of any product developed as a result of any project so funded shall take place in the State of Israel unless the Research Committee of the OCS pursuant to the Research Law otherwise determines, subject to and pursuant to the Research Law; and

(c) The know-how derived from any project so funded may not be transferred to third parties without the approval of the Research Committee of the OCS subject to and pursuant to the Research Law.

(c)	Please see the Financial Statements.

(d)	Please see list of Material Agreements (Schedule 4(xiii).

(e)	Please see Section 4(vi) for patent litigation.

(f)	Please see Schedule 4(ix) (including the footnotes set forth therein).

Section 4 (viii):	(a)	Please see Section 4(vi) for patent litigation.

(b)	Please see Section 4(ii).

(c)	The Company decided not to pursue the following patent applications:

–	Multi Mode Inspection Method and Apparatus (USA and PCT)

–	Fiber Optical Illumination System (National phase of PCT/IL2004/000022 in Japan and China)

–	System for Detection of Wafer Defects (National phase of PCT/IL2004/000023 in Japan and China)

–	Divisionals of USSN 10/345,097.

(d)	The IP required by the Company to conduct its business includes readily and commercially available off-the-shelf software. This software is owned by third parties and would require the payment of fees or royalties.

(e)	On January 2, 2000 TICI Software Products Ltd. (“TICI”) and the Company entered into a Non-Disclosure and Non-Use Agreement (the “TICI NDA”). Under the Cooperation Agreement the Company entered into with TICI on February 15, 2000 (the “TICI Cooperation Agreement”), it was agreed that TICI would not be precluded from working for and with any other entity in the semi conductor industry, so long as the TICI NDA is not breached.

Under the TICI Cooperation Agreement the Company was granted a perpetual, worldwide, nonexclusive free license to use for any purpose and in any way the TICI Legacy Code, which shall remain the sole property of TICI.

Section 4 (ix):	(a)	See Section 4 (ii)(f) above.

(b)	Please see Schedule 4(ix) (including the footnotes set forth therein).

(c)	Please see the SRA with respect to registration of the Company’s securities.

(d)	See the New Articles with respect to the appointment and removal of the Company’s directors and rights with respect to the Company’s shares.

Pursuant to the Intel Side Agreement dated July 31, 2002, Intel is entitled to appoint a non-voting observer to the Board of Directors of the Company and all committees thereof.

Pursuant to the Loan Agreement dated January 14, 2005 between the Company and Plenus Technologies Ltd., Plenus is entitled to appoint a non-voting observer during the term of the Loan Agreement.

(e)	See Section 4(iv)(a) above.

(f)	SESO S.A. has provided Mr. Gad Neumann with a power of attorney to exercise all of its rights as a shareholder.

(g)	Proxies were executed in favor of the trustees under the Company’s Stock Option Plans by all grantees under such Plans.

(h)	The exercise of registration rights with respect to the Warrant Shares may require the filing with and the consent of certain regulatory agencies.

Section 4 (xi):	(a)	Negevtech Inc., a wholly-owned U.S. subsidiary.

(b)	Negevtech PTE Ltd. a wholly-owned subsidiary in Singapore. The Company’s Singapore subsidiary registered a branch in Taiwan.

(c)	Negevtech GmbH, a wholly-owned subsidiary in Germany.

(d)	A wholly owned subsidiary in Japan.

Section 4 (xii):	The exercise of registration rights with respect to the Warrant Shares may require the filing with and the consent of certain regulatory agencies.

The issuance of the Warrant and the Warrant Shares, if any, are subject to the approval of the Investment Center at the Israeli Ministry of Industry, Trade and Employment. The Company received the Investment Center’s approval in principle on September 25, 2005.

Schedule 4(i) – Current Articles of Association

THE COMPANIES LAW

A COMPANY LIMITED BY SHARES
AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF
NEGEVTECH LTD.

PRELIMINARY

(ii)	Reserved.

(iii)	In these Articles, unless the context otherwise requires:

These “Articles” – shall mean the Articles of Association of the Company as shall be in force from time to time.

“as converted basis” – shall mean assuming the theoretical conversion of all outstanding Preferred Shares and Ordinary-Preferred Shares into Ordinary Shares, at the then applicable conversion ratio.

“Board”or “Board of Directors” – shall mean the Board of Directors of the Company.

“Business Day” – shall mean a day on which commercial banks in Israel are open for business (including, for the avoidance of doubt, Fridays).

“Closing” – shall mean the date of Closing of the Poalim Agreement (as defined therein).

The “Company” – shall mean NEGEVTECH LTD.

The “Companies Law” – shall mean the Companies Law, 5759-1999 as shall be in effect from time to time and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Company.

The “Founders” – shall mean Dr. Gad Neumann and Mr. David Alumot.

“Genesis”– shall mean Genesis Partners II, L.D.C., Genesis Partners II (Israel) L.P. and their Permitted Transferees to which they transfer shares.

“Intel”shall mean Intel Atlantic, Inc., a corporation established and existing under the laws of the State of Delaware, USA.

The “Office” – shall mean the registered office of the Company as it shall be from time to time.

The term “Major Holder” shall mean a holder of at least 2.5% of the issued and outstanding shares of the Company, on an as converted basis and with respect solely to Article 14 – a holder of at least 2% of the issued and outstanding shares of the Company, on an as converted basis.

“Majority Preferred Shareholders” – shall mean the holders of the majority of the issued and outstanding Preferred Shares (calculated on an as converted basis).

“Ordinary Shares” – shall mean Ordinary Shares of the Company, par value NIS 0.01 each.

“Ordinary-Preferred Shares” – shall mean Ordinary-Preferred Shares of the Company, par value NIS 0.01 each.

“Original Issue Price” – shall mean: (i) with respect to the Series AA Preferred Shares, $2.81 per share, provided, that with respect to any Series AA Preferred Share issued following the Closing, the Original Issue Price shall be the price per share actually paid to the Company for such Series AA Preferred Share; (ii) with respect to the Series BB-1 Preferred Shares, $2.3194 per share; and (iii) with respect to the Series BB-2 Preferred Shares, $1.97149 per share, as such prices may be adjusted, for certain purposes set forth in these Articles, upon the occurrence of a Recapitalization Event.

“Orbotech”– shall mean Orbotech Technology Ventures L.P. and its Permitted Transferees to which it transfer shares.

“Permitted Transferee” – shall mean: (i) a person or entity that controls or is controlled by or is under common control with the respective shareholder; (ii) spouse, brothers, sisters, parents and children of the transferor or a trust for the benefit of the transferor and/or any of the foregoing, in the event the shares are held by individuals; (iii) in the case of any shareholder which is a limited or general partnership or a trust, to its partners (including retired partners) or beneficiaries and to affiliated partnerships managed by the same management company or managing (general) partner or by an entity which directly or indirectly controls, is controlled by, or is under common control with, such management company or managing or general partner; (iv) a trustee of the Company’s incentive plans may transfer to a beneficiary and vice versa.

The term “control” shall have the same meaning as designated to it under the Companies Law and shall also mean the possession, directly or indirectly, of more than 50% of the voting power or the right to appoint more than 50% of the members of the Board of Directors or the right to receive more than 50% of the distributed profit.

“Pitango”– shall mean Pitango Venture Capital Fund III (Israeli Sub) L.P., Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P., Pitango Venture Capital Fund III (Israeli Investors) L.P., Pitango JP Morgan Fund III (Israel), L.P., Pitango Principles Fund III (Israel) L.P., Pitango Venture Capital Fund III Trusts 2000 L.P. and their Permitted Transferees to which they transfer shares

The “Poalim Agreement” shall mean the Series BB Preferred Share Purchase Agreement dated September 13, 2005 between the Company and certain investors.

“Poalim Ventures” means Poalim Ventures Ltd., Poalim Ventures I Ltd. and Poalim Ventures II L.P., who shall be deemed Permitted Transferees of each other, and their Permitted Transferees to which they transfer shares.

“Preferred Shares” – shall mean Series AA Preferred Shares and Series BB Preferred Shares.

“Qualified IPO” or “QIPO” – shall mean the consummation of a firm commitment underwritten public offering of the Company’s shares, netting to the Company at least US$ 30,000,000 (Thirty Million), at an offering price per share in excess of 3 (three) times the Original Issue Price of the Series BB-1 Preferred Shares.

“Recapitalization Event” – shall mean any event of share combination or subdivision, distribution of bonus shares or any other similar reclassification, reorganization or recapitalization of the Company’s share where the shareholders retain their proportionate holdings in the Company.

The “Share Transfer Agreement” – shall mean that certain Share Transfer Agreement effective as of the Closing between the Company, the Founders and certain Purchasers (as defined therein).

“Series AA Preferred Shares” – shall mean Series AA Preferred Shares of the Company, par value NIS 0.01 each.

“Series BB Preferred Shares” – shall mean Series BB-1 Preferred Shares and Series BB-2 Preferred Shares.

“Series BB-1 Preferred Shares” – shall mean Series BB-1 Preferred Shares of the Company, par value NIS 0.01 each.

“Series BB-2 Preferred Shares” – shall mean Series BB-2 Preferred Shares of the Company, par value NIS 0.01 each.

“Star”– shall mean SVE Star Ventures Enterprises Gmbh & Co. No. IX KG., Star Management of Investments No. II (2000) L.P., SVM Star Ventures Managementgesellschaft mbH No. 3, Star Growth Enterprise, a German Civil Law Partnership (with limitation of liability) and their Permitted Transferees to which they transfer shares.

The “Star Agreement” – shall mean the Preferred Share Purchase Agreement dated May 2002 between the Company and certain investors.

“Transition Agreement” shall mean the Agreement dated as of December 26, 2004 between the Company and the Founders, as amended.

In these Articles, subject to this Article 2 and unless the context otherwise requires, expressions defined in the Companies Law, or any modification thereof in force at the date at which these Articles become binding on the Company, shall have the meanings so defined; and words importing the singular shall include the plural, and vice versa, and words importing the masculine gender shall include the female, and words importing persons shall include bodies corporate. The titles of the articles are not part of the articles.

For purposes of determining the availability of any right or the applicability of any limitation under these Articles, all Ordinary Shares and Preferred Shares entitled to such right or the application of such limitation held or acquired by affiliated entities or persons constituting Permitted Transferees of each other, shall be aggregated and such entities or persons shall be viewed as a single Shareholder.

In the event that an article that has been added to these Articles contradicts an original article found in these Articles – the article added shall take precedence.

(iv)	PRIVATE COMPANY

The Company is a private Company.

The right to transfer the shares of the Company shall be restricted in the manner hereinafter appearing;

The number of the shareholders of the Company (not including persons who are in the employment of the Company, and persons who, having been formerly in the employment of the Company were while in that employment and have continued after the termination of that employment to be shareholders of the Company) shall be limited to fifty, provided that, for the purposes of this provision, where two or more persons hold one or more shares in the Company jointly they shall be treated as a single shareholder; and

No invitation shall be issued to the public to subscribe for any shares or debentures or debenture stocks of the Company.

(v)	OFFICE

The Office of the Company shall be at such place as the Board shall from time to time designate

(vi)	THE CAPITAL

The authorized capital of the Company is comprised of NIS 755,700 divided into: 42,000,996 Ordinary Shares, par value 0.01 NIS per share, 1,569,004 Ordinary-Preferred Shares, par value 0.01 NIS per share, 15,000,000 Series AA Preferred Shares, par value 0.01 NIS per share, 13,000,000 Series BB-1 Preferred Shares, par value 0.01 NIS per share and 4,000,000 Series BB-2 Preferred Shares, par value 0.01 NIS per share.

(vii)	RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED SHARES AND ORDINARY-PREFERRED SHARES

The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Shares and on the Ordinary-Preferred Shares, are as set forth in these Articles.

The Ordinary-Preferred Shares shall have the same rights, preferences, privileges and restrictions granted to and imposed on the Ordinary Shares, except for the rights, preferences and privileges specifically granted to the Ordinary-Preferred Shares in these Articles.

(viii)	DIVIDEND PROVISIONS

Subject to Article 8 below, any dividends declared by the Company shall be distributed, subject to Article 30 below, between all holders of shares of the Company, pari passu, based upon the number of Ordinary Shares (on an as converted basis) held by any such holder.

(ix)	DIVIDEND AND LIQUIDATION PREFERENCE

Upon the happening of any of the following events:

any liquidation, dissolution or winding up of the Company, either voluntary or involuntary; or

any consolidation, or merger of the Company with or into another corporation following which the shareholders of the Company prior to such transaction do not hold following such transaction more than 50% of the outstanding shares and the voting power of the surviving corporation by virtue of their holdings in the Company prior to such transaction ("Merger"); or

any sale or transfer to another corporation of all or substantially all of the assets of the Company, or all or substantially all of the shares in the Company (other than to a wholly owned subsidiary of the Company or to a corporation in which the shareholders of the Company prior to the transaction hold more than 50% of the outstanding voting rights) ("Acquisition"); or

any distribution of dividends;

(any of the events described in sections (1) to (4) above shall be hereinafter referred to as a "Liquidation Event")

then the amount of declared dividends or any assets of the Company available for distribution in connection with, or the consideration received in, such Liquidation Event (hereinafter referred to as “Distribution Assets”) shall be distributed pursuant to the following order of preference:

the holders of the Series BB Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of all other equity securities of the Company by reason of their ownership thereof, an amount per Series BB Preferred Share equal to: (i) the applicable Original Issue Price for each Series BB Preferred Share, plus (ii) an amount equal to declared but unpaid dividends on each such Series BB Preferred Share , plus (iii) an amount equal to 8% return per annum, compounded annually, on the applicable Original Issue Price, for each BB Preferred Share to be calculated from the date of payment to the Company on account of such Series BB Preferred Share until such distribution, less (iv) any amount of dividend preference paid on account of such Series BB Preferred Share until such distribution (the “BB Preference Amount”). In the event that the Distribution Assets are not sufficient for distribution to the holders of the Series BB Preferred Shares pursuant to this subarticle (b), such Distribution Assets as are available for distribution, shall be distributed among the holders of the Series BB Preferred Shares pro-rata in proportion to the preferential amount each such holder is otherwise entitled to receive.

Following the payment in full of the BB Preference Amount, the holders of the Series AA Preferred Shares and the holders of Ordinary-Preferred Shares shall be entitled to receive prior and in preference to any distribution of any of the assets of the Company to the holders of all other equity securities of the Company by reason of their ownership thereof, an aggregate amount equal to the sum of: (i) the Original Issue Price for each Series AA Preferred Share, plus (ii) an amount equal to declared but unpaid dividends on each such Series AA Preferred Share, plus (iii) an amount equal to 8% return per annum, compounded annually, on the Original Issue Price for each outstanding Series AA Preferred Share to be calculated from the later of the date of payment to the Company on account of such Series AA Preferred Share or May 23, 2002 and until such distribution, less (iv) any amount of dividend preference paid on account of such Series AA Preferred Share and each Ordinary-Preferred Share until such distribution (the “Secondary Preference Amount”), such aggregate amount to be distributed among the holders of Series AA Preferred Shares and the holders of Ordinary-Preferred Shares such that: (x) holders of Series AA Preferred Shares shall receive out of the Secondary Preference Amount an amount equal to the Secondary Preference Amount multiplied by a fraction (the “Multiplier”) the numerator of which is the total number of the then outstanding Series AA Preferred Shares (for the avoidance of doubt, not on an as converted basis) and the denominator of which is such total number of then outstanding Series AA Preferred Shares plus 1.2764 times the total number of the then outstanding Ordinary-Preferred Shares (for the avoidance of doubt, not on an as converted basis) (“AA Secondary Preference Amount”), to be allocated among the holders of Series AA Preferred Shares pro rata, such that for each Series AA Preferred Share held by a holder of Series AA Preferred Shares such holder shall be entitled to an amount equal to the product of the Multiplier multiplied by the sum of: (i) the Original Issue Price for such Series AA Preferred Share, plus (ii) an amount equal to declared but unpaid dividends on such Series AA Preferred Share, plus (iii) an amount equal to 8% return per annum, compounded annually, on the Original Issue Price for such Series AA Preferred Share to be calculated from the later of the date of payment to the Company on account of such Series AA Preferred Share or May 23, 2002 and until such distribution, less (iv) any amount of dividend preference paid on account of such Series AA Preferred Share until such distribution, and (y) the holders of Ordinary Preferred Shares shall receive out of the Secondary Preference Amount an amount equal to the Secondary Preference Amount minus the AA Secondary Preference Amount, to be allocated among the holders of Ordinary Preferred Shares pro-rata based on the number of Ordinary-Preferred Shares held by them.

In the event that, following the payment in full of the BB Preference Amount, the remaining Distribution Assets are not sufficient for a full payment of the Secondary Preference Amount pursuant to this subarticle (c), then such remaining Distribution Assets shall be distributed among the holders of Series AA Preferred Shares and the holders of Ordinary-Preferred Shares in proportion to the amount they would have been entitled to receive had the Secondary Preference Amount been paid in full.

Thereafter, the holders of the Preferred Shares, the holders of the Ordinary-Preferred Shares and the holders of the Ordinary Shares shall be entitled to receive any remaining Distribution Assets available for distribution pro rata based on the number of Ordinary Shares (on an as converted basis) held by any such holder.

Notwithstanding the foregoing, if distribution of the Distribution Assets among all shareholders of the Company, pro-rata to the number of shares they hold on an as converted basis, will result in the holders of Series BB-1 Preferred Shares receiving in respect of each Series BB-1 Preferred Share they hold an amount of at least three (3) times the Original Issue Price of the Series BB-1 Preferred Shares, then the provisions of subarticles (b)-(d) above shall not apply and the Distribution Assets shall be distributed among all shareholders of the Company, pro-rata to the number of share they hold, on an as converted basis.

In the event of a Merger or an Acquisition in which the shareholders (and not the Company) are the intended recipients of the proceeds resulting therefrom (such as with a sale of shares transaction), no transfer of securities in accordance thereto will be considered valid, unless the provisions of the distribution preferences under this Article 8 shall apply.

Whenever the Distribution Assets are in securities or property other than cash, the value of such assets shall be the fair market value of such securities or other property as shall be determined by the Board, or by the liquidator in case of winding up. Such proceeds shall be made payable in US dollars unless any holder of fully paid share elects to receive such distributions in NIS. The NIS equivalent of the dollar value of any distribution shall be determined in accordance with the Representative Rate last published by the Bank of Israel prior to the date of the making of the distribution.

(x)	CONVERSION OF PREFERRED SHARES

The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

a.	Right to Convert.

(1)	Subject to Article 9(c), each fully paid Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such Preferred Share at the Office or any transfer agent for the Preferred Shares, into one fully paid and non-assessable Ordinary Share nominal value NIS 0.01 and the Company shall, at such time, issue to the holders thereof, for no additional charge (a portion of the premium paid for such Preferred Shares being attributed as payment on account of the nominal value of such additional Ordinary Shares – in the event that the then applicable law requires that shares are issued for no less than their nominal value and to the extent no other source available pursuant to the provisions of the then applicable law may be used for such purpose), such number of fully-paid and non-assessable Ordinary Shares as required so that the total number of Ordinary Shares so issued (i.e. including the Ordinary Share into which the Preferred Share was converted) will be equal to the number determined by dividing the Original Issue Price applicable to such Preferred Share by the Conversion Price (as defined below) at the time in effect for such share. In the event that the then applicable law requires that shares are issued for not less than their nominal value, and the aggregate nominal value of all such Ordinary Shares shall exceed the consideration paid to the Company with respect to such Preferred Share, the holder thereof shall pay the Company such excess nominal value to the extent no other source available pursuant to the provisions of the then applicable law (such as premiums paid for other shares of the Company) may be used for such purpose. The initial Conversion Price per share for the Series BB-1 Preferred Shares and Series AA Preferred Shares shall be the Original Issue Price of the Series BB-1 Preferred Shares and the initial Conversion Price for the Series BB-2 Preferred Shares shall be the Original Issue Price of the Series BB-2 Preferred Shares, provided, however, that the Conversion Price for the Preferred Shares shall be subject to adjustment as set forth in subarticles 9(c), 9(d) and 9(e).

(2)	Each Preferred Share shall automatically be converted into Ordinary Shares at the Conversion Price at the time in effect for such Preferred Share upon the earlier of: (A) a Qualified IPO, or (B) the written consent of the Majority Preferred Shareholders. The Series AA Preferred Shares shall also automatically be converted into Ordinary Shares as aforesaid upon the consent of the holders of at least sixty six percent (66%) of the issued and then outstanding Series AA Preferred Shares.

(b)	Mechanics of Conversion.

(1)	Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares such holder shall surrender the certificate or certificates therefor at the Office and shall give written notice to the Company of the election to convert the same (or any part thereof) and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for shares of Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter unless such notice states that conversion is to be effective on any later date or when any conditions specified in the notice have been fulfilled in which case conversion shall take effect on such other date or when such conditions have been fulfilled, issue and deliver at such office to such holder of Preferred Shares, or subject to the transfer restrictions contained in these Articles to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Shares to be converted, or on any later date or when any conditions specified in the notice have been fulfilled and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with a QIPO, the conversion may, at the option of any holder tendering Preferred Shares for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such sale of securities. In the event that the certificate(s) representing the Preferred Shares to be converted as aforesaid are not delivered to the Company, then the Company shall not be obligated to issue any certificate(s) representing the Ordinary Shares issued upon such conversion, unless the holder of such Preferred Shares notifies the Company in writing that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

(2)	A conversion of Preferred Shares pursuant to one of the events described in Article 9(a)(2) shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares.

(c)	Conversion Price Adjustments of Preferred Shares

Until the QIPO, the applicable Conversion Price of the Preferred Shares shall be subject to adjustment from time to time as follows:

(1)	During the period commencing on the Closing and ending on the earlier of (x) the QIPO or (y) 24 months following the Closing (the “Initial Period”), upon each issuance by the Company of any “Additional Securities” (as defined below) without consideration or for a price per share less than the applicable Conversion Price for any issued and outstanding Series BB Preferred Shares in effect immediately prior to the issuance of such Additional Securities, the applicable Conversion Price for any such issued and outstanding Series BB Preferred Share in effect immediately prior to each such issuance shall be adjusted to the price per share paid at such issuance.

(2)	With respect to the Series BB Preferred Shares during the period after the Initial Period and until the QIPO and with respect to the Series AA Preferred Shares during the Initial Period and thereafter until the QIPO, upon each issuance by the Company of any “Additional Securities” (as defined below), without consideration or for a price per share less than the applicable Conversion Price for any issued and outstanding applicable series of Preferred Shares in effect immediately prior to the issuance of such Additional Securities, the applicable Conversion Price for any such issued and outstanding series of Preferred Shares in effect immediately prior to each such issuance shall be adjusted to a price (calculated to the nearest ten thousandth of a US Dollar ($0.0001)) determined by dividing (1) the sum of (A) the total number of Ordinary Shares issued and outstanding prior to the issuance of such Additional Securities multiplied by the applicable Conversion Price of such series, as the case may be, in effect prior to the issuance of such Additional Securities, plus (B) the total amount of the consideration received by the Company for such Additional Securities by (2) the sum of the total number of Ordinary Shares issued and outstanding immediately prior to the issuance of such Additional Securities plus the number of such Additional Securities issued. For the purpose of the above calculation, the number of shares of Ordinary Shares issued and outstanding immediately prior to such issue shall be calculated on an as converted and fully diluted basis, as if all outstanding warrants, options or other rights for the purchase of shares or convertible securities had been fully exercised (and the resulting securities fully converted into Ordinary Shares, if so convertible) as of such date.

(3)	In the event that the full application of the anti dilution protection in subarticles 9(c)(1) and 9(c)(2) cannot be implemented mathematically, then the Series BB Preferred Shares shall have absolute priority over the Series AA Preferred Shares in implementation of the above, such that only the Series BB Preferred Shares shall be provided with the anti-dilution protection.

(4)	(A) No adjustments of any applicable Conversion Price shall be made in an amount less than ten thousandth of a US Dollar ($0.0001). No adjustment of any applicable Conversion Price pursuant to subarticles 9(c)(1) and (2) shall be made if it has the effect of increasing the applicable Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(B) In the case of the issuance of Additional Securities (as defined below) for cash, the consideration, for the purpose of subarticles 9(c)(1) and (2), shall be deemed to be the amount of cash received therefore before any payment of commissions, expenses and the like.

(C) In the case of the issuance of Additional Securities (defined below) for a consideration, in whole or in part other than cash, the consideration other than cash shall, for the purpose of subarticles 9(c)(1) and (2), be deemed to be the fair value thereof as determined, in good faith, by the Board of Directors.

(D) In the case of the issuance of options to purchase or rights to subscribe for Ordinary Shares, or securities by their terms convertible into or exchangeable for Ordinary Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities, the aggregate maximum number of Ordinary Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercise, including without limitation, the passing of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Ordinary Shares or upon conversion or an exchange of such convertible or exchangeable security shall be deemed to have been issued at the time of the issuance of such options, rights, or securities at a consideration equal to the consideration (determined in the manner provided in subarticle 9(c)(4)(B) and (c)(4)(C)), if any, received by the Company upon the issuance of such options or rights or securities plus any additional consideration payable to the Company pursuant to the term of such options or rights or securities (without taking into account potential antidilution adjustments) for the Ordinary Shares covered thereby, and the applicable Conversion Price shall be adjusted accordingly. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for such series of Preferred Shares to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely to be included in the numerator and denominator for purposes of determining the number of Ordinary Shares outstanding for purposes of Article 9(c)(2)) shall be recomputed to reflect the issuance of only the number Ordinary Shares (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, or upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. The number of Ordinary Shares deemed issued and the consideration deemed paid therefor shall be appropriately adjusted to reflect any change, termination or expiration of the type described in this Article 9(c)(4)(D).

(E) For purpose of subarticles 9(c)(1) and (2) hereof, the consideration for any Additional Securities shall be taken into account at the U.S. dollar equivalent thereof, on the day such Additional Securities are issued or deemed to be issued pursuant to subarticle 9(c)(4)(D).

(5)	“Additional Securities” shall mean any Ordinary Shares, options to purchase or rights to subscribe for Ordinary Shares, or securities which by their terms are convertible into or exchangeable for Ordinary Shares, or any securities convertible into or exercisable for any securities of the foregoing. Notwithstanding the foregoing, “Additional Securities” does not include:

(A)	Securities issued pursuant to a transaction described in subarticle 9(c)(6) hereof;

(B)	The issuance, pursuant to the approval of the Board, of Ordinary Shares or Options to purchase Ordinary Shares to employees, directors and bona-fide consultants; and

(C)	Securities issued pursuant to options, warrants or other rights outstanding on the Closing, provided that such options, warrants or other rights are reflected in the Capitalization Table attached as Schedule 2.2 to the Poalim Agreement, as well as any warrants to be granted to Plenus Technologies Ltd. in accordance with the ‘Venture Lending Term Sheet’ attached to the Poalim Agreement; and

(D)	Ordinary Shares issued upon conversion of Preferred Shares or Ordinary-Preferred Shares; and

(E)	Issuance of bonus shares, providing such bonus shares are issued to all the then existing shareholders, or shares issued pursuant to a rights offering in which all such shares are offered exclusively to existing shareholders; and

(F)	Shares issued in the acquisition of another company provided that the issuance of such shares is approved by the Board of Directors; and

(G)	Shares issued in connection with equipment leases, bank loans or secured debt financings approved by the Board of Directors provided the number of such shares issued shall not exceed 1% of the then issued and outstanding share capital of the Company on a fully diluted, as converted basis; and

(H)	Securities issued or issuable following written approval of Majority Preferred Shareholders in which they agree to waive their anti-dilution or pre-emptive rights (as the case may be) with respect to such specific issuance.

(I)	The issuance of Series BB-1 Preferred Shares in a Deffered Investment in accordance with the terms of Section 1.5 of the Poalim Agreement.

(6)	If the Company shall subdivide or combine its Ordinary Shares, the applicable Conversion Price shall be proportionately reduced, in case of subdivision of shares, as at the effective date of such subdivision, or if the Company shall fix a record date for the purpose of so subdividing, as at such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as at the effective date of such combination, or, if the Company shall fix a record date for the purpose of so combining, as at such record date, whichever is earlier.

(7)	Subject to the liquidation preference of the Preferred Shares as set forth in Article 8 above, if the Company at any time shall make a distribution of its assets to the holders of its Ordinary Shares as a dividend in liquidation or partial liquidation or by way of return of capital or other than as a dividend payable out of earnings or surplus legally available for dividends, each holder of Preferred Shares shall be entitled to receive without payment of any additional consideration, a sum equal to the amount of such assets as would have been payable to such holder as owner of that number of Ordinary Shares receivable by exercise of the conversion rights had such holder been the holder of record of such Ordinary Shares on the record date for such distribution; and an appropriate provision therefor shall be made a part of any such distribution.

(d)	Other Distributions

Subject to the liquidation preference of the Preferred Shares as set forth in Article 8 above, in the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in subarticle 9(c)(5) or if the Company at any time shall pay a dividend payable in additional Ordinary Shares or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional Ordinary Shares then, in each such case for the purpose of this subarticle 9(d), the holders of the Preferred Shares shall be entitled to receive such distribution, in respect of their holdings on an as-converted basis as of the record date for such distribution.

(e)	Recapitalizations

If at any time or from time to time there shall be a Recapitalization Event (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article 9 or Article 8) provisions shall be made so that the holders of the Preferred Shares shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of Ordinary Shares or other securities or property of the Company or otherwise, to which a holder of Ordinary Shares deliverable upon conversion would have been entitled immediately prior to such Recapitalization Event. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article 9 with respect to the rights of the holders of the Preferred Shares after such Recapitalization Event to the end that the provisions of this Article (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Preferred Shares) shall be applicable after that event in a manner as nearly equivalent as may be practicable.

(f)	No Impairment

The Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consideration, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of the Conversion Rights of the holders of Preferred Shares, but will at all times in good faith assist in the carrying out of all the provisions of this Article 9 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(g)	No Fractional Shares and Certificate as to Adjustments

(1)	No fractional shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares held by the holder and the number of Ordinary Shares issuable upon such aggregate conversion.

(2)	Upon the occurrence of each adjustment or readjustment of any applicable Conversion Price pursuant to this Article 9, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Preferred Share.

(h)	Notices of Record Date

In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall provide to each holder of Preferred Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)	Reservation of Shares Issuable Upon Conversion

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Ordinary Shares solely for the purpose of effecting the conversion of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

(xi)	CONVERSION OF ORDINARY-PREFERRED SHARES

(a)	Immediately following the Closing, each Ordinary-Preferred Share shall be convertible, at the option of the holder thereof, into one fully paid and non-assessable Ordinary Share nominal value NIS 0.01 (the “Converted Ordinary-Preferred Share”) and upon such conversion the Company shall issue to the holders thereof, for no additional charge (in the event that the then applicable law requires that shares are issued for not less than their nominal value, and the aggregate nominal value of all such Ordinary Shares shall exceed the consideration paid to the Company with respect to such Ordinary – Preferred Share, the holder thereof shall pay the Company such excess nominal value to the extent no other source available pursuant to the provisions of the then applicable law (such as premiums paid for other shares of the Company) may be used for such purpose) such number of additional fully-paid and non-assessable Ordinary Shares as required so that the total number of Ordinary Shares so issued (i.e. including the Ordinary Share into which the Ordinary – Preferred Share was converted) will be equal to the number determined by multiplying the Converted Ordinary-Preferred Share by 1.552794 (subject, however, to Article 9 (g)(i) above). Accordingly, the total number of Ordinary Shares into which the Ordinary-Preferred Shares may be converted (immediately following the Closing and the sale of the Founders’ shares pursuant to the Share Transfer Agreement) shall be 2,436,340.

(b)	The Ordinary-Preferred Shares shall be automatically converted into Ordinary Shares as aforesaid in the event of an automatic conversion of the Series AA Preferred Shares of the Company pursuant to Article 9(a)(2) above. The conversion of the Ordinary-Preferred Shares into Ordinary Shares upon the automatic conversion of the Series AA Preferred Shares shall not require the consent of the holders of Ordinary-Preferred Shares. The Ordinary-Preferred Shares shall also automatically be converted into Ordinary Shares as aforesaid upon the consent of the holders of at least sixty six percent (66%) of the issued and then outstanding Ordinary-Preferred Shares.

(d)	The applicable provisions of Article 9 (b) shall apply, mutatis mutandis, to conversions pursuant to sub-paragraphs (a) – (b) of this Article 10.

(e)	The provisions of subparagraphs (c)(6) and (7), (d) to (i) of Article 9 above shall apply with respect to the Ordinary-Preferred Shares, mutatis mutandis.

11.	VOTING RIGHTS

Subject to Article 58 below, each holder of Ordinary Shares, Ordinary-Preferred Shares and Preferred Shares shall be entitled to one (1) vote per Ordinary Share or Ordinary Share into which such Preferred Share or Ordinary-Preferred Share is convertible at the time of voting, whether in a vote by show of hands, secret ballot or written consent. Each holder of Preferred Shares and Ordinary-Preferred Shares shall vote together with the Ordinary Shares as a single class (except as otherwise expressly provided in these Articles or as required by law) and shall be entitled to notice of any general meeting of shareholders in accordance with these Articles. Fractional votes shall not be permitted and any fractional vote resulting from the conversion mechanism described above in these Articles shall be rounded up or down to the nearest whole number (with one-half (1/2) being rounded upward).

12.	PROTECTIVE PROVISIONS

a.	Until the QIPO, the Company shall not take any of the following actions without approval of the Majority Preferred Shareholders (which may be obtained by way of a written consent and shall not require the convening of a shareholders meeting for such purpose, unless required by applicable law):

(1)	any amendment to or modification of these Articles and/or the Memorandum of Association of the Company or any other action which would amend, change or modify the rights, preferences or privileges of the Preferred Shares.

(2)	declaration of any dividend;

(3)	the authorization of any share capital, or other rights or securities convertible into or exchangeable for share capital, or the conversion of any existing shares into shares, in each case with rights equal to or superior to the rights of the Preferred Shares;

(4)	any action or transaction which is outside the business of the Company as contemplated in the Updated Work Plan of the Company (as defined in the Poalim Agreement);

(5)	any transaction of the Company or of any subsidiary thereof, with either or both of the Founders, or with any entity affiliated with the Founder(s) in any way;

(6)	any action which effects a merger, reorganization, liquidation, disposition, acquisition or sale of the Company or of any subsidiary thereof, or any transfer of a material asset of the Company or of any subsidiary thereof, or the creation of or purchase of or into any entity;

(7)	any action which may alter or change the capital structure of the Company or of any subsidiary thereof, any action which effects a reclassification or recapitalization of the outstanding capital shares of the Company, and any increase in the registered share capital of the Company or of any subsidiary thereof;

(8)	the creation of any guarantee, mortgage, pledge or security interest in a material asset, or in all or substantially all of the assets of the Company or a subsidiary;

(9)	the replacement of the independent auditors to the Company, which in any event shall be one of the “big four”; and

(10)	the incurrence by the Company or by any subsidiary thereof of any indebtedness that shall exceed the sum of $250,000 (Two Hundred Fifty Thousand US Dollars), calculated on a cumulative basis in respect of any one transaction or in respect of a series of connected transactions;

(f)	Until the QIPO, the Company shall not issue any securities of any kind or options to purchase securities of any kind without the approval of the majority of the directors appointed by the holders of the Preferred Shares, provided however that shares issued upon the exercise of warrants, options, or other rights outstanding as of the Closing or the grant of options (and shares issued upon exercise of such options) under the Company’s incentive plans are not subject to such approval.

(g)	Any amendment or modification of the rights and obligations of the Founders set forth in Article 14 (Preemptive Rights), Article 29B(b) (Bring Along), Article 29C (No Sale) and Article 65(a)(1) (participation of the Founders in the Board) shall require the consent of at least one of the Founders.

(h)	Any amendment or modification of the rights and obligations of Intel set forth in Article 29(e) (Right of First Refusal), Article 29A (Co-Sale) and Article 29(B)(c) (Bring Along) and 65(c) (Directors) shall require the consent of Intel.

(i)	Any amendment to or modification of these Articles which would adversely amend, change or modify the rights, preferences or privileges of the Ordinary-Preferred Shares shall require the consent of the holders of at least 66% of the Ordinary-Preferred Shares.

Furthermore, the authorization of any additional shares of Ordinary-Preferred Shares or any rights or securities convertible into or exchangeable for Ordinary-Preferred Shares, or the conversion of any other class of shares into Ordinary-Preferred Shares or the unification of the Ordinary-Preferred Shares with another class of shares shall require the consent of the holders of at least 66% of the Ordinary-Preferred Shares.

Notwithstanding the aforesaid, any amendment, modification, termination or waiver of the provisions of these Articles that applies to the rights of the holders of Ordinary-Preferred Shares in the same proportional manner and without treating them proportionally different from the Series AA Preferred Shares, shall not require the consent of the holders of the Ordinary-Preferred Shares. For illustration purposes, any change, including cancellation, of the Secondary Preference Amount, but not the manner of allocation of the Secondary Preference Amount between the holders of the Series AA Preferred Shares and the holders of the Ordinary-Preferred Shares as set forth in Article 8(c), shall not require the consent of the holders of the Ordinary-Preferred Shares.

(j)	Until the QIPO, the Company shall not take, without the consent of the holders of at least a majority of the issued and outstanding Preferred Shares of the affected class, an action that amends or modifies the rights attached to such class of Preferred Shares, provided however that (a) the authorization or issuance of a new class of shares with preferential rights, or (b) a change, waiver of other modification that applies to the rights of the Preferred Shares in the same proportional manner and without treating a certain series proportionally different from the other series, in each case – that was approved by holders of a majority of the issued and outstanding Preferred Shares, shall not be deemed a change hereunder.

(k)	Until the QIPO, the Company shall not take, without the consent of the holders of at least a majority of the issued and outstanding Series BB Preferred Shares (which must include also the affirmative consent of the holders of at least 70% of the Series BB-1 Preferred Shares that were issued at the Closing (including at the Deferred Investment Date as defined in the Poalim Agreement) to investors who were not shareholders of the Company immediately prior to the Closing or affiliates or Permitted Transferees of such shareholders,(the “Special BB Consent”)) an action that effects (i) any change or waiver of rights of the Series BB Preferred Shares that does not apply to the rights of all Preferred Shares in the same proportional manner and that treats a certain series proportionally differently from the other series; (ii) any waiver of liquidation preferences, anti-dilution, board representation or information rights of the Series BB Preferred Shares, (iii) an IPO, merger or the sale of all or substantially all of the Company’s shares or assets, unless, in each such case, the applicable IPO or transaction reflects a price per share of more than two times the Original Issue Price of the Series BB-1 Preferred Shares (a “Qualified Transaction”), or (iv) conversion of the Series BB Preferred Shares, other than as part of, and conditioned upon the closing of, a Qualified Transaction.

(l)	The required consents as set forth in Articles 12(a) – (g) above shall also apply to any action taken by any wholly owned subsidiary of the Company.

13.	ALLOTMENT OF SHARES

Subject to the provisions of Articles 12 and 14, the authorized but unissued shares shall be under the control of the Board of Directors, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including, inter-alia, terms relating to calls as set forth in Article 31 hereof), and either at par or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board of Directors may think fit, and the power to give any person the option to acquire from the Company any shares, either at par or at premium, or subject as aforesaid, at a discount, during such time and for such consideration as the Board of Directors may think fit.

14.	PREEMPTIVE RIGHTS

(m)	Until the QIPO, the provisions of this Article 14 shall apply:

(1)	Any Additional Securities (as defined in Article 9 above) to be issued by the Company (the “Offered Securities”) shall first be offered by the Board of Directors by written notice to each Major Holder and Founder, for as long as such Founder holds shares in the Company (for purposes of this Article 14, the “Offerees”). The number of Offered Securities offered to each Offeree shall be the result of the multiplication of the Offered Securities by a fraction: (i) the numerator of which shall be the total number of outstanding Ordinary Shares of the Company (on an as-converted basis) held by such Offeree as determined prior to the offer made pursuant to this Article 14, and (ii) the denominator of which is the total number of outstanding Ordinary Shares of the Company (on an as-converted basis), as determined prior to the offer made pursuant to this Article 14.

(2)	The Company shall provide each Offeree with a Notice (the “Notice of Offer”) specifying the number of Offered Securities he is entitled to purchase and which shall state the terms of the proposed issuance, and any such Offeree may accept such offer, as to all or any part of the Offered Securities so offered to him, by giving the Company written notice of acceptance within twenty (20) days after being served with such Notice of Offer; provided, however, that the Founders may only exercise such right for their own benefit through their available funds, provided that if the purchase by such Offeree is being effected prior to, or concurrently with such issuance of Offered Securities (rather than subsequent thereto) then such Offeree shall be obligated to consummate the purchase of such Offered Securities only if the Company consummates the sale of the balance of the Offered Securities pursuant to the terms described in such Notice of Offer

(3)	Any and all preemption rights set forth in this Article 14, may be exercised by a Permitted Transferee of a Major Holder instead of by such Major Holder if such Major Holder so notifies the Company in writing.

(n)	Any Offered Securities not subscribed for by the Offeree as aforesaid, shall be under the control of the Board of Directors and may be issued without regard to this Article 14, except to the extent that said Offered Securities may not be allotted on terms more favorable to the purchaser than those offered pursuant to this Article 14. In the event the Offered Securities are not acquired by the expiration of 120 days from the date of expiration of the twenty (20) day period referred to in Article 14(a)(2), they may not be issued except by compliance with the provisions of Article 14.

15.	REGISTERED HOLDER

b.	If two or more persons are registered as joint holders of a share they shall be jointly and severally liable for any calls or any other liability with respect to such share. However, with respect to voting, power of attorney and furnishing notices, the one registered first in the register of shareholders, insofar as all the registered joint holders shall not notify the Company in writing to relate to another one of them as the sole owner of the share, as aforesaid, shall be deemed to be the sole owner of the share.

(o)	In the case that two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies in connection with the share and the Company shall be permitted to pay all the dividends or other monies due with respect to the share to one or more of the joint holders, as it shall choose.

(p)	Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in, such share, on the part of any other person.

16.	SHARE CERTIFICATE

c.	A shareholder shall be entitled to receive from the Company without payment, one certificate that shall contain that number of shares registered in the name of such shareholder, their class and serial numbering. However, in the event of joint holders holding a share, the Company shall not be obligated to issue more than one certificate to all of the joint holders, and the delivery of such a certificate to one of the joint holders shall be deemed to be a delivery to all of the joint holders.

(q)	Each certificate shall carry the signature or signatures of a director or such other persons appointed by the Board of Directors for this purpose and the rubber stamp or the seal of the Company.

(r)	If a share certificate is defaced, lost or destroyed, it may be replaced upon payment of such fee, if any, and on such terms, if any, as to evidence and indemnity as the Board of Directors may think fit.

17.	MODIFICATIONS OF SHARE RIGHTS

If at any time the share capital is divided into different classes of shares (unless otherwise provided for by the terms of issue of the shares of that class) it shall be permitted, subject to the provisions of Article 12 above, to change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions and provisions attached at that time to one or more of the classes by a resolution of the general meeting of the shareholders of the Company, without the need for any separate class vote or class meeting.

It is hereby clarified that any resolution required to be adopted pursuant to these Articles by the consent of a separate class of shares, whether by way of a separate general meeting of such class or by way of written consent, shall be given by the holders of shares of such class entitled to vote or give consent thereon and no holder of shares of a certain class shall be banned from voting or consenting by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. A shareholder shall not be required to refrain from participating in the discussion, voting and/or consenting on any resolution concerning an amendment to any class of shares held by such shareholder, due to the fact that such shareholder may benefit in one way or another from the outcome of such resolution.

Without derogating from the need to receive any consents or approvals required pursuant to Article 12, it is hereby clarified and agreed that the enlargement of an existing class of shares, or the issuance or allotment of additional shares thereof, or the creation of additional shares of that class as a result of conversion of shares from another class or unification with another class, shall not be deemed, for purposes of these Articles, to amend, change, vary, modify or abrogate the rights attached to the previously issued shares of such class or of any other class.

PLEDGE

18.	The Company shall have a lien and first pledge on all the shares, not fully paid, registered in the name of any shareholder (whether registered in his name only or together with another or others) and on the proceeds from the sale thereof, for any amount still outstanding with respect to that share, whether presently payable or not. Such a pledge shall exist whether the dates of payment or fulfillment or execution of the obligations, debts or commitments have become due or not, and shall apply to all dividends that shall be decided upon from time to time in connection with these shares. No benefit shall be created with respect to this share based upon the rules of equity which shall frustrate this pledge, however the Board may declare at any time with respect to any share, that it is released, wholly or in part, temporarily or permanently, from the provisions of this article.

19.	The Company may sell, in such manner and at such time as the Board thinks fit, any of the pledged shares, but no sale shall be made unless the date of payment of the monies or a part thereof has arrived, or the date of fulfillment and performance of the obligations and commitments in consideration of which the pledge exists has arrived, and after a written request has been furnished to the shareholder or person who has acquired a right in the shares, which sets out the amount or obligation or commitment due from him and which demands their payment, fulfillment or execution, and which informs the person of the Board’s desire to sell the shares in the event of non-fulfillment of the notice, and the person has not fulfilled his obligation pursuant to the notice within seven days after the notice has been sent to him.

20.	The net proceeds of such sale after payment of the costs thereof, shall be applied in payment of such sum due to the Company or to the fulfillment of the obligation or commitment (including debts, liabilities and engagements which have not yet fallen due for payment or satisfaction), and the remainder (if there shall be any) shall be paid to the shareholder or to the person who has acquired a right in the share sold pursuant to the above.

21.	After execution of a sale as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the buyer’s name in the register of shareholders as the owner of the sold shares and it shall not be the obligation of the buyer to supervise the application of monies nor will his right in the shares be affected by a defect or illegality in the sale proceedings after his name has been registered in the register of shareholders with respect to those shares. The sole remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

TRANSFER OF SHARES AND THE MANAGEMENT THEREOF

22.	Each transfer of shares shall be made in writing in the form appearing herein below, or in a similar form, or in any form as to be determined upon by the Board from time to time, such form shall be delivered to the Office together with the transferred share certificates and any other proof the Board shall require, if it shall so require, in order to prove the title of the transferor. The instruments and documents notifying the Company with respect to the transfer are a prerequisite to the effectuation of such transfer. Notwithstanding the above, any transfer of shares to any person or entity that is not at the time of transfer a shareholder of the Company and that competes with the Company, directly or indirectly, in the field of optical inspection or metrology for semiconductors or the transfer of shares which have not been fully paid up will require the consent and approval of the Board of Directors, except if such transfer is to a Permitted Transferee.

Deed of Transfer of Shares

I, ____________ of _____________ in consideration of the sum of NIS ________ (New Israeli Shekels) paid to me by ______________, of ____________ (hereinafter called “the said transferee”) do hereby transfer to the said transferee ___________ share (or shares) having par value of NIS ________ each one numbered ____ until ____ inclusive in Negevtech Ltd., to hold unto the said transferee, his executors, administrators, and assigns, subject to the conditions on which I held the same at the time of the execution hereof; and I, the said transferee, do hereby agree to accept the said share (or shares) subject to the conditions aforesaid. As witness we have hereunder set out hands the ______ day of _________ 20__.

Transferee	Transferor

Address	Address

23.	The deed of share transfer shall be executed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the register of shareholders in respect thereof.

24.	The Company shall be permitted to demand a fee for registration of transfer, in a reasonable rate as to be determined by the Board from time to time, with the exception of transfers to Permitted Transferees.

25.	The Register shall be closed for a period of seven (7) days before every ordinary general meeting of the Company.

26.	Upon the death of a shareholder, the remaining holders (in the event that the deceased was a joint holder in a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation with respect to the share that he held jointly with any other holder.

27.	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation of a shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right, either to be registered as a shareholder in respect of the share upon the consent of the Board or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in these Articles with respect to transfers.

28.	A person becoming entitled to a share because of the death of a shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share, but he shall not be entitled to receive notices with respect to Company meetings or to participate or vote therein with respect to that share, or aside from the aforesaid, to use any right of a shareholder, until he has been accepted as a shareholder with respect to that share.

29.	RIGHT OF FIRST REFUSAL

d.	Until the QIPO, a shareholder in the Company shall not be permitted to make any Transfer (as hereinafter defined) of his shares in the Company, other than to a Permitted Transferee, except pursuant to the following provisions set forth below.

For the purposes of this Agreement, the term “Transfer” shall mean any sale, assignment, transfer, hypothecation or other encumbrance or disposition of in any way.

(s)	A shareholder, desirous of making any Transfer of the shares held by him to others, in whole or in part (hereinafter the “Transferor”) shall be obligated to offer them first to the Offerees (as defined in Article 14 above), by giving notice in writing to such Offerees (hereinafter “Sale Notice”).

(t)	In the Sale Notice the Transferor shall mention the number of shares he wishes to Transfer (hereinafter the “Offered Shares”), the price forming the consideration for the Offered Shares, the name of the transferee (the “Transferee”) and the other conditions of the sales.

(u)	The Sale Notice shall be irrevocable unless all of the Offerees agree otherwise.

(v)	Each of the Offerees may inform the Transferor in writing within 21 Business Days from the date of receipt of the Sale Notice as to his/her intention to purchase that number of Offered Shares, in whole or in part, which is the result of the multiplication of the Offered Shares by a fraction: (i) the numerator of which is the number of Ordinary Shares (on an as-converted basis) of the Company held by such Offeree and (ii) the denominator of which is the total number of outstanding Ordinary Shares (on an as-converted basis) held by all Offerees (hereinafter the “Offeree’s Offered Shares”), the purchase of which shall be at the purchase price and in accordance with the payment conditions as provided for in the Sale Notice (hereinafter the “Purchase Notice”). An Offeree who has submitted a Purchase Notice shall be referred to hereinafter as “Buyer”. Notwithstanding the foregoing, Intel (to the extent it is a Major Holder) shall be required to provide the Transferor with a Purchase Notice within 10 days of receipt of the Sale Notice and, in the event Intel is the Transferor, the Offerees will be required to provide Intel with a Purchase Notice within 10 days of receipt of the Sale Notice.

(w)	Thereafter, the Transferor shall give each Buyer who has fully exercised his rights pursuant to Article 29(e) a written notice (the “Excess Notice”) stating the amount of Offered Shares with respect to which no Purchase Notice was submitted (hereinafter referred to as “Excess Offered Shares”) and each such Buyer shall be entitled, subject to Article 29(j) below, provided he so notifies the Transferor in writing (the “Excess Reply Notice”), such Excess Reply Notice to be received by the Transferor within 7 Business Days following the delivery by the Transferor to such Buyer of the Excess Notice, to purchase any or all of such Excess Offered Shares.

(x)	If by the end of the time referred to in Articles 29(e) and 29(f) above no Purchase Notices have been received by the Transferor or the Transferor has received Purchase Notices with respect to a total number of shares that is less than the number of Offered Shares, the Transferor may, within 30 days from the expiration of the time for submission of the Purchase Notices or, in the event that Article 29(f) applies, the Excess Reply Notice, sell all (but not less than all) of the Offered Shares to the Transferee and/or to any Buyer that submitted a Purchase Notice and, if applicable, an Excess Notice, up to the number of shares requested to be purchased by such Buyer (though he shall be under no obligation to do so) at a price not less than the price mentioned in the Sale Notice (as linked to the representative rate of the U.S. dollar from the day of the furnishing of the notice to the date of sale in fact) and upon all other conditions not less favorable to the Transferor than those provided for in the Sales Notice.

(y)	If the Transferor shall not transfer the Offered Shares as aforesaid, within the period of time specified in Articles 29(e), (f) and (g) above, he shall be obligated, before selling the Offered Shares to another, to offer them again to the Offeree in accordance with the aforementioned procedure, and such procedure shall apply to any further offer.

(z)	If there have been received Purchase Notices and, if applicable, Excess Reply Notices, for a total number of shares equal to the number of Offered Shares, then every Buyer shall buy the number of shares as mentioned in the Purchase Notice and, if applicable, the Excess Reply Notices, he has submitted.

(aa)	If Purchase Notices and Excess Reply Notices shall have been received for a total number of shares greater than the number of Offered Shares, the Buyers may acquire shares in a manner proportionate to the share capital of the Company held by them at that time, as determined in accordance with Article 29(e) above. However, no Buyer shall be required to buy a greater number of shares than the number provided for in the Purchase Notice and, if applicable, the Excess Reply Notice, submitted by him and upon the allocation to him of the full number of Offered Shares so requested by him in the Purchase Notice, such Buyer shall be disregarded for the purpose of any further allocation of the remaining Excess Offered Shares.

(bb)	In every one of the events referred to in Articles 29(e), 29(f), 29(g), 29(h), 29(j) and 29(i) the Transferor shall send within five (5) days after the last date for the submission of each of the Purchase Notices and the Excess Reply Notices to each of the Buyers, a notice accompanied by the copies of all Purchase Notices received by the Transferor of either non-acceptance of the offer pursuant to the Sale Notice or the acceptance thereof (hereinafter the “Acquisition Notice”).

(cc)	After receipt of the Acquisition Notice notifying acceptance, each Buyer shall purchase from the Transferor, and the Transferor shall sell and transfer to such Buyer the number of shares referred to in such notice according to the terms of the Sale Notice (other than in circumstances set forth in Article 29(g) above, in which case the provisions of said Article 29(g) will apply). Upon the transfer to Buyer such shares must be free and clear of any liens or encumbrances unless otherwise specified in the Sale Notice. The Transferor and such Buyer shall each have all remedies for breach of contract available under applicable laws in connection with the transactions set forth in this Article 29.

(dd)	Any Transfer of shares by any Offeree pursuant to the exercise of its co-sale rights under Article 29A shall not give the other Offerees additional rights of first refusal and shall be deemed to have been part of the Offered Shares and included in the Sale Notice to the extent that the number of the shares being Transferred has not changed as a result of the exercise of co-sale rights. To the extent such number has changed, the provisions hereof shall apply to the transaction again, ab initio, and the Transferor shall give a new Sale Notice hereunder.

29A	CO SALE

Should any holder of Preferred Shares (other than Intel) or holder of Ordinary-Preferred Shares (“Selling Shareholder”) wish to make a Transfer, other than to a Permitted Transferee, then each of the holders of Preferred Shares and Ordinary-Preferred Shares other than Intel (the “Entitled Shareholders”) shall have the right to participate in the Selling Shareholder’s Transfer of such Offered Shares, in accordance with this Article 29A, pursuant to the specified terms and conditions stated in the Sales Notice, provided that an Entitled Shareholder who is also an Offeree for purposes of Article 29 above shall be entitled to elect whether to exercise its rights under either Article 29 or Article 29A and shall not be entitled to contingently exercise its rights under both such articles. Each of the Entitled Shareholders shall be entitled, upon written notice to the Selling Shareholder within twenty-one (21) Business Days after receipt of the Sales Notice (“Participating Preferred Shareholders”), to sell to the Transferee up to that number of the Shares in the Company owned by such Participating Preferred Shareholder (the “Equity Shares”) determined by multiplying the total number of Offered Shares times a fraction the numerator of which is the number of Ordinary Shares owned by such Participating Preferred Shareholders (on an as-converted basis) and the denominator of which is the total number of Ordinary Shares owned by all Participating Preferred Shareholders (on an as-converted basis) and the Selling Shareholder. Such written notice shall indicate, subject to the terms of this Article 29A, the number of Shares that the Participating Preferred Shareholder intends to transfer to the Transferee. At the closing of the sale of the Offered Shares to the Transferee, the Selling Shareholder shall transfer his shares to the Transferee only if the Transferee concurrently therewith purchases, on the same terms and conditions specified in the Article 29A Notice, all of the Shares as to which participation notices have been delivered.

29B	BRING ALONG

(a)	At any time prior to the Company’s QIPO, in the event that:

Shareholders holding 60% (sixty percent) or more (the “Threshold Percent”) of the Company’s issued and outstanding shares, on an as converted basis (the “Proposing Shareholders”) accept an offer to affect a Merger or Acquisition (the “Offer”); and

Such Merger or Acquisition is conditioned upon the consent and/or sale of all of the remaining issued shares of the Company; then all remaining shareholders (the “Non Proposing Shareholders”) will be required, if so demanded by the Proposing Shareholders, to vote in favor of, execute the relevant documents, and otherwise take all necessary and reasonable actions relating to such Offer, including to sell their shares upon the same terms and conditions as in the Offer made to the Proposing Shareholders and the proceeds shall be allocated in accordance with the provisions of Article 8, provided however, that absent the written consent of the holders of the majority of the outstanding Series BB Preferred Shares (which must include also the Special BB Consent), the holders of the Preferred Shares shall not be forced to take any actions or sell their shares as aforesaid, if the Merger or the Acquisition does not reflect a Company price per share of more than two times the Original Issue Price of the Series BB-1 Preferred Shares. In the event that the Threshold Percent is met, any sale, assignment, transfer, pledge, hypothecation, mortgage, disposal or encumbrance of the Shares by the Non Proposing Shareholders other than in connection with the Offer, shall be absolutely prohibited.

(b)	Any sale, transfer or exchange of the shares or all or substantially all of the assets of the Company pursuant to Article 29B(a) above which gives rise to a tax liability of either of the Founders (any such transaction, a “Taxable Transaction”) will be dealt with in one (1) of the following two (2) ways:

(1)	if the Taxable Transaction is a bona fide transaction with a third party unrelated to the Company or any of its directors or shareholders, the Taxable Transaction shall be contingent, unless otherwise agreed by the Founders, upon the Taxable Transaction’s including the receipt by each of the Founders of (A) cash or liquid assets reasonably acceptable to the Founders, in either case not subject to transfer prohibition and in an amount sufficient to pay each Founder’s tax liability, if any, in connection with the Taxable Transaction or (B) a loan as described in Article 29B(b)(2) below; or

(2)	in any other event, such transaction shall be contingent, unless otherwise agreed by the Founders, upon the Taxable Transaction’s providing for a loan to each of the Founders in an amount sufficient to pay his tax liability, if any, in connection with the Taxable Transaction, such loan to be linked to the U.S. Dollar but without interest and repayable upon the sale of each Founder of the shares or other non-cash consideration received by him in the Taxable Transaction, and to be non-recourse other than in respect of such shares or other non-cash consideration received by the Founders in the Taxable Transaction.

(c)	Notwithstanding the foregoing, the obligation of Intel to sell its shares (the “Transaction”) pursuant to this Article 29B shall be subject to the satisfaction of each of the following conditions:

(i)	Form of Consideration. Intel shall not be required to accept any consideration for its shares other than cash or freely tradeable equity securities (subject to a lock-up period of no more than 90 days following the issuance of such securities to Intel) which have been admitted to or listed upon (i) the Official List of the UK Listing Authority or (ii) the New York or American Stock Exchange or the NASDAQ National Market in the United States of America or (iii) the Neuer Markt or (iv) Euronext Paris S.A. or (v) such other stock exchange as Intel may agree.

(ii)	Equal Consideration. Subject to section (iii) below, upon the consummation of the Transaction, all of the holders of Preferred Shares will receive the same form and amount of consideration per Preferred Share, respectively, taking into account any liquidation preference to which the holders of Preferred Shares are entitled, and if any holders of Preferred Shares are given an option as to the form and amount of consideration to be received, all holders will be given the same option.

(iii)	Costs/Expenses. Intel shall not be required to incur any costs or expenses (without limitation whether by way of out of pocket expenses or by way of set off) in connection with the Transaction except its pro rata share of any costs incurred for the benefit of all of the Company’s shareholders and for which Intel has agreed in writing to be responsible in advance of such costs being incurred. For the avoidance of doubt Intel shall be solely responsible for any costs that it decides to incur including the costs of its own counsel.

(iv)	Representations, Warranties and Indemnities. The only representations, warranties or indemnities that Intel shall be required to make in connection with the Transaction are representations, warranties and indemnities concerning (i) legal ownership of the Company’s securities to be sold by Intel (the “Intel Securities”), and (ii) the corporate authority of Intel to convey title to the Intel Securities, and the ability to do so free and clear of liens, encumbrances or adverse claims (the “Intel Required Obligations”). The Intel Required Obligations shall be in the same form as those to be given by each of the other shareholders of the Company and shall be given by Intel on a several (but not joint) basis only.

(v)	Liability. Intel shall not accept, assume or be deemed to have assumed any joint, or joint and several, liability with any other shareholder(s), the Company or any other party, with respect to any representation, warranty, indemnity, covenant or combination thereof made by such other shareholder(s), the Company or other party in connection with the Transaction. Intel’s liability shall in any event be limited to the amount of consideration actually received by Intel in cleared funds.

(vi)	Escrow and Liability upon Escrow. In the event that consideration for any of the shares in the Company is to be placed in escrow (the “Escrow Amount”), such Escrow Amount will not exceed 15% of the total consideration payable to all shareholders of the Company and that the Escrow Amount, to the extent that no claim has been made against it and for such amount as might remain following such claim, will be released to the shareholders at the latest three (3) months following the end of the acquiring company’s first accounting period after the consummation of the transfer of Intel’s shares or eighteen (18) months after the consummation of such transfer (the later of the two). Intel’s liability shall be limited to its pro rata share of the Escrow Amount (Intel’s pro rata share to be calculated on the basis of the consideration due to Intel as a proportion of the aggregate consideration due to all shareholders in the Company). For the avoidance of doubt, the Escrow Amount may be used to satisfy claims arising out of breaches by the Company of representations and warranties given by the Company in connection with a Transaction, all subject to the foregoing terms and conditions.

(vii)	US Securities. If the consideration proposed for Intel’s shares is in the form of securities of an issuer incorporated in the United States, Intel shall not be obligated to participate in the Transaction unless it is provided an opinion of counsel to the effect that the sale in connection with such Transaction is not in violation of the registration or qualification requirements of federal or applicable state securities laws in the United States, or, if Intel is not provided with such an opinion, the Company shall indemnify Intel for any violation. (vii) Other Agreements. Intel shall not be required to amend, extend or terminate any contractual or other relationship with the Company, the acquirer or their respective affiliates.

(viii)	Covenant Not to Compete. Intel shall not be required to agree to any covenants including without limitation any covenant not to compete or any covenant not to solicit any of the customers, employees or suppliers of any party to the Transaction.

Furthermore, notwithstanding the foregoing, the obligation of Orbotech to sell its shares (the “OrbotechTransaction”) pursuant to this Article 29B shall be subject to the condition that the only representations, warranties or indemnities that Orbotech shall be required to make in connection with the Orbotech Transaction are representations, warranties and indemnities concerning (i) legal ownership of the Company’s securities to be sold by Orbotech (the “Orbotech Securities”), and (ii) the corporate authority of Orbotech to convey title to the Orbotech Securities, and the ability to do so free and clear of liens, encumbrances or adverse claims (the “Orbotech Required Obligations”). The Orbotech Required Obligations shall be in the same form as those to be given by each of the other shareholders of the Company and shall be given by Orbotech on a several (but not joint) basis only.

29C.	NO SALE

(a)	Until the close of business on December 31, 2005, subject to Articles 29C(b) and (c) below and Article 29D below, neither Founder shall make any transfer, assignment, pledge, or other disposal (a “Disposition”) of the issued and outstanding share capital of the Company held by him upon execution of the Star Agreement, and any shares of the Company hereafter acquired by any such Founder as a result of his holding of such shares (collectively referred to as the: “Limited Shares”), either directly or indirectly.

(b)	Notwithstanding the above, in the event that the Company’s IPO has not occurred prior to the expiration of eighteen months following the execution of the Star Agreement, (the “Initial Period”) then during each year commencing upon the expiration of the Initial Period, each Founder shall be entitled to make a Disposition of Limited Shares representing up to an aggregate of ten percent (10%) of the Limited Shares held by such Founder (the “10% Allowance”), provided however that prior to the IPO, the aggregate of such Dispositions shall be not more than twenty five percent (25%) of the Limited Shares in the aggregate. Any 10% Allowance not sold by a Founder during any one year may be accumulated by such Founder in respect of the following year or years.

(c)	The restrictions set forth in this Article 29C shall expire upon and in connection with the IPO or on the close of business on December 31, 2005, the earlier of the two. Nothing in this Article shall have any effect upon the requirement to offer any shares sold as part of the 10% Allowance to the Offerees as set forth in Article 29 or to receive the consent of the Board of Directors to the transfer of any shares to a competitor of the Company (which may be obtained prior to or after offering the shares to the other shareholders) or upon its authority to refuse to consent to the share transfer.

29D.	SALE OF SHARES BY THE FOUNDERS

Anything to the contrary herein notwithstanding, the sale of shares by the Founders pursuant to the Share Transfer Agreement shall not be subject to the restrictions on transfer set forth in Articles 29 (“Right of First Refusal”), 29A (“Co Sale”) or 29C (“No Sale”).

29E.	STAND STILL

Notwithstanding anything to the contrary in these Articles, any issuance of securities by the Company, and any sale, transfer, pledge, encumbrance or other disposal of any of the securities of the Company (by the Company or any shareholder), or any other action (including repurchase of any shares of the Company by the Company or by any subsidiary thereof), other than any action in which the provisions of Article 29B (Bring Along) shall apply, which results in a Strategic Investor (as defined below) whether or not a shareholder of the Company, holding (together with affiliates, Permitted Transferees, or other parties acting in concert with it) more than 20% of the voting rights in the Company, is prohibited unless approved in writing in advance by the Majority Preferred Shareholders (excluding, for the purposes of such majority, any Strategic Investors and their affiliates and Permitted Transferees or other parties acting in concert with them) and on terms and conditions approved by them. Any of the transactions set forth in the forgoing sentence not so approved shall be null and void and shall not be registered in the Company’s Shareholders Register. For purpose hereof a “Strategic Investor” shall mean a corporation or other business entity whose business is related to the Company’s business and who is likely to have a business or technologic interest in the Company’s business, as distinguished from an interest for the sole purpose of a financial investment.

CALLS

30.	A shareholder shall not be entitled to receive dividends nor to use any right a shareholder has, or receive any benefit or entitlement stated in these Articles (including without limitation, the rights set forth in Articles 7, 8, 11, 12, 14, 29, 29A, 65 and 86 hereof), unless he has paid all the calls that shall be made from time to time prior to or on the date appointed for payment thereof, with respect of money unpaid on all of his shares, whether he is the sole holder or holds the shares together with another person, in addition to interest and expenses if there shall be any.

31.	The Board may, subject to the provisions of these Articles, make calls upon the shareholders from time to time in respect of any moneys unpaid on their shares, as they shall determine proper, upon the condition that there shall be given prior notice of fourteen (14) days on every call and each shareholder shall be obligated to pay the total amount requested from him, or the installment on account of the call (if there shall so be) at the times and places to be determined by the Board.

32.	The calls for payment shall be deemed to have been requested from the date the Board shall have decided upon the calls for payment.

33.	The joint holders of a share shall be jointly and severally liable to pay the calls for payment in full and the installment on account, in connection with such calls.

34.	If a sum called in respect of a share is not paid the holders of the share or the person to whom it has been issued shall be liable to pay interest and linkage differentials upon the amount of the call or the payments on account, as determined by the Board of Directors commencing from the day appointed for the payment thereof to the time of actual payment, but the Board shall be at liberty to waiver payment of that interest, wholly or in part.

35.	Any amount that according to the condition of issuance of a share must be paid at the time of issuance or at a fixed date, whether on account of the sum of the share or premium, shall be deemed for the purposes of these Articles to be a call of payment that was made duly and the date of payment shall be the date appointed for payment. In the event of non-payment of this amount all of the Articles herein dealing with payment of interest, expenses, forfeiture, pledge and the like and all the other Articles connected therewith, shall apply, as if this sum had been duly requested and notice had been given, as aforesaid.

36.	The Board may make arrangements at the time of issue of shares for a difference between the holders with respect to the amount of calls to be paid and the times of payment, and the rate of interest.

37.	The Board may, if it thinks fit, receive from any shareholder willing to pay in advance all of the monies or a part thereof that shall be due on account of his shares, in addition to any amounts or a part thereof that shall be due on account of his shares, in addition to any amounts that the payment in fact has been requested and they shall be permitted to pay him interest at the rate the Board and shareholders shall agree upon, for the amounts paid in advance as aforesaid, or upon the part thereof which is in excess of the amounts whose payment was at the time requested on account of his shares in connection with which the payments have been made in advance, in addition to paying dividends that will be paid for that part of the share which has been paid in advance. The Board of Directors may at any time repay any amount so advanced without premium or penalty by giving such shareholder seven days’ prior notice in writing. Nothing in this Article 37 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

FORFEITURE OF SHARES

38.	If a shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued and any expenses that were incurred as a result of such non-payment.

39.	The notice shall name a further day, not earlier than the expiration of seven days from the date of the notice, on or before which the amount of the call or installment or a part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment, at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

40.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. In such event, the provisions of Section 181 of the Companies Law shall apply, and the shares so forfeited shall be “dormant shares” as provided for therein. The forfeiture shall include those dividends that were declared but not yet distributed, with respect to the forfeited shares.

41.	A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit, subject to applicable law. Such shares shall not be deemed, for the purposes of these Articles, to comprise part of the issued and outstanding share capital of the Company, and shall be disregarded for the purposes of calculations based thereon. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit.

42.	A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all monies which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of all moneys that, at the date of forfeiture, were presently payable by him to the Company in respect of the shares (including interest and expenses).

43.	Without derogating from Article 30 above, the forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company or any claim or demand against it with respect to that share and the other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations not included in such a cancellation according to these Articles or that the Companies Law imposes upon former shareholders.

44.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

MODIFICATION OF CAPITAL

45.	Subject to the provisions of Article 12 above and to any applicable law, the Company may, from time to time, by resolution duly adopted according to these Articles:

(a)	consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

(b)	cancel any shares which have not been taken or agreed to be taken by any person;

(c)	by subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of smaller amounts than is fixed by the Memorandum of Association in a manner that with respect to the shares created as a result of the division it will be possible within the resolution of division to grant to one or more shares a preferable right or advantage with respect to dividend, capital, voting or otherwise over the remaining share or other similar shares;

(d)	reduce its share capital and any fund reserved for capital redemption in the manner that it shall deem to be correct.

INCREASE OF SHARE CAPITAL

46.	Subject to the provisions of Article 12 above and to any applicable law, the Company shall be permitted from time to time, by resolution duly adopted according to these Articles, to increase its share capital – whether or not all its shares have been issued, or whether the shares issued have been paid in full – by creation of new shares. This new capital shall be in such an amount, divided into shares in such amounts and have such preferable or deferred or other special rights (subject always to the special rights conferred upon an existing class of share), subject to any condition and restrictions with respect to dividends, return of capital, voting or otherwise, all as shall be directed by the general meeting in its resolution sanctioning the increase of the share capital.

47.	Subject to any decision to the contrary in the resolution sanctioning the increase in share capital, pursuant to these Articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

GENERAL MEETINGS

48.	A general meeting shall be held once in every calendar year at such time, being not more than fifteen months after the holding of the last preceding general meeting, and place as may be prescribed by the Board. The above mentioned general meetings shall be called “Annual General Meetings”. All other general meetings shall be called “Special General Meetings”.

49.	Subject to the provisions of these Articles the function of the Annual General Meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and accounts of the Board and auditors; to declare dividends, to appoint auditors and to fix their salaries. Every other matter shall be deemed to be special and shall be discussed at a Special General Meeting.

50.	The directors or anyone of them may, whenever they think fit, and upon a requisition in writing as provided for in the Companies Law, convene a Special General Meeting. Every such requisition shall include the objects for which a meeting should be convened, shall be signed by the requisitioners and shall be sent to the registered Office of the Company. If the Board of Directors does not convene a meeting within 21 days from the date of the submission of the requisition as aforesaid, the requisitioners may convene by themselves a meeting. However, the meeting which was so convened shall not be held after three months have passed since the date of the submission of the requisition.

NOTICE OF GENERAL MEETINGS

51.	A prior notice of 14 days at least shall be sufficient for any general meeting, including any meeting at which it is being proposed to amend the Memorandum of Association and/or Articles of Association and, accordingly, prior notice of at least 14 days shall be given with respect to the place, date and hour of the meeting, and in the event that a special matter shall be discussed, a general description of the nature of that matter. The notice shall be given, as herein below provided for, to the shareholders entitled pursuant to these Articles to vote at the meeting. The notice shall be sufficient for any meeting of shareholders including a meeting at which it is proposed to amend the Memorandum of Association and/or Articles of Association. If, by chance, a notice as aforesaid was not given or not received by a shareholder, this shall not amount to a disqualification of the resolution passed or disqualification of the proceedings held at that meeting. With the consent of all the shareholders who are entitled, at that time, to vote, it shall be permitted to convene all meetings and to resolve all types of resolutions, upon a shorter advance notice or without any notice and in such manner, generally, as such be approved by the shareholders.

QUORUM

51.	No deliberation shall be commenced with respect to any matter at the general or special meeting unless there shall be present a quorum at the time when the general meeting proceeds to deliberate. In any meeting a quorum shall be formed when there are present personally or by proxy not less than two shareholders who hold or represent together the majority of the voting rights of the issued share capital of the Company, providing that one of such two shareholders present shall be a holder of Preferred Share(s) of the Company.

52.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened by the Board upon the demand of shareholders or upon the demand of less than 50% of the directors then in office or directly by such shareholders or directors, shall be cancelled. Otherwise, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same place and time, or any other day and/or any other hour and/or any other place as the Board shall notify the shareholders, and, if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting any two shareholders present personally or by proxy shall be a quorum, and shall be entitled to deliberate and to resolve in respect of the matters for which the meeting was convened. Shareholders may participate by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting. The secretary of the meeting shall confirm attendance by telephone to the Chairman.

CHAIRMAN

54.	The Chairman of the Board of Directors shall preside as chairman at all general meetings. If there is no Chairman or he is not present within 15 minutes from the time appointed for the meeting or if he shall refuse to preside at the meeting, the shareholders present shall elect one of the directors to act as Chairman, and if only one director is present he shall act as Chairman. If no directors are present or if they all refuse to preside at the meeting the shareholders present shall elect one of the shareholders present to preside at the meeting. The Chairman shall have no special rights or privileges and no second or casting vote.

POWER TO ADJOURN

55.	The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, as the meeting shall decide. At an adjourned meeting no matters shall be discussed except for those permissible to be discussed at that meeting which decided upon the adjournment.

ADOPTION OF RESOLUTIONS

56.	At every meeting a resolution put to the vote of the meeting shall be decided upon by a show of hands, unless before or upon the declaration of the result of the show of hands a secret ballot in writing be demanded by the Chairman (if he is entitled to vote) or by any shareholder present, in person or by proxy, and entitled to vote at the meeting. Except if a secret vote is demanded as aforesaid, the declaration of the Chairman that the resolution has been carried or carried unanimously or by a particular majority, or lost, or not carried by a particular majority, shall be final, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without the necessity of proving the number or proportion of the votes recorded in favor or against such a resolution. Subject to any provision in this regard in the Companies Law, or in these Articles, all resolutions of the shareholders including without limitation with respect to a merger, a change of the Company’s name, modification or alterations of the Company’s share capital and the amendment of the Company’s Memorandum of Association in accordance with such resolution and the amendment or replacement of the Company’s Articles of Association shall be deemed adopted at a General Meeting at which a quorum is present if approved by a simple majority of the voting rights of the Company represented personally or by proxy and voting thereon.

57.	If a secret ballot is duly demanded, it shall be taken in such manner as the Chairman directs, whether immediately or after an adjournment or in a postponed manner or otherwise, and the results of the ballot shall be deemed to be a resolution of the meeting wherein the secret ballot was demanded. Those requesting a secret ballot can withdraw their request at any time before the secret ballot is held. A secret ballot demanded on the election of a Chairman, or on a question of adjournment shall be taken forthwith. A secret ballot demanded on any other question shall be taken at such time as the Chairman of the meeting directs. A demand for a secret ballot shall not prevent the continuation of the meeting with respect to the transaction of any other business, except for the manner with respect to which the secret ballot was demanded. All demands or notices hereunder may be submitted by facsimile.

VOTES OF SHAREHOLDERS

58.	Subject to and without derogating from the right or preference rights or restrictions existing at that time with respect to a certain class of shares forming of the capital of the Company, each shareholder present at a meeting, personally or by proxy, shall be entitled, whether at a vote by show of hands or by secret ballot, to one vote for each Ordinary Share held by him calculated, with respect to the Preferred Shares and Ordinary-Preferred Shares, on an as-converted basis, provided that no shareholder shall be permitted to vote any shares at a general meeting or appoint a proxy to vote therein except if he has paid all calls for payment prior to or on the day appointed for payment thereof and all monies due to the Company from him prior to or on the day appointed for payment thereof with respect to such shares.

59.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for the purpose of this article seniority shall be determined by the order in which the names stand in the register of shareholders. Joint holders of a share of which one of them is present at a meeting shall not vote by proxy. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders.

60.	PROXIES

(a)	In every vote a shareholder shall be entitled to vote either personally or by proxy. A proxy present at a meeting shall also be entitled to request a secret ballot. A proxy need not be a shareholder of the Company.

(b)	A shareholder of the Company that is a corporation or partnership shall be entitled by decision of its Board of Directors or by a decision of a person or other duly authorized body, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative, appointed as aforesaid, shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself may use just as if it was a person.

61.	(a)	A vote pursuant to an instruction appointing a proxy shall be valid notwithstanding the death of the appointor or the appointor becoming of unsound mind or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing was given of the death, becoming of unsound mind, cancellation or transfer and was received at the Office before the meeting took place.

(b)	A shareholder is entitled to vote by a separate proxy with respect to each share held by him provided that each proxy as aforesaid shall have a separate letter of appointment containing the serial number of the shares with respect to which the proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the holders of such instrument to a vote.

INSTRUMENT OF APPOINTMENT

62.	A letter of appointment of a proxy or power of attorney or other certificate (if there shall be such) pursuant to which the appointee is acting, shall be in writing and such instrument or a copy thereof shall be deposited in the Office, or in another place in Israel or abroad – as the Board shall direct from time to time generally or with respect to a particular case, no later than upon the commencement of the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, otherwise that person shall not be entitled to vote that share. An instrument appointing a proxy and which is not limited in time or by the occurrence of an event (such as an IPO) shall not be valid 12 months after the date of its execution. If the appointment shall be for a limited period or until the occurrence of an event (such as an IPO), the instrument shall be valid for the period or until the occurrence of the event contained therein.

63.	An instrument appointing a proxy (whether for a specific meeting or otherwise) may be in the following form or in any other similar form which the circumstances shall permit:

“I, ______________, of ______________, a shareholder holding shares in ____________ and entitled to _______ votes hereby appoint ________________, of ____________, or in his place ______________, of _______________, to vote in my name and in my place at the general meeting (annual, special, adjourned – as the case may be) of the Company to be held on the ____ day of __________, 2___ and at any adjournment thereof.

In witness whereof, I have hereby affixed my signature the ___ day of __________, 2___.

Appointor’s Signature

64.	RESERVED

65.	DIRECTORS

(a)	The Board of Directors shall consist of up to eight (8) members who shall be appointed as follows:

i.	the Founders shall be entitled to appoint one (1) director until such time as the Founders, together, cease to hold 7% or more of the issued and outstanding share capital of the Company on an as-converted basis, after which they will no longer have the right to appoint a director. However, notwithstanding the previous sentence, during the 18 month period commencing upon the Closing, such right to appoint one director shall continue to apply even if their aggregate holdings fall below 7% as aforesaid, until such time as the Founders, together, cease to hold 5% or more of the issued and outstanding share capital of the Company on an as-converted basis after which they will no longer have the right to appoint a director. In the event the Founders will no longer be entitled to appoint a director, the directorship which is vacated shall thereafter be held by another independent industry expert to be appointed by a majority of the other directors appointed pursuant to Articles 65(a)(2)-(3) below, such that two directors who are independent industry experts may thereafter serve on the Board of Directors;

ii.	each of Pitango, Star, Genesis and Orbotech shall be entitled to appoint one (1) director to the Board of Directors of the Company for so long as it holds Preferred Shares constituting more than 5% of the issued and outstanding share capital of the Company, on an as converted basis, and thereafter the directorship which was vacated shall be held by a director appointed by the holders of the majority of the Series AA Preferred Shares not otherwise entitled to appoint a director pursuant to this Article 65(a)(2);

iii.	Poalim Ventures shall be entitled to appoint a director for so long as it holds Preferred Shares constituting more than 3% of the issued and outstanding share capital of the Company, on an as converted basis and thereafter the directorship which was vacated shall be held by a director appointed by the holders of the majority of the Series BB Preferred Shares;

iv.	the majority of the other directors appointed pursuant to Articles 65(a)(1)-(3) above shall be entitled to appoint one (1) director, who shall be an independent industry expert; and

v.	the Chief Executive Officer (“CEO”) of the Company shall be a director if he or she is appointed as a director by a majority of the directors appointed pursuant to Articles 65(a)(1)-(3) above;

(c)	Observers to the Board of Directors shall be entitled to attend all Board of Directors meetings and in this capacity, to receive all notices of meetings and any documentation the Company provides to the Company’s directors before, during or after such meetings, subject to restrictions relating to attorney-client privilege, and shall be subject (other than an observer appointed by Intel) to the same fiduciary duties that apply to members of the Board of Directors.

(d)	The provisions of this Article 65 shall be in force until the QIPO.

66.	(a)	The directors and observers shall be appointed as set forth in Article 65 and may be removed and vacancies filled by those entitled to appoint, as specified in Article 65. Notice of appointment or removal shall become effective on the date fixed in the notice of appointment or removal, or upon delivery thereof to the Company, whichever is later. For avoidance of doubt, in the event that a seat of the Board of Directors is vacated, and no one is entitled to replace such vacated seat, then such vacated seat shall remain vacant and the number of directors shall be reduced accordingly.

(b)	If the office of any member of the Board of Directors is vacated, the other members of the Board of Directors may act in every way and manner so long as their number does not fall below two, at least one of which was appointed by the holders of the Preferred Shares. If their number falls below two, or if there are only two directors but none of them were appointed by the holder of the Preferred Shares, they may act only in an emergency, for convening General Meetings and for providing written notice to those shareholders or groups of shareholders who are entitled to fill the vacancies, of such vacancies. In the event that within 10 days following mailing of such written notices the vacancies are not filled, the directors in office, whatever their number or by whom appointed, may act in every way and manner.

67.	Subject to the provisions of these Articles or to the provisions of an existing contract, the tenure of office or the director shall automatically be terminated:

(1)	if he becomes bankrupt;

(2)	if he is declared lunatic or becomes of unsound mind;

(3)	if he has resigned by an instrument in writing to the Company;

(4)	if he is removed from office pursuant to Articles 65 and 66 above;

(5)	with his death;

(6)	if he is the CEO, upon termination of his position as CEO (or earlier, if removed pursuant to Articles 65 and 66 above, as aforesaid); or

(7)	if a company, with its liquidation.

68.	ALTERNATIVE DIRECTOR

(a)	Any person who is qualified to be appointed as a Director may serve as a substitute director even if he is a member of the Board of Directors or a substitute Director, (hereinafter “substitute”).

(b)	A substitute shall have one vote.

(c)	A substitute shall have, subject to the provisions of the instrument by which he was appointed, all the powers and authorities that the director for which he is serving as director, has.

(d)	The provision of this Article with respect to the appointment of a director shall apply with respect to an appointment of a substitute.

(e)	The office of a substitute director shall be automatically vacated if his appointment is terminated by the director who appointed him in accordance with these regulations, or upon the occurrence of one of the events described in Articles (1), (2), (3), (5), (6) or (7) of Article 67 or, if the office of the member of the Board of Directors with respect to whom he serves as a substitute shall be vacated for any reason whatsoever.

(f)	The substitute director has the right to receive notice of convening of a Board of Directors meeting and may participate or vote at such meeting only if the director appointing said substitute is absent from said meeting.

69.	REMUNERATION OF DIRECTOR

Members of the Board of Directors, not being employees of the Company or professionals providing special professional services for consideration to its members - shall not receive a salary from funds of the Company unless the general meeting has so decided and in the amount that the general meeting shall decide upon. The directors, and their substitutes, shall be entitled to receive expenses, in an acceptable rate, for travel expenses, board and lodging that have been expended for or during the performance of their duties as directors, and including travel expenses to the Board meetings and return. If pursuant to a decision of the Board, one of the directors shall perform services or tasks aside from his regular duties as a director, whether as a result of his particular profession or by a trip or stay abroad or otherwise, the Board may decide to pay him a preferred wage in addition to his regular salary, and such a wage shall be paid by way of salary, commission, participation in profits or otherwise and this wage shall be in addition to his regular salary, if there shall be any, or will be in place thereof, as shall be decided.

70.	POWER AND DUTIES

The management of the business of the Company shall be vested in the Board of Directors. They shall be entitled to exercise all the powers and authorities that the Company has and to perform in its name all the acts that it is entitled to do according to its memorandum of association and/or Articles and/or the Companies Law except for those which are pursuant to the Companies Law or the Articles vested in the general meeting of the Company, subject to any provisions in the Companies Law or in these Articles or the regulations that the Company shall adopt in its general meeting (insofar as they do not contradict the Companies Law or these Articles). However any article adopted by the Company in its general meeting shall not affect the legality of any prior act of the Board that would be legal and valid, if not for such an article.

71.	A director shall not be required to hold qualifying shares.

CONFLICT OF INTEREST

72.	A director shall not be prohibited from fulfilling his rights and duties under these Articles or from entering into contracts with the Company whether as a seller, buyer or otherwise, and no such contract or arrangement which shall be made on behalf of the Company or in its name wherein the director is or will be an interested party, either directly or indirectly, shall be void provided, however that:

(g)	any transaction between a director and the Company must be approved both by the Board of Directors and the Audit Committee of the Company, or, if no Audit Committee has been created, by the General Meeting;

(h)	the interested director may not participate or vote at the Board of Directors at which approval is sought unless all other directors are interested directors, but shall be counted toward the quorum necessary for commencing deliberations at such meeting; and

(i)	the interested director must, in addition to disclosing the substance of his interest in the transaction for which approval is sought, also disclose any material facts and documents relating thereto. The provisions of this article shall apply also to a substitute or alternate director, if it is appropriate.

73.	A director may hold another paid position or function in the Company or in any other company that the Company is a shareholder of or that it has some other interest in, together with his position as a director (except an auditor) upon those conditions with respect to salary and other matters as decided by the Board.

74.	FUNCTIONS OF THE DIRECTORS

The Board may meet in order to transact business, to adjourn its meetings or to organize them otherwise as it shall deem fit and to determine the legal quorum necessary to conduct business, provided that the quorum for a meeting of the Board of Directors shall consist of at least a majority of the directors then in office. A director whose presence is required for purposes of a quorum as aforesaid may by written notice to the Company waive the requirement for his presence in order to constitute a quorum. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the second business day following the day originally scheduled, and at such adjourned meeting 4 directors shall constitute a quorum notwithstanding that a director appointed by any specific shareholder or class of shareholders is not present.

75.	CHAIRMAN

The Board may from time to time elect, by a simple majority, a Chairman, and decide the period of time he shall hold such an office, and he shall preside at the meetings of the Board of Directors. However, if such a Chairman is not elected or if he is not present at any meeting, the Board may, by a simple majority, choose one of its members to serve as Chairman of that meeting.

The Chairman shall have no rights or privileges other than those granted to directors and shall not have a second of casting vote.

MEETINGS

76.	A member of the Board of Directors may at any time call a Board of Directors’ meeting, and the secretary shall be required on the request of such member to convene a Board of Directors’ meeting.

(a)	Any notice of a Board of Directors’ meeting can be given, in writing, or by fax or email provided that the notice is given seven (7) days before the time appointed for the meeting, unless all the members of the Board of Directors having received a shorter notice, shall agree to such a shorter notice, provided, however, that a four (4) days notice will be sufficient if the majority of the directors then in office agree to such shorter notice.

(b)	Unless otherwise provided by these Articles, all acts and determinations of the Board of Directors shall be determined by a simple majority of those attending and voting.

(c)	Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

78.	DELEGATION OF POWER

(a)	Subject to applicable law, the Board of Directors may delegate any of their powers to committees consisting of such member or members of their body as they deem fit and may, from time to time, revoke such delegation. No committee of the Board of Directors shall be established except by unanimous consent of all directors.

(b)	In the exercise of any power delegated to it by the Board of Directors all committees shall conform to any regulations that may be imposed upon them by the Board of Directors, if there shall be any such regulation. If no such regulations are adopted by the Board of Directors or if there are no complete and encompassing regulations, the committees shall act pursuant to these Articles dealing with organization of meetings, meetings and functions of the Board of Directors, mutatis mutandis, and insofar as no provision of the Board of Directors shall replace it pursuant to this article.

(c)	All actions performed in a bona fide fashion by the Board of Directors or by a committee of the Board of Directors, or by any person acting as a director or as a substitute shall be as valid, even if at a later date a flaw shall be discovered in the appointment of such a director or such a person acting as aforesaid, or that all or some of them were unfit as if each and every one of those persons shall have been duly appointed and fit to serve as a director or substitute as the case may be.

80.	GENERAL MANAGER

(a)	The Board may from time to time appoint one or more persons, whether or not he is a member of the Board of Directors, as the CEO of the Company, either for a fixed period of time or without limiting the time that he or they will stay in office, and the Board may from time to time (subject to any provision in any contract between him or them and the Company) release him or them from their office and appoint another or others in his or their place.

(b)	The Board of Directors may from time to time grant and bestow upon the general manager, at that time, those powers and authorities that it exercises pursuant to these Articles, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes and in such time and conditions, and on such restrictions, as it shall decide; and it may grant such authorities whether concurrently with the Board of Directors’ authorities in that area, or in excess of them, or in place thereof or any one of them, and it can from time to time revoke, repeal, or change any one or all of those authorities.

(c)	Notwithstanding the aforesaid in Article 69 the wages of the general manager shall be determined from time to time by the Board of Directors (subject to any provision in any contract between him and the Company) and it may be paid by way of a fixed salary or commission or dividends, or a percentage of profits or the Company profit turnover or of any other Company that the Company has an interest in, or by participation in such profits, or in one or more of the aforementioned methods.

81.	MINUTES

(a)	The Board shall cause minutes to be taken of all general meetings of the Company, of the appointments of officials of the Company, of Board of Directors’ meetings and of committee meetings that shall include the following items, if applicable:

(1)	the names of the members present;

(2)	the matters discussed at the meeting;

(3)	the results of the vote;

(4)	resolutions adopted at the meeting;

(5)	directives given by the meeting to the committees;

(6)	if requested, any reservation of a shareholder or director with regard to a matter discussed or resolution passed.

(b)	The minutes of any meeting shall serve as prima facie proof as to the facts in the minutes if the minutes are reviewed and approved at the next succeeding meeting and are signed by the Chairman of that next succeeding meeting.

82.	RESOLUTION IN WRITING

A resolution in writing signed by all shareholders of the Company or by all the members of the Board of Directors, or of a committee, or such a resolution that all the shareholders of the Company then entitled to vote at General Meetings, the members of the Board of Directors or a committee have agreed to in writing or by fax shall be valid for every purpose as a resolution adopted at a General Meeting, Board of Directors’ or committee meeting, as the case may be, that was duly convened and held. In place of a shareholder or director, as the case may be, any such aforesaid resolution may be signed and delivered by his substitute.

83.	SEAL, STAMP AND SIGNATURES

(a)	The Board shall cause the seal (if the Company shall have a seal) to be kept in safekeeping and it shall be forbidden to use the seal unless prior permission of the Board of Directors is given. If such permission was given, the seal shall be affixed in the presence of whoever has been so appointed by the Board of Directors, and he shall sign any document upon which the seal has been affixed.

(b)	The Company shall have at least one rubber stamp. The Board shall ensure that such a stamp is kept in a safe place.

(c)	The Board of Directors may designate and authorize any person or persons (even if they are not members of the Board of Directors) to act and to sign in the name of the Company, and the acts and signatures of such a person or persons shall bind the Company, insofar as such persons have acted and signed within the limits of their aforesaid authority.

(d)	The printing of the name of the Company by a typewriter or by hand next to the signatures of the authorized signatories of the Company, pursuant to sub-article (c) above, shall be valid as if the rubber stamp of the Company was affixed.

84.	BRANCH REGISTERS

The Company may, subject to the provisions of the Companies Law or any other applicable law that may substitute such provisions, keep in every other country where those provisions shall apply, a register or registers of shareholders living in that other country as aforesaid, and to exercise any other powers referred to in the laws with respect to such branch registers.

85.	THE SECRETARY, OFFICERS AND ATTORNEYS

(a)	The Board of Directors may appoint a secretary of the Company upon the conditions that it deems fit. The Board may as well, from time to time, appoint an associate secretary who shall be deemed to be the secretary for the period of his appointment.

(b)	The Board of Directors may, from time to time appoint to the Company, officers, workers, agents and functionaries to permanent, temporary or special positions, as it shall, from time to time, see fit and set compensation for them.

(c)	The Board may, at any time and from time to time, authorize any Company, firm, person or group of people, whether this authorization is done by the Board directly or indirectly, to be the attorneys in fact of the Company for those purposes and with those powers and discretion which shall not exceed those conferred upon the Board of Directors or that the Board of Directors can exercise pursuant to these Articles – and for such a period of time and upon such conditions as the Board deems proper, and every such authorization may contain such directives as the Board of Directors deems proper for the protection and benefit of the persons dealing with such attorneys.

86.	DIVIDEND

Subject to the provisions of the Companies Law and these Articles, including without limitation the provisions of Articles 7, 8 and 12 and subject to any rights or conditions of Preferred Shares and Ordinary-Preferred Shares and other rights and conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the Company shall be distributable to the shareholders of the Company according to the proportion of the nominal value paid up or credited as paid up on account of the shares held by them at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value. A distribution, setting aside or declaration of dividend requires a decision of the Board of Directors.

The Board of Directors may issue any share upon the condition that a dividend shall be paid at a certain date or that a portion of the declared dividend for a certain period shall be paid, or that the period for which a dividend shall be paid shall commence at a certain date, or a similar condition, all as decided by the Board of Directors. In every such case – subject to the provision mentioned in the beginning of this article – the dividend shall be paid in respect of such a share in accordance with such a condition.

87.	Subject to the provisions of the Companies Law, at the time of declaration of a dividend the Board of Directors may decide that such a dividend shall be paid in part or in whole, by way of distribution of certain properties, especially by way of distribution of fully paid up shares or debentures or debenture stock of the Company, or by way of distribution of fully paid up shares or debentures or debenture stock of any other Company or in one or more of the aforesaid ways. For purposes of any such distribution, the outstanding Preferred Shares and Ordinary-Preferred Shares shall be deemed to have been converted into Ordinary Shares as of the time appointed by the Board of Directors for the purpose of determining entitlement to participate in such distribution.

88.	Any dividends payable on shares which are not fully paid up, will be first applied to any unpaid amount on such shares even if such payments are not yet due, pursuant to the terms of issuance or as provided in these Articles, and any excess will be distributed to the holder of such shares as set forth herein.

89.	The Board of Directors may put a lien on any dividend on which the Company has a charge, and it may use it to pay any debts, obligations or commitments with respect to which the charge exists.

90.	A transfer of shares shall not transfer the right to a dividend which has been declared after the transfer but before the registration of the transfer. The person registered in the register as a shareholder on the date appointed by the company for that purpose shall be the one entitled to receive a dividend.

91.	Reserved.

92.	A notice of the declaration of a dividend, whether an interim dividend or otherwise, shall be given to the shareholders registered in the register, in the manner provided for in these Articles.

93.	If no other provision is given, the dividend may be paid by check or payment order to be mailed to the registered address of a shareholder or person entitled thereto in the register or, in the case of registered joint owners, to the addresses of one of the joint owners as registered in the register. Every such check shall be made out to the person it is sent to. The receipt of the person who, on the date of declaration of dividend, is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

94.	(a)	Subject to Article 12 above, if at any time the share capital shall be divided into different classes of shares, the distribution of fully paid up shares, from funds pursuant to Article 95 below, shall be made in one of the two following manners as to be decided upon by the Board:

(i) In such a manner so that all the holders of a share entitled to fully paid up shares shall receive one uniform class of shares; or

(ii) In such manner so that each holder of shares entitled to fully paid up shares as aforesaid shall receive shares of the class of shares held by him and entitling him to fully paid up shares, as aforesaid.

(b)	In order to give effect to any resolution in connection with the distribution of dividends, or distribution of property, fully paid-up shares or debentures, the Board of Directors may resolve any difficulty that shall arise with distribution as it shall deem necessary, especially to issue certificates for fractional shares and to determine the value of certain property for purposes of distribution, and to decide that payment in cash shall be made to the shareholder on the basis of the value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of coordinating the rights of all the parties. The Board of Directors shall be permitted, in this regard, to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see beneficial. Wherever required, an agreement shall be submitted to the registrar of companies and the Board may appoint a person to execute such an agreement in the name of the persons entitled to a dividend, property, fully paid up shares or debentures as shares or debentures as aforesaid, and such an appointment shall be valid.

(c)	The Company shall not be obligated to pay interest on a dividend.

(d)	The Board of Directors may, with respect to all dividends not collected within one year after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded. The Company shall not pay interest for dividends or interest not collected.

95.	FUNDS

The Board may set aside from the profits of the Company the sums it deems proper, as a reserve fund or reserve funds for extraordinary uses, or for preferred dividends or equalization of dividends or other funds or for the purpose of correcting, bettering or retaining any property of the Company and for those other purposes which shall, in the absolute discretion of the Board of Directors, be beneficial to the Company and it may invest the various sums so invested in such investments as it finds proper, and from time to time deal with such investments, change or transfer them, in part or in whole, for the benefit of the Company. The Board of Directors may, as well, divide any reserve liability fund to preferred funds as it shall deem proper, transfer moneys from fund to fund and use every fund or any part thereof in the business of the Company, without being required to keep such sums separate from the rest of the Company’s property. The Board of Directors may, from time to time, also transfer, to the next year, profits out of such sums which are, in its absolute discretion, beneficial to the Company. Generally the Board of Directors may create funds as it deems necessary, either those resulting from profits of the Company or from re-evaluation of property, or from premiums paid for shares or from any other source, and to use them in its discretion as it deems fit insofar as that in the creation of such funds, the changes or uses do not exceed the provisions of the Companies Law or accepted accounting principles.

96.	All premiums received from the issue of shares shall be capital funds and they shall be treated for every purpose as capital and not as profits distributable as dividends. The Board of Directors may organize a reserve capital liability account and transfer, from time to time, all such premiums to the reserve capital liability account or use such premiums and monies to cover depreciation or doubtful loss. All losses from sale of investments or other property of the Company shall be debited from other funds of the Company. The Board of Directors may use any monies credited to the capital reserve liability account in any manner that these Articles or the Companies Law permits.

97.	Any amounts transferred and credited to the account of income and expense fund or general reserve liability account or capital liability reserve account, may, until otherwise used in accordance with these Articles, be invested together with such other monies of the Company in the day to day business of the Company, without having to differentiate between these investments and the investment of the monies of the Company.

98.	ACCOUNTS AND AUDIT

The Board shall cause correct accounts to be kept:

(a)	of the assets and liabilities;

(b)	of any amount of money received or expended by the Company and the mattes for which such sum of money is expended or received; and

(c)	of all purchases and sales made by the Company.

99.	The account books shall be kept in the Office or at such other place as the Board deems fit and they shall also be open for inspection by the directors.

100.	The Board of Directors shall determine from time to time, in any specific case or type of case, or generally, whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company, or any of them, shall be open for inspection by the shareholders, and no shareholder, not being a director, shall have any right of inspecting any account book or document of the Company except as conferred by law or authorized by the Board of Directors or by the Company in a general meeting.

101.	Not less than once a year, the Board shall submit before the Company at the Annual General Meeting a profit and loss account for the period after the previous account, and if it is the first account for the period after registration of the Company, it shall be prepared as of a date not more than nine months before the date of the meeting and in accordance with the relevant provisions of the Companies Law, and the Board shall submit a balance sheet that is correct as of the date of the profit and loss account. To the balance sheet shall be attached a report of the auditor and it shall be accompanied by a report from the Board with respect to the situation of the Company business and the amount they propose as a dividend and the amount (if any) that they propose be set aside for the fund accounts.

102.	Auditors shall be appointed and their function shall be set out in accordance with the Companies Law.

NOTICES

102.	A notice or any other document may be served by the Company upon any shareholder either personally or by sending it by prepaid letter, fax or e-mail addressed to such shareholder at his address, wherever situated, as appearing in the register of shareholders, provided, however that a shareholder may notify the Company in writing of its objection to the use of e-mail as the sole means of notice in which event the Company shall provide notice to such shareholder by e-mail and one of the other means permitted by this Article 102.

103.	All notices directed to be given to the shareholders shall, with respect to any shares to which persons are jointly entitled, be given to one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

104.	Prior and timely notice of the convening of a shareholders meeting shall be given to each shareholder, wherever situated, at the last address provided by the shareholder. Any shareholder registered in the register who shall, from time to time, furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address.

105.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a shareholder by sending it through the post in a prepaid letter or fax or e-mail addressed to them by name, at the address furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

106.	Any notice or other document, (i) if delivered personally, shall be deemed to have been served upon delivery, (ii) if sent by post, shall be deemed to have been served five (5) days after the time when the letter was delivered to the post, if sent by airmail, and two (2) days after the letter was delivered to the post, if sent by domestic post, and (iii) if sent by facsimile or electronic mail, shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or beginning the recipient’s next business day after receipt if not received during recipient’s normal business hours. In proving such service it shall be sufficient to prove that the letter, facsimile, or electronic mail containing the notice was properly addressed and delivered at the post office or sent by facsimile or electronic mail, as the case may be. Any list kept in the ordinary manner in any mail list of the company or any copy of any fax in the Company’s possession shall be prima facie proof of the delivery.

107.	(a) In any case where it is necessary to give prior notice of a certain number of days or a notice valid for a certain period, the date of delivery shall be taken into account in the number of days or period.

(b) In addition to the furnishing of a notice pursuant to the above article, the Company may furnish a notice to the shareholders entitled to receive notice, or to part of them, by publication of a notice in a newspaper distributed in the area wherein the Office is located, or any other place, in Israel or abroad, as the Board shall determine from time to time.

108.	RESERVED

109.	INDEMNITY

(a)	The Company shall, subject and pursuant to the provisions of the Companies Law, indemnify an “Office Holder” of the Company (as such term is defined in the Companies Law) for all liabilities and expenses incurred by him arising from or as a result of any act (or omission) carried out by him as an Office Holder of the Company and which is indemnifiable pursuant to the Companies Law, to the maximum extent permitted by law. The Company may indemnify an Office Holder post-factum and may also undertake to indemnify an Office Holder in advance, provided that, to the extent required under applicable law, such undertaking is limited to types of occurrences which, in the opinion of the Board of Directors are, at the time of the undertaking, foreseeable and to an amount of the Board of Directors has determined is reasonable in the circumstances.

(b)	The Company shall, subject and pursuant to the provisions of the Companies Law, enter into contracts to insure the liability of Office Holders of the Company for any liabilities incurred by him arising from or as a result of any act (or omission) carried out by him as an Office Holder of the Company and for which the Company may insure Office Holders pursuant to the Companies Law, to the maximum extent permitted by law.

(c)	The Company may, subject to the provisions of the Companies Law, procure insurance for or indemnify any person who is not an Office Holder including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder.

(d)	The Company may, to the maximum extent permitted by law, exempt and release an Office Holder, including in advance, from all or part of his or her liability for monetary or other damages due to, arising or resulting from, a breach of his or her duty of care to the Company. The Directors of the Company are released and exempt from all liability as aforesaid to the maximum extent permitted by law with respect to any such breach, which has been or may be committed.

Schedule 4(viii)

Negevtech FAMILY STATUS	Version: 1

Status report date: 15/08/2005

STC File#	Title	Negevtech detailed comments	Status	Abstract	Independent claims	Country	Application No.	Issued Patent
44623	METHOD AND SYSTEM FOR FAST ON-LINE ELECTRO-OPTICAL DETECTION OF WAFER DEFECTS		The first renewal fee is due by August 17, 2007.	6,693,664	6,693,664	USA		6,693,664
46509	METHOD AND SYSTEM FOR FAST ON-LINE ELECTRO-OPTICAL DETECTION OF WAFER DEFECTS	Gadi's basic concept patent	We are awaiting for response from the European Patent Office, the next renewal fee is due by January 15, 2006.			Europe	03250255-1
46793	METHOD AND SYSTEM FOR FAST ON-LINE ELECTRO-OPTICAL DETECTION OF WAFER DEFECTS	Gadi's basic concept patent	A request for examination must be filed before January 15, 2006.			Taiwan	092100777
47513	METHOD AND APPARATUS FOR INSPECTION OF DEFECTS IN A REPETITIVE OBJECT	Gadi's basic concept patent	We are awaiting an Official Action from the Israel Patent Office.			Israel	153977
47606	METHOD AND SYSTEM FOR FAST ON-LINE ELECTRO-OPTICAL DETECTION OF WAFER DEFECTS	Gadi's basic concept patent	A request for examination must be filed before January 15, 2006.			Japan	2003-7400
47776	METHOD AND SYSTEM FOR FAST ON-LINE ELECTRO-OPTICAL DETECTION OF WAFER DEFECTS	Gadi's basic concept patent	A request for examination must be filed no later than January 15, 2006.			China	03100994.8
47607	METHOD AND SYSTEM FOR FAST ON-LINE ELECTRO-OPTICAL DETECTION OF WAFER DEFECTS	Gadi's basic concept patent	A request for examination must be filed before January 15, 2008.			Korea	2003-2671

Negevtech FAMILY STATUS	Version: 1

Status report date: 15/08/2005

STC File#	Title	Negevtech detailed comments	Status	Abstract	Independent claims	Country	Application No.	Issued Patent
44420	SYSTEM FOR DETECTION OF WAFER DEFECTS	Full description & claims on the 302 imaging apparatus (best mode)	Awaiting for response from the U.S. Patent Office.			USA	10/345,097
53751	SYSTEM FOR DETECTION OF WAFER DEFECTS		We are awaiting an Official Action from the U.S. Patent Office.			USA	11/021,393
55145	GROUP II (Div. Of 44420)					USA
55069	GROUP III: FOURIER FILTER (Cont. of 44420)					USA
55247	GROUP IV (Div. Of 44420)					USA
55070	GROUP V: DARK FIELD (Cont. of 44420)					USA
55071	GROUP VI: LASER ILLUMINATION (Cont. of 44420)					USA
55147	GROUP VII (Div. Of 44420)					USA
55072	GROUP VIII: FIELD CURVATURE (Cont. of 44420)					USA
55062	SYSTEM FOR DETECTION OF WAFER DEFECTS		We await receipt of the serial number as well as a copy of the official Filing Receipt from the European patent office.			Europe	4701321.4
50446	SYSTEM FOR DETECTION OF WAFER DEFECTS	Full description & claims on the 302 imaging apparatus (best mode)	National Phase filed in Europe, Korea and Taiwan.			PCT	PCT/IL04/000023
55065	SYSTEM FOR DETECTION OF WAFER DEFECTS	We await receipt of the copy of the official Filing Receipt from the Korean patent office.				South Korea	2005-7013165
50533	SYSTEM FOR DETECTION OF WAFER DEFECTS	Full description & claims on the 302 imaging apparatus (best mode)	We are awaiting an Official Action from the Taiwanese Patent Office.			Taiwan	93101021

Negevtech FAMILY STATUS	Version: 1

Status report date: 15/08/2005

STC File#	Title	Negevtech detailed comments	Status	Abstract	Independent claims	Country	Application No.	Issued Patent
47667	FIBER OPTICAL ILLUMINATION SYSTEM	BF & DF illumination system with the coherence breaking technique	We now await receipt of the letters patent.			USA	10/345,096
54590	FIBER OPTICAL ILLUMINATION SYSTEM		We await receipt of the serial number as well as a copy of the official Filing Receipt from the U.S. patent office.			USA (Cont. of 47667)	await receipt
55106	FIBER OPTICAL ILLUMINATION SYSTEM		We are awaiting an Official Action from the European Patent Office.			Europe	4701327.1
50445	FIBER OPTICAL ILLUMINATION SYSTEM	BF & DF illumination system with the coherence breaking technique	National Phase was filed in Taiwan.			PCT	PCT/IL04/000022
55109	FIBER OPTICAL ILLUMINATION SYSTEM		Awaiting signed documents.			South Korea	2005-7013118
50532	FIBER OPTICAL ILLUMINATION SYSTEM	BF & DF illumination system with the coherence breaking technique	We are awaiting an Official Action from the Taiwanese Patent Office.			Taiwan	093101034

Negevtech FAMILY STATUS	Version: 1

Status report date: 15/08/2005

STC File#	Title	Negevtech detailed comments	Status	Abstract	Independent claims	Country	Application No.	Issued Patent
51427	PROGRAMMABLE SPATIAL FILTER FOR WAFER INSPECTION	MEMS based programmable spatial filter	We are awaiting an Official Action from the U.S. Patent Office.			USA	10/890,800

Negevtech FAMILY STATUS	Version: 1

Status report date: 15/08/2005

STC File#	Title	Negevtech detailed comments	Status	Abstract	Independent claims	Country	Application No.	Issued Patent
53885	MULTI MODE INSPECTION METHOD AND APPARATUS	FPA that allows simple and economical CCD packing+ concept for simultaneous BF&DF	We await receipt of the serial number as well as a copy of the official Filing Receipt from the U.S. Patent Office.			USA	await receipt
52169	MULTI MODE INSPECTION METHOD AND APPARATUS	FPA that allows simple and economical CCD packing+ concept for simultaneous BF&DF	PCT filed.			USAPROVISIONAL	60/587,675
55334	MULTI MODE INSPECTION METHOD AND APPARATUS		Preparing application for filing.			Israel	Not filed yet
53886	MULTI MODE INSPECTION METHOD AND APPARATUS	FPA that allows simple and economical CCD packing+ concept for simultaneous BF&DF	A requst for preliminary examination must be filed by February 12, 2006.			PCT	PCT/IL2005/000708

Negevtech FAMILY STATUS	Version: 1

Status report date: 15/08/2005

STC File#	Title	Negevtech detailed comments	Status	Abstract	Independent claims	Country	Application No.	Issued Patent
53603	METHOD AND APPARATUS FOR DETECTING DEFECTS IN WAFERS	Image processing of the 302	We are awaiting an Official Action from the U.S Patent Office.			USA	11/069,712
53604	METHOD AND APPARATUS FOR DETECTING DEFECTS IN WAFERS INCLUDING ALIGNMENT OF THE WAFER IMAGES SO AS TO INDUCE THE SAME SMEAR IN ALL IMAGES	Image processing of the 302	We are awaiting an Official Action from the U.S. Patent Office.			USA	11/068,711

Domain Name: negevtech. com Unregistered Trademark: Step&Image

Schedule 4(ix) – Company’s Capitalization (on a fully diluted basis)

Name	# Ordinary	# Warrants to purchase Ordinary	# Ordinary-Preferred	# Ordinary (Ordinary-Prefer Shares adjustment upon conversation)	# Preferred AA	# Warrants to purchase Preferred AA	# Preferred BB-2 (including 15% discount)	# Preferred BB-1 (4)	# Preferred BB-1 (Bridge Loans	# Warrants to purchase Preferred BB-1	# Total Shares	% Issued & Outstanding on an as converted basis	# Total Fully Diluted on an as converted basis	% Fully Diluted on an as converted basis

Gadi Neumann			784,502	433,668							1,218,170	4.41%	1,218,170	3.38%
David Alumot			784,502	433,668							1,218,170	4.41%	1,218,170	3.38%
Pitango Venture
Capital Fund III
(Israeli Sub) L.P.					2,902,420	201,465	861,590	146,804	1,230,319		5,141,133	18.63%	5,342,597	14.84%
Pitango Venture
Capital Fund III
(Israeli Sub.)
Non-Q L.P.					268,316	18,624	79,650	13,571	113,738		475,275	1.72%	493,899	1.37%
Pitango Venture
Capital Fund III
(Israeli
Investors) L.P.					784,811	54,475	233,002	39,696	332,677		1,390,185	5.04%	1,444,660	4.01%
Pitango JP Morgan
Fund III (Israel),
L.P.					447,636	36,734					447,636	1.62%	484,371	1.35%
Pitango Principles
Fund III (Israel)
L.P.					102,165	7,092	30,332	5,167	43,307		180,971	0.66%	188,063	0.52%
Pitango Venture
Capital Fund II
Trusts 2000 L.P.					204,330	14,184	60,660	10,335	86,614		361,940	1.31%	376,124	1.04%
Canada Israel
Opportunity Fund
III, L.P.					45,308	2,520	7,308		9,544		62,160	0.23%	64,680	0.18%
Shrem, Fudim,
Kelner Founders
Group II L.P.					45,308	2,520	7,209		9,544		62,060	0.22%	64,580	0.18%
Shrem Fudim Kelner
& Co. Ltd.					30,187	1,679	4,932				35,119	0.13%	36,798	0.10%
Qualitau Ltd.					355,522	26,879					355,522	1.29%	382,401	1.06%
SVE Star Ventures
Enterprises Gmbh &
Co. No. IX KG.					2,224,297	318,075	635,475	5,293	515,913		3,380,979	12.25%	3,699,054	10.27%
Star Management of
Investments No. II
(2000) L.P.					321,275	45,943	68,535	571	55,667		446,049	1.62%	491,992	1.37%
Star Growth
Enterprise, a
German Civil Law
Partnership (with
limitation of
Liability)							1,045,227	1,813,653	433,511		3,292,391	11.93%	3,292,391	9.14%
SVM Star Ventures
Managmenttgesellschaft
mbH Nr. 3								334,236			334,236	1.21%	334,236	0.93%
Genesis Partners
II, L.D.C.					1,773,948	253,679	490,760	278,018	415,934		2,958,659	10.72%	3,212,338	8.92%
Genesis Partners
II (Israel) L.P.					262,512	37,535	72,426	41,030	61,384		437,353	1.58%	474,888	1.32%
Lehman Brothers
European Venture
Capital L.P.					222,108	41,998					222,108	0.80%	264,106	0.73%
Lehman Brothers
Holdings plc (on
behalf of pre-tax
plan)					425,109	80,384					425,109	1.54%	505,493	1.40%
Lehman Brothers
Partnership
Account 2000/2001,
L.P.					191,536	36,217					191,536	0.69%	227,754	0.63%
Lehman Brothers
Offshore
Partnership
Account 2000/2001,
L.P.					49,677	9,393					49,677	0.18%	59,070	0.16%
Orbotech
Technology
Ventures L.P.					1,776,860	335,988					1,776,860	6.44%	2,112,848	5.87%
Intel Atlantic,
Inc.					710,745	134,395					710,745	2.58%	845,140	2.35%
Poalim Ventures
Ltd.								381,027			381,027	1.38%	381,027	1.06%
Poalim Ventures I
Ltd.								586,194			586,194	2.12%	586,194	1.63%
Poalim Ventures
II L.P.								1,188,509			1,188,509	4.31%	1,188,509	3.30%
Financiere Seso S.A	159,620										159,620	0.58%	159,620	0.44%
Inter Hightech
(1982) Ltd.
(Previously TICI)	71,829										71,829	0.26%	71,829	0.20%
Service Providers		32,769										0.00%	32,769	0.09%
TICI		87,791										0.00%	87,791	0.24%
ESOP IL Plan(2)(3)	37,500	4,637,003									37,500	0.14%	4,674,503	12.98%
ESOP US Plan		430,000										0.00%	430,000	1.19%
Plenus
Technologies Ltd (1)										1,556,437		0.00%	1,556,437	4.32%
Total	268,949	5,187,563	1,569,004	867,336	13,144,070	1,659,779	3,597,106	4,844,104	3,308,152	1,556,437	27,598,721	100%	36,002,500	100%

(1) including 349,228 warrants to purchase Series BB-1 Preferred Shares of the Company issued to Plenus in connection with a loan of US$4.5M previously granted to the Company and 1,207,209 warrants to purchase Series BB-1 Preferred Shares of the Company to be issued to Plenus in connection with a loan and a line of credit of up to US$10M, subject to Closing.

(2) The 37,500 Ordinary Shares are held by Eli Lerner, CPA as trustee under the Company’s ESOP

(3) Includes 1,368,934 options to purchase Ordinary Shares of the Company granted to Arnon Gat, the Company’s CEO. Such number of Shares includes an Adjustment (as provided for and defined in Mr. Gat’s employment agreement with the Company) in connection with an investment of US$23M and is still subject to Adjustment in connection with an investment of US$2M.

(4) Does not reflect a possible Deferred Investment of up to US$7 million that may be held until December 12, 2005 at the same price per share of the Series BB Preferred Share Financing.

SCHEDULE 4(xiii)

Material Agreements

1.	Please see reference to Sections 4(ii) of the Disclosure Schedule for certain agreements listed therein.

2.	The Company provided its directors with Indemnification and Release Letters with respect to acts or omissions taken or not taken in their capacity as directors, officers and consultants of the Company.

3.	The Company is bound by a Lease Agreement dated February 22, 2000 and two addendums thereto dated February 15, 2000, November 8, 2001 and September 2005 with Dorban Investments Ltd. regarding the Company’s offices at 12 Hamada Street, Rehovot (collectively, the “Lease Agreement”).

4.	The Company has provided a bank guarantee in connection with the Lease Agreement in the amount of NIS 526,620 dated November 20, 2000, which was extended on May 29, 2005 (the amount of the extended guarantee is NIS 565,304.56 linked to the consumer price index).

5.	The Company entered into the SESO Cooperation Agreement with SESO.

6.	The Company entered into the TICI Cooperation Agreement dated February 15, 2000 with TICI and to an NDA with TICI.

7.	The Series A and B Preferred Share Purchase Agreement dated January 2000.

8.	The Series C Preferred Share Purchase Agreement dated September 2000.

9.	The Company has contracted to provide its directors and the directors of its wholly owned subsidiary, Negevtech, Inc., with Directors and Officers liability insurance with a coverage limit of US$5 million.

10.	Lease Agreement with Eldan Car Rent (1965) Ltd. dated April 17, 2000.

11.	The Series D Preferred Share Purchase Agreement dated May 15, 2002.

12.	Shareholders Right Agreement (SRA) dated September 13, 2005, between the Company, the Founders, Plenus Technologies Ltd. and Investors (as such term defined in the SRA).

13.	Intel Side Agreement dated July 31, 2002 between the Company, Intel Atlantic, Inc., the Founders and each of the purchasers of Series D Preferred Stock of the Company.

14.	Agreements and other related documents executed with Bank Leumi le-Israel B.M. in connection with a certain loan extended by Bank Leumi in the aggregate amount of $2,500,000 (the Microscope loan). Such Agreements include, inter alia, loan agreement, letter of undertaking, debenture creating a floating charge, fixed charge over the Microscope, general negative pledge.

15.	Letter of Undertaking in favor of Bank Leumi le-Israel B.M. dated January 2005.

16.	Engagement Letter dated September 14, 2004 executed with Bear, Stearns & Co. Inc.

17.	Agreement (Transition Agreement) dated December 2004 between the Company and the Founders (as defined in the Disclosure Schedule), as amended. Share Transfer Agreement dated September 13, 2005 between the Company, the Founders and the purchaser of the Founders’ shares.

18.	Services Agreement dated December 2004 between the Company and Mr. Gadi Neumann.

19.	Services Agreement dated December 2004 between the Company and Mr. David Alumot.

20.	Employment Agreement dated November 21, 2004 by and between the Company and Mr. Arnon Gat. Option Agreement dated November 2004 between the Company and Mr. Arnon Gat. Services Agreement dated November 21, 2004 between the Company’s US subsidiary and AGC LLC (wholly-owned by Arnon Gat).

21.	Undertakings and related documents to the Office of Chief Scientist in the Ministry of Industry, Trade and Employment and with the Investment Center.

22.	Series BB Preferred Share Purchase Agreement dated September 13, 2005 and the associated agreements and transaction documents.

23.	The Company Appointed Hoffman, Wasson & Gitler, PC to represent the Company in the US Patent and Trademark Office in connection with the Company’s Patent applications and any continuation thereof.

24.	Agreement dated October 20, 2004, between the Company and Morrison & Foerster L.L.P, IP litigation legal counsels US corporate counsel Company.

25.	Sales Agreement dated July 28, 2005 between the Company and Sarnoff Corporation Inc.

26.	Joint Development Agreement dated September 2005 between the Company and Samsung Electronics Co.

27.	Sales Representative Agreement dated December 1, 2004, between the Company and Hermes-Epitek Corp.

28.	Memorandum of Understanding dated November 9, 2004, between the Company and Canon Sales Co., Inc.

29.	Cooperation Agreement dated July 1, 2003 (extended in July 2004), between the Company and JNC Co. Ltd.

30.	Consulting Agreement dated October 11, 2004, between the Company and Shai Silberstein.

31.	Representation Agreement dated June 14, 2004, between the Negevtech Inc. and Palmborg Associates, Inc.

32.	Lease Agreement dated June 20, 2005, between Negevtech Inc. and Devane Realty LLC, in respect of Offices in Alvin Devane, Austin, Texas. The US Subsidiary provided the landlord a security deposit in the amount of US$ 1,318.18.

33.	Lease Agreement dated May 1, 2002, between Negevtech Inc. and Lakeside Drive Inc., in respect of Offices in Lakeside Drive, Santa Clara, California. The US Subsidiary provided the landlord a letter of credit in the amount of US$ 50,000.

34.	Agreements (terms and conditions) related to the sale of the Company’s systems (such as: Hynix Semiconductor, Inc., Micron Technology Inc., Spansion LLC, Infineon Technologies, Fraunhofer Gesellschaft).

35.	Purchase Order from Eastman Kodack Company in the amount of US$342,000.

36.	Purchase Order to Eastman Kodack Company in the amount of US$342,000.

37.	2 Purchase Orders to SESO Company in the total amount of US$619,105.

38.	Purchase Order to Sela electronic systems inc. Company in the amount of US$260,590.

39.	Purchase Order to Brooks automation Company in the amount of US$290,200.

40.	Purchase Order to Shemer Matechet Ltd. Company in the amount of US$309,540.

Exhibit A – Form of the Warrant

Execution Copy

NEGEVTECH, LTD. (the “Corporation”)

THIS WARRANT HAS BEEN, AND THE WARRANT SHARES (AS DEFINED HEREIN) WHICH MAY BE PURCHASED UPON THE EXERCISE OF THIS WARRANT MAY BE, ACQUIRED SOLELY FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), THE ISRAELI SECURITIES LAW – 1968 (THE “LAW”) OR ANY APPLICABLE STATE OR COMPARABLE SECURITIES LAW OF A U.S. OR NON-U.S. JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH SALE, OFFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT, THE LAW AND OF ANY APPLICABLE STATE OR COMPARABLE SECURITIES LAW OF A U.S. OR NON-U.S. JURISDICTION.

VOID AFTER THE TERMINATION DATE.

WARRANT

        THIS CERTIFIES THAT, for value received, Plenus Technologies Ltd. (“Plenus”), or any other Holder (as defined in Section 1 hereof) is entitled to purchase from the Corporation, during the period from the date hereof until the Termination Date (as defined below) up to 1,207,209 fully paid shares of the Corporation’s BB-1 Preferred Shares, having all rights, privileges and preferences, contractual, economic or otherwise, attached to such class of shares or otherwise granted to any holder of such class of shares (the “Warrant Shares”), at an exercise price of $2.3194 per Warrant Share as may be adjusted pursuant to Section 4 below (the “Exercise Price”), subject to the provisions and upon the terms and conditions hereinafter set forth in this Warrant.

    1.        Definitions.

        As used herein the following defined terms shall have the meaning ascribed to them in this Section as follows:

        “Convertible Securities” shall mean options or warrants to purchase, or rights to subscribe for, shares of the Corporation, or securities that by their terms are convertible into or exchangeable for equity securities of the Corporation, or options or warrants to purchase, or rights to subscribe for, such convertible or exchangeable securities.

        “Holder” shall mean Plenus and/or any other third party to whom this Warrant is assigned or transferred in accordance with the terms hereof.

        “IPO” shall mean the consummation of an initial public offering of the Corporation’s securities.

        “Issuance of Additional Shares” shall mean the issuance of ‘Additional Securities’ as such term is defined in the Corporation’s Articles of Association as may be in effect from time to time.

        “M&A Transaction” shall mean the consummation of (a) a transaction or a series of transactions for the sale or other disposition of all, or substantially all, of the assets or business of the Corporation, or (b) a transaction or a series of transactions, including, without limitation, a merger or consolidation, whereby, or as a result thereof, the Corporation’s shareholders immediately prior thereto hold 50% or less of the voting power of the Corporation, the surviving entity or the new entity (as the case may be) or no longer have the power or the right to appoint more than fifty (50%) percent of the members of the board of directors of such entity.

        “Realization Event” shall mean an IPO or M&A Transaction.

        “Termination Date” shall mean the earlier to occur of: (i) October 11, 2014; (ii) the consummation of an IPO; or (iii) the consummation of an M&A Transaction in which the consideration for the assets or shares disposed of is paid in cash, publicly traded securities or a combination thereof.

        Capitalized terms not otherwise defined herein, shall have the meaning ascribed to them in the Loan Agreement, dated as of October 11, 2005, between the Corporation, Plenus II, L.P. and Plenus II (D.C.M.). Limited Partnership.

    2.        Method of Exercise; Payment.

    (a)        Cash Exercise. The purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (with the Notice of Exercise form attached hereto as Exhibit A duly executed) at the principal office of the Corporation, and by the payment to the Corporation, by cash, cashier’s check, certified check, or other check or method acceptable to the Corporation, of an amount equal to the Exercise Price multiplied by the number of the Warrant Shares being purchased.

    (b)        Net Exercise. In lieu of the payment method set forth in Section 3(a) above, the Holder may elect to exchange the Warrant for a number of the applicable class of Warrant Shares equal to the number of Warrant Shares computed using the following formula by surrendering this Warrant to the Corporation at the principal offices of the Corporation accompanied with the Notice of Exercise attached hereto as Exhibit A:

X = Y(A-B)
A

Where X = the number of Warrant Shares to be issued to the Holder.

Y= the number of Warrant Shares purchasable under the Warrant (adjusted to the date of such calculation, but excluding Warrant Shares already issued under this Warrant).

A= the Fair Market Value (as defined below) of one Warrant Share.

B = Exercise Price (as adjusted to the date of such calculation).

Upon completion of the calculation, if X is a negative number, then X shall be deemed to be 0 (zero).

“Fair Market Value” of a Warrant Share shall mean:

    (i)        In the event of an M&A Transaction – the price per Warrant Share (assuming conversion of the Warrant Shares, adjusted to the date of such calculation, but excluding those shares already issued under this Warrant) as determined in such transaction.

(ii) In the event of an IPO – the public offering price (before deduction of discounts, commissions or expenses) in such offering.

    (iii)        If the Fair Market Value for a Warrant Share cannot be determined in the manner set forth above in items (i)-(ii), then the Fair Market Value of a Warrant Share shall be as determined in good faith by the Corporation and the Holder or, if they fail to so determine, by the Corporation’s auditor.

    (c)        Conditional Exercise. In the event that the Holder intends to exercise this Warrant upon a Realization Event, the Holder shall be entitled to condition such exercise on the consummation of a Realization Event and shall indicate same on the Notice of Exercise and, having done so, the Holder will only be required to pay the applicable aggregate Exercise Price if, and at such time as, the Realization Event is consummated. For the avoidance of doubt, an exercise conditioned on the consummation of a Realization Event in accordance with the provisions of this Section 2(c) shall be considered as an exercise prior to the Termination Date provided that the Notice of Exercise is received by the Company prior to the Realization Event.

    (d)        Share Certificates; Partial Exercise. In the event of any exercise of the rights represented by this Warrant, certificates for the applicable class and amount of Warrant Shares so purchased shall be delivered to the Holder promptly and, unless this Warrant has been fully exercised in accordance with Sections 2(a) or 2(b) hereof, a new Warrant representing the balance of the Warrant Shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

    3.        Share Fully Paid; Reservation of Shares. All of the Warrant Shares issuable upon the exercise of the rights represented by this Warrant will, upon issuance and receipt of the Exercise Price therefor, be fully paid and non-assessable, and free from all taxes, liens and charges. At all times when this Warrant may be exercised, the Corporation shall have authorized and reserved for issuance sufficient shares, free from pre-emptive rights, of its Warrant Shares to provide for the exercise of the rights represented by this Warrant, so that this Warrant may be exercised without additional authorization of share capital, after giving effect to all other Convertible Securities.

    4.        Adjustments. The number and class of securities purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

    (a)        Reclassification. In case of any reclassification or change of the applicable class of Warrant Shares issuable at such time (other than a change in par value, or as a result of a subdivision or combination), the Corporation shall execute and issue a new Warrant, providing that the Holder shall have the right to exercise such new Warrant, and procure upon such exercise and payment of the same aggregate Exercise Price, in lieu of such applicable class of Warrant Shares theretofore issuable upon exercise of this Warrant, the class and amount of shares, other securities, money and property receivable upon such reclassification or change, by a holder of an equivalent number of such applicable class of Warrant Shares. Such new warrant shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4 or as shall be necessary in order to ensure the integrity of the Holder’s economic rights. The provisions of this subsection (a) shall similarly apply to successive reclassifications or changes.

    (b)        Share Splits, Dividends, Combinations and Reorganizations. In the event that the Corporation shall at any time subdivide the outstanding applicable class of Warrant Shares or shall issue a share dividend on its outstanding applicable class of Warrant Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such subdivision or to the issuance of such share dividend shall be proportionately increased, and the Exercise Price shall be proportionately decreased. In the event that the Corporation shall at any time combine the outstanding shares of the applicable class of Warrant Shares, the number of shares of the applicable class of Warrant Shares issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased, and the Exercise Price shall be proportionately increased. Similar equitable adjustments will be made in the event any spin-off, split-off or other capital change transaction by the Corporation.

    (c)        General Protection. The Corporation will not by amendment of its Memorandum of Association or Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of its securities or any other voluntary action, avoid, or seek to avoid, the observance or performance of any of the terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to protect the rights of the Holder against any impairment.

    5.        Notice of Adjustments. Whenever the number of shares of the applicable class of Warrant Shares purchasable hereunder or the Exercise Price thereof shall be adjusted pursuant to Section 4 hereof, the Corporation shall provide written notice to the Holder setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the number and class of shares of the applicable class of Warrant Shares which may be purchased and the Exercise Price therefor after giving effect to such adjustment.

    6.        Fractional Shares. This Warrant may not be exercised for fractional shares. In the event of fractional shares, the Corporation shall round the number of Warrant Shares issuable upon such exercise down to the nearest whole share and shall pay an amount in cash to the Holder equal to any such fractional share.

    7.        Representations and Covenants of the Corporation. The Corporation represents and covenants to the Holder as follows:

    (a)        All corporate actions on the part of the Corporation, its officers, directors and shareholders necessary for the sale and issuance of the Warrant and the Warrant Shares and the performance of the Corporation’s obligations hereunder have been taken and are effective as of the Effective Date. The Corporation undertakes that all additional corporate actions on the part of the Corporation, its officers, directors and shareholders as may be required in connection with an adjustment pursuant hereto and/or the creation, sale and issuance of the New Shares, will be taken as promptly as practicable.

    (b)        As of the date of exercise of this Warrant, the Corporation shall record the Holder in the Corporation’s internal share register in accordance with the applicable law and practice, as the owners, direct or beneficial, of the Warrant Shares pursuant to the names provided by the Holder in the Notice of Exercise (Exhibit A) to this Warrant.

    8.        Restrictions Upon Transfer.

    (a)        All transfers of this Warrant shall be accompanied by an executed warrant transfer deed, under which the transferee undertakes to be bound by all obligations of the Holder under this Warrant. The form of the deed of transfer is attached hereto as Exhibit B. The Corporation need not register a transfer of this Warrant unless the proposed transferee agrees to be bound by the terms and conditions of this Warrant.

(b) Any transfer of the Warrant to a non-Israeli company or resident shall be subject to the provisions of the Encouragement Law.

    9.        No Rights of Shareholders. The Holder shall not be entitled, as a Warrant holder, to vote or receive dividends or be deemed the holder of the shares of the applicable class of Warrant Shares or any other securities of the Corporation which may at any time be issuable on the exercise of this Warrant for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Corporation or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the shares of the applicable class of Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. Upon the exercise of this Warrant the Holder shall be entitled to receive the same anti dilution or price protection rights on the Warrant Shares as shall then be in effect with respect to the holders of such class of shares of the Corporation.

    10.        Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered mail, postage prepaid, telecopied (faxed) or electronically mailed or delivered by hand to the following addresses:

If to the Corporation: Negevtech Ltd.

12 Hamada Street, P.O.B 2264 Rehovot 76122, Israel Attention: Oz Desheh Faximile: 972-8-9366051 E-mail: oz_desheh@negevtech.com

If to Plenus: Plenus Technologies Ltd.

16 Abba Eben Avenues Herzliya Pituach Israel Attentionn: Shlomo Karako Facsimile: 972-9-957-8770 E-mail: momik@plenus.co.il or to such other address with respect to a party as such party shall notify the other party in writing as above provided. Any notice sent in accordance with this Section 10 shall be effective (i) if mailed by registered mail, three (3) business days after mailing, (ii) if sent via telecopier (fax) or electronic mail, upon transmission and electronic confirmation of receipt or – if transmitted and received on a non-business day – on the first business day following transmission and electronic confirmation of receipt, and (iii) if delivered by hand, upon delivery.

    11.        Registration Rights. Upon the exercise of the Warrant, the Holder will be entitled to all registration rights with respect to the Warrant Shares to be issued, as have been granted with respect to shares of the Corporation of the same class of the Warrant Shares under the Shareholders Rights Agreement dated September 13, 2005. by and between the Corporation and the parties thereto, and as may further be amended from time to time (the “Registration Rights Agreement”), and the Holder shall be deemed to have become a party to the Registration Rights Agreement upon such exercise.

    12.        Preemptive Rights. Until an IPO, if the Corporation proposes Issuance of Additional Shares, it shall deliver to the Holder twenty (20) days prior written notice thereof in order to enable the Holder, if the latter so wishes, to exercise the Warrant and thereupon be vested with pre emptive rights to purchase its proportionate share of such Additional Shares, based on its proportionate share holdings in the share capital of the Corporation, subject to the Articles of the Corporation as shall be in effect from time to time.

    13.        Governing Law. This Warrant and all actions arising out of, or in connection with, this Warrant shall be exclusively governed by, and construed in accordance with, the laws of the State of Israel.

    14.        Partial Invalidity. If any provision of this Warrant is held by a court of competent jurisdiction to be invalid or unenforceable under applicable law, then such provision shall be excluded from this Warrant and the remainder of this Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Warrant shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision.

    15.        Currency. The term “dollars” or the symbol “$” appearing in this Warrant shall mean the legal currency of the United States of America, and all payments hereunder shall be made in such currency, unless otherwise agreed in writing by the Holder and the Corporation.

Issued this 6 day of November, 2005.

NEGEVTECH, LTD.

By: _______________________,

Title: ______________________

Agreed and accepted:

PLENUS TECHNOLOGIES LTD.

By: ________________________

Title: _______________________

EXHIBIT A

NOTICE OF EXERCISE

Negevtech, Ltd.

12 Hamada Street, P.O.B 2264
Rehovot 76122, Israel

Attn: Oz Desheh,

        1. [  ][____] (Check and initial here if the undersigned elects this alternative) The undersigned hereby elects to purchase [FILL IN NUMBER OF SHARES] ____________ shares of ______________ of the share capital of Negevtech, Ltd. pursuant to the terms of the attached Warrant (the “Warrant”), and tenders herewith payment in full for the purchase price of the shares being purchased. [Such purchase is contingent upon _______________ in accordance with Section 2(c) of the Warrant.]

        1. [  ][____] (Check and initial here if the undersigned elects this alternative ) In lieu of exercising the Warrant for cash or a check, the undersigned hereby elects to effect the net exercise provision of Section 2(b) of the Warrant and receive [FILL IN NUMBER OF SHARES] _________ shares of the share capital of Negevtech, Ltd. pursuant to the terms of the Warrant according to the following calculation:

X = Y (A-B)	( ) = (____) [(_____) - (_____)]
A	(_____)

Where X = the number of shares of Warrant Shares to be issued to Holder.

Y = the number of shares of Warrant Shares purchasable under the amount of the Warrant being exchanged (as adjusted to the date of such calculation).

A = the Fair Market Value of one share of the Corporation’s Warrant Shares.

B = Purchase Price (as adjusted to the date of such calculation).

        2. Please issue a certificate or certificates representing said Warrant Shares in the name of the below list of entities, and record same in the Corporation’s internal share registry, as follows:

Very truly yours,

______________

By: ___________

Title: __________

Date: ___________

EXHIBIT B
FORM OF TRANSFER

(To be signed only upon transfer of Warrant)

FOR VALUE RECEIVED, the undersigned (the “Transferor”) hereby assigns and transfers unto ______________________________________________ (the “Transferee”) the right represented by the attached Warrant No. _ (the “Warrant”) to purchase _________ Warrant Shares of the share capital of Negevtech, Ltd., out of the total number of Warrant Shares to which the Warrant relates, and appoints ______________, Attorney, to transfer such right on the books of Negevtech, Ltd., with full power of substitution in the premises. The Transferor further represents that the transfer is made in accordance with the terms of the Warrant.

Dated: ______________________

By: _________________________

Name: _______________________

Signed in the presence of:

By: _________________________

Name: _______________________

And the undersigned Transferee hereby agrees to the transfer of said rights to which the Warrant relates, and agrees to be bound by the terms and conditions of the Warrant. The undersigned further represents that the transfer is made in accordance with the terms of the Warrant.

Dated: ______________________

By: _________________________

Name: _______________________

Signed in the presence of:

By: _________________________

Name: _______________________

Exhibit B1 – Floating Charge Agreement
Execution Copy

FLOATING CHARGE AGREEMENT

THIS FLOATING CHARGE AGREEMENT (this “Agreement”) made as of the 6 day of November, 2005, by and between Negevtech Ltd., an Israeli company number 51-163426-3 of 12 Hamada Street, P.O. Box 2264, Rehovot 76122, Israel (the “Company” or “Pledgor”) Plenus II, L.P (“Plenus”) and Plenus II (D.C.M), Limited Partnership (collectively, the “Lender”), Plenus Technologies Ltd., Golden Gate Bridge Fund, L.P of Delta House, 16 Hagalim Avenue, Herzeliya 46725, Israel and Bank Leumi Le-Israel B.M. of 24-32 Yehuda Halevi Street, Tel Aviv, 65546, Israel (collectively the “Co-Lenders”).

WHEREAS, the Pledgor has agreed to enter into this Agreement in order to secure certain obligations of the Pledgor to the Lender and to the Co-lenders, pursuant to the Loan Agreement, dated as of the day 11 of October, 2005, by and between the Pledgor and the Lender (such agreement, as may be amended from time to time, the “Loan Agreement”);

        NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.     The Preamble to this Agreement constitutes an integral part hereof. All capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Loan Agreement.

2.     To secure the performance of the Pledgor’s obligations pursuant to this Agreement, the Loan Agreement and the Warrant (the “Secured Obligations”), the Pledgor hereby pledges and grants the Lender and the Co-lenders a first priority (subject to the Fixed Charge Agreement, the general first degree floating charge in favor of Bank Leumi and the first degree fixed charge on the Company’s intellectual property that the Company registered in favor of Bank Leumi) floating charge (the “Floating Charge”) on all of its rights, title and interests in and to all its present and future tangible and intangible assets and rights of any kind, whether contingent or absolute, as more fully described in Exhibit A attached hereto (the “Collateral”).

        The pledge and charge created by operation of this Agreement shall apply to any and all rights to compensation or indemnity which may accrue to the Pledgor by reason of the loss or expropriation of, or damage to, of the Collateral.

3.     Subject to the provisions of Section 13 hereof, the Pledgor will not without prior written consent of Plenus: (a) materially change the general nature of its business and/or operations or carry out any transaction which may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Pledgor or on the ability of the Pledgor to comply with any of its material obligations under any of the Transaction Documents (“Material Adverse Change”); (b) make any loan or other extension of credit to its distributors, customers, employees, except for loans and other extensions of credit which (i) are granted in the ordinary course of business, and (ii) are for an aggregate amount of not more than $150,000; (c) receive financial loans or similar extensions of credit from a bank or another financial institution or third party (excluding loans from existing shareholders), exceeding (together with the amounts set forth in subsection (d) hereunder) an aggregate amount of $150,000; (d) issue any guarantee or otherwise incur any contingent liability in connection with any financial loan or similar extension of credit from a bank or another financial institution or third party (excluding loans from existing shareholders), exceeding in the aggregate (together with the amounts set forth in subsection (c) hereinabove) an amount of $150,000; provided, however, that the restrictions contained in clauses (c) and (d) of this Section 3 shall not apply to any commercial debts (e.g., payments due to suppliers or other entities within the framework of a commercial relationship or guarantees in respect thereof) incurred by the Pledgor in the ordinary course of its business or incurred in connection with a certain loan extended by Bank Leumi Israel Ltd. (“Bank Leumi”) in the aggregate outstanding amount of $1,500,000; (e) sell, transfer, assign, grant a security interest (except as set forth in the Fixed Charge Agreement and except for a first degree fixed charge on the Company’s intellectual property in favour of Bank Leumi) in or pledge any of the Collateral other than: (i) with respect to sale or transfer of products or inventory only – in the ordinary course of business (ii) with respect to the Pledgor’s IP (as defined below) the only prohibition shall be to sell, whether or not in the ordinary course of business, all or any part of the Pledgor’s IP or grant, whether or not in the ordinary course of business, an exclusive license with respect thereto (the “Limitations”), without obtaining the prior written consent of Plenus, or; (iii) subject to the provisions of the Loan Agreement the creation of a fixed charge under Section 169(d) of the Companies Ordinance (New Version), 5743-1983, on assets of the Pledgor which are acquired by the Pledgor following the Closing Date, provided, however, that such fixed charge shall only be recorded in favor of the actual seller of such assets or a commercial bank specifically financing such an acquisition of assets; (f) repay any existing or future loans, debts or other financial obligations, including, without limitation, with respect to shareholders’ loans, excluding, however, (i) royalty payments paid to the Chief Scientist of the Israel Ministry of Industry Trade and Employment during the term of the Loan Agreement; (ii) repayment of US$1,500,000 borrowed by the Pledgor from Bank Leumi (the outstanding amount of the Microscope loan); (iii) repayment of the January Loan; and (iv) operating expenses of the Pledgor which are incurred in the Pledgor’s ordinary course of business and repayment of loans or debts the assumption of which is not forbidden pursuant to this Agreement; (g) create or permit to exist any encumbrance over any of its present or future revenues or assets subject to the exemption set forth in item (e) of this Section 3; and (h) make any Distribution, as such term in Hebrew (çìå÷ä) is defined in the Companies Law, 5759-1999 (the “Companies Law”).

        For the purpose of this Agreement, “IP” shall mean, all intangible legal rights, titles and interests evidenced by or embodied in or connected or related to (i) copyrights; (ii) patents and any rights thereunder, and all applications, registrations, and renewals in connection therewith; (iii) trademarks, service marks, trade names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith; (iv) all mask works, rights in original topographies and all applications, registrations, and renewals in connection therewith; (v) all trade secrets, rights to unpatented inventions, know-how and confidential information; and (vi) all computer software (including data and related documentation), in each case on a worldwide basis, and all copies and tangible embodiments thereof, or any part thereof, in whatever form or medium.

        The provisions of this Section 3 shall apply mutatis mutandis to any existing and/or future Subsidiaries of the Pledgor. The Pledgor undertakes that each and every of its existing and future Subsidiaries shall undertake, in writing, toward the Lender to comply with this Section 3 as provided above.

4.     The Pledgor shall use best commercial efforts to preserve the Collateral and shall at all time maintain insurance which is customary for a company of the size, at the stage of development and in the industry in which the Pledgor operates. The Pledgor shall permit the Lender to inspect the Collateral and its records at all reasonable times and upon reasonable notice, subject to customary non-disclosure reasonable restrictions.

5.

     5.1        Pledgor hereby makes those representations and warranties appearing in Section 4 of the Loan Agreement (subject to the exceptions set forth in the Disclosure Schedule) and such representations and warranties are incorporated mutatis mutandis by reference herein.

     5.2        In addition, the Pledgor hereby represent as follows:

    (i)        That except as otherwise set forth in the Loan Agreement and Fixed Charge Agreement (including all schedules and exhibits thereto), the Collateral is not charged, pledged or attached in favour of any other persons or parties.;

(ii) That the Collateral is, in its entirety, in the exclusive ownership of the Pledgor;

    (iii)        That subject to the provisions of this Agreement, the Loan Agreement and the Encouragement Law, no restriction or condition by agreement or, to the best of its knowledge, by law exists or applies to the transfer or charge of the Collateral;

(iv) That the Pledgor is entitled to charge the Collateral;

(v) That subject to the provisions of this Agreement and the Loan Agreement no assignment of rights or other disposition has been made, derogating from the value of the Collateral.

6.     Plenus shall be entitled on behalf of the Co-lenders to enforce the Floating Charge against the Pledgor, and the Collateral shall be subject to immediate foreclosure, at any time without any further demand, immediately upon the occurrence of any of the events described below (“Event of Acceleration), unless otherwise provided for in this Agreement:

    (i)        the Company fails to pay any sum due from it under the Loan Agreement at the time, in the currency and in the manner specified therein, or is otherwise in breach of any of the Transaction Documents, and the same is not remedied within three (3) days, in case of non-payment, seven (7) days, in case of any material breach, or fourteen (14) days, in case of any other breach, from written notice by the Lender to the Pledgor of the occurrence and nature of such non-payment or breach; or

    (ii)        the Company admits or indicates in writing its inability to pay its debts as they fall due, commences negotiations with one or more of its creditors with a view to a general readjustment or rescheduling or another arrangement regarding its indebtedness, pursuant to Section 350 to the Companies Law, or otherwise; or makes a general assignment for the benefit of, or a composition with, its creditors pursuant to Section 350 to the Companies Law or otherwise; or

    (iii)        any indebtedness of the Company to a third party for borrowed money in the amount of more than $150,000 is not paid when due; or any indebtedness of the Company to a third party for borrowed money in the amount of more than $150,000 becomes capable of being declared by such third party to be, or is declared, due and payable prior to its specified maturity; or any commitment of a third party to lend to the Company, or to make any credit facility available to the Company, in the amount of more than $150,000 is cancelled by such third party; or

    (iv)        the filing by or against the Company of any petition in liquidation or any petition for relief under the provisions of applicable law for the relief of debtors; or the appointment of a special manager, temporary liquidator, temporary receiver or trustee to take possession of any material assets of the Company; or the placement of attachment on any of the material assets of the Company; provided, however, that if such filing, appointment or placement were instigated without the Company’s consent, it shall be deemed an Event of Acceleration only if not cancelled, removed or stayed within thirty (30) days; or the adoption of a resolution by the Company to voluntarily liquidate; or

    (v)        any representation or statement made by the Company in any of the Transaction Documents, or in any certificate or written statement delivered by it pursuant thereto, is, or proves to have been, incorrect or misleading in any material respect; or

    (vi)        any event or series of events occur(s) which, in the reasonable commercial opinion of Plenus, may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company or on the ability of the Company to comply with any of its material obligations under any of the Transaction Documents, provided, however, that if in Plenus’s opinion, actions taken by the Company may annul such adverse effect, Plenus shall notify the Company and allow it to take such actions within a period of time determined exclusively by Plenus and specified in said notice; or

(vii) the Company fails to comply with any of the financial covenants set forth in Exhibit H attached hereto;

        The Pledgor shall promptly inform the Lender, in writing, of the occurrence of any Event of Acceleration. In addition, upon receipt of a written request to that effect from the Lender, the Company shall confirm to the Lender that, except as previously notified to the Lender, if notified, or as notified in such confirmation, if notified, no Event of Acceleration has occurred.

7.

     7.1        In any Event of Acceleration, Plenus shall be entitled to adopt all the measures it deems fit, allowed by applicable law, in order to recover the performance of the Secured Obligations and exercise all of its rights hereunder, including the realization of the Collateral, in whole or in part, and to apply the proceeds thereof to the Secured Obligations without Plenus first being required to realize any other guarantees or collateral securities, if such be held by Plenus.

     7.2        Upon the occurrence of an Event of Acceleration, Plenus may, subject to any applicable law, sell all or any part of the Collateral by public auction or otherwise, by itself or through others, for cash or installments thereof or otherwise, at a price and on such terms as Plenus in its sole reasonable discretion shall deem fit, and likewise, subject to applicable law, Plenus may of its own accord or through the court or an execution office, realize the Collateral or any part thereof, including, inter alia, by appointing a receiver or receiver and manager on behalf of Plenus, who shall be empowered, inter alia:

(i) to call in all or any part of the Collateral;

(ii) to sell, or agree to the sale of, the Collateral, in whole or in part, to dispose, or agree to dispose, of same in such other manner on such terms as he deems fit;

(iii) to make such other arrangement regarding the Collateral or any part thereof as he deems fit;

(iv) to take any and all actions which he, at his sole discretion, deems productive or otherwise helpful, for the realization of the Collateral, and/or for the fulfillment of his duty; and

(v) to carry out any other authority empowered to him by the court or the execution office.

     7.3        The Lender acknowledges that any realization of Grant Funded Know-How, including the sale of the Grant Funded Know-How and its transfer within the framework of realization procedures, will require the approval of the Research Committee (as defined in the Loan Agreement). Likewise, said transfer of said know-how will be conditional upon the potential buyer or transferee undertaking to assume the obligations in accordance with the Encouragement Law including Section 19(c) thereto and in accordance with the terms of the program pursuant with which grants were provided to the Pledgor, including the obligation: (i) not to transfer the Grant Funded Know-How to another unless the Research Committee approves the transaction; (ii) to pay royalties.

8.     The Pledgor shall cooperate with the Lender and Co-lenders and execute all documents as may be reasonably necessary or advisable to register the Floating Charge with the Israeli Registrar of Companies and/or Registrar of Pledges, such document(s) substantially in the form annexed hereto as Exhibit B, and shall bear all stamp taxes and other costs and expenses with respect to such registrations. The Pledgor shall pay, upon demand, all reasonable expenses, including reasonable attorney’s fees, incurred by the Lender and the Co-lenders in enforcing their rights and remedies hereunder.

9.     The amount being secured under the Floating Charge created by this Floating Charge Agreement is unlimited in amount and is created in accordance with the Loan Agreement. The payments to be made to the Lender and to the Co-lenders in the event of the foreclosure of the Floating Charge will be made in the following order: costs, expenses and taxes, Interest, any other payment under Section 8.7 of the Loan Agreement and then Principal Amount. The Floating Charge shall be cancelled, and be of no further force and effect and the Lender and Co-lenders shall promptly execute and provide the Pledgor with all documents necessary to release the Floating Charge, upon repayment in full of the Principal Amount together with any and all accrued Interest thereon, the Credit Line Fee (if applicable) and any other amounts due from the Pledgor under any of the Transaction Documents, unless terminated earlier by the Lender.

10.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the appropriate court in Tel Aviv, Israel.

11.     The Pledgor shall promptly notify Plenus in writing of any material adverse change in the business or condition (financial or otherwise) of the Pledgor or the Collateral and of any other event which may materially adversely affect the business or condition (financial or otherwise) of the Pledgor or the Collateral, including, but not limited to, any claim or right in or to the Collateral and/or any execution or realization proceedings thereof.

12.     The Pledgor will immediately notify Plenus of any change in its name or identity or corporate structure, including, but not limited to, any change of control of the Pledgor, or in the location of its chief offices or where its books and records are kept, as well as any change to its incorporation documents which may adversely affect the Lender’s and the Co-lenders’ rights hereunder.

13.     None of the rights, privileges, or obligations set forth in, arising under, or created by, this Agreement may be assigned or transferred by the Pledgor or a Lender or a Co-lender without the prior consent in writing of the Pledgor, which consent shall not be unreasonably withheld. Anything herein to the contrary notwithstanding, each Lender shall have the right to assign or transfer its rights, privileges and obligations under this Agreement to any of the following (each a “Permitted Transferee”): (i) any other entity which controls, is controlled by, or is under common control with, such Lender, (ii) if the Lender is a trustee or is appointed to act on behalf of others, – then to its beneficiaries, (iii) to the Co-lenders and Participants (as defined in the Loan Agreement), or (iv) if the Lender is a general or limited partnership – to its partners and to affiliated partnerships managed by the same management company or managing general partner or to an entity which controls, is controlled by, or is under common control with, such management company or managing general partner. The foregoing in clauses (i)-(iv) above is subject to the assignee or transferee assuming in writing the obligations of the assignor or transferor under this Agreement (including any schedules attached hereto). The limited right of a Lender to assign and transfer pursuant to this Section 13 shall also apply, mutatis mutandis, to each of the other Permitted Transferees.

14.     Notwithstanding anything herein to the contrary the Lender hereby represents that: (i) the Co-lenders have agreed that Plenus at its sole discretion shall determine whether to realize any charges and/or pledges over the assets of the Pledgor created for the benefit of the Lender and the Co-lenders, and make any other decisions that need to be made with respect to any other issue relating to this Agreement, (ii) the Co-lenders have agreed that Plenus at its sole discretion shall determine whether an Event of Acceleration has occurred, and (iii) the Co-lenders have agreed not to take any action to the contrary.

16.     Any notices to be provided by one party to another shall be done in accordance with the notice provisions set forth in the Loan Agreement.

17.     Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Pledgor and Plenus. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

18.     This Agreement and the other Transaction documents constitute the full and entire understanding and agreement among the parties with regard to the subject matters hereof and thereof. The preamble, exhibits and schedules hereto constitute an integral part hereof.

19.     This Agreement shall terminate on the date on which the Lender shall have released the Floating Charge in accordance with this Agreement.

        IN WITNESS WHEREOF, this Floating Charge Agreement has been executed by the parties hereto as of the date first above written.

Negevtech Ltd.		Plenus II, L.P

By:	____________________	By:	____________________
Title:	____________________	Title:	____________________
Date:	____________________	Date:	____________________

Plenus II (D.C.M), Limited Partnership

By:	____________________
Title:	____________________
Date:	____________________

We agree:

Golden Gate Bridge Fund L.P		Plenus Technologies Ltd.

By:	____________________	By:	____________________
Title:	____________________	Title:	____________________
Date:	____________________	Date:	____________________

Bank Leumi Le-Israel B.M.

By:	____________________
Title:	____________________
Date:	____________________

EXHIBIT A

        The Collateral consists of all of Pledgor’s rights, titles and interests in and to all assets of the Pledgor, including, but not limited to, the following:

        All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

        All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Pledgor’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

        All contract rights and general intangibles and all of Pledgor’s IP, now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, Internet domain names, trade dress, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance; all claims for damages by way of any past, present and future infringement of any of the foregoing and rights to payment of any kind;

        All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Pledgor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Pledgor, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Pledgor;

        All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Pledgor’s Books relating to the foregoing;

        All claims for damages by way of any past, present and future infringement of any of Pledgor’s IP;

        All Pledgor’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof;

        The term “Pledgor’s Books” as used herein shall mean all Pledgor’s books and records including ledgers, records regarding Pledgor’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information; and

        All insurance policies or the proceeds thereof in respect of the above described assets.

AMENDMENT TO FLOATING CHARGE AGREEMENT

This Amendment (the “Amendment”) to the Floating Charge Agreement (as defined below) is entered into as of March 30, 2008, by and among Negevtech Ltd. (the “Pledgor”), and Plenus II, Limited Partnership, Plenus II (D.C.M.), Limited Partnership (collectively, “Plenus”), Golden Gate Bridge Fund, L.P. and Bank Leumi Le-Israel B.M.

WHEREAS, the parties hereto entered into that certain Floating Charge Agreement dated October 11, 2005 (the “Floating Charge Agreement); and

WHEREAS, the parties wish to amend the Floating Charge Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

1.	Interpretation.

The preamble to this Amendment forms an integral part hereof. Unless otherwise expressly referred to herein, reference to various sections, schedules and exhibits shall refer to the schedules and exhibits attached to the Floating Charge Agreement, as applicable. Capitalized terms used but not expressly defined herein shall bear the meanings ascribed thereto in the Floating Charge Agreement.

2.	Seniority of Kreos Charge.

2.1.	Notwithstanding anything to the contrary in the Floating Charge Agreement, the parties agree and acknowledge that commencing on the date on which Kreos Capital II Limited (“Kreos”) provides the Pledgor any amount on account of the Kreos Loan, as defined in that certain Inter-creditor Agreement, of even date, among the Pledgor, Plenus and Kreos and attached hereto as Appendix A (the “Inter-creditor Agreement”) and until the payment and satisfaction in full of all Kreos Obligations (as defined in the Inter-Creditor Agreement), the Plenus Floating Charge (as defined in the Inter-Creditor Agreement) shall rank junior to the Kreos Charge (as defined in the Inter-Creditor Agreement), with respect, and only with respect, to the assets listed in Appendix B attached hereto.

2.2.	The parties further agree that (i) the Assets shall at all time remain subject to the Plenus Floating Charge (albeit, pursuant to the provisions of Section 2.1 hereof, subject also to the more senior Kreos Charge), (ii) until such time as Kreos provides the Pledgor any amount on account of the Kreos Loan the Assets shall remain subject only to the first ranking Plenus Floating Charge, and (iii) upon payment and satisfaction in full of all the Kreos Obligations, then, subject to applicable law, the Assets shall automatically and without the need for any further action be and become subject only to the first ranking Plenus Floating Charge.

3.	Default under the Kreos Loan Documents.

Section 6 of the Floating Charge Agreement shall be, and it hereby is, amended, by replacing the existing clause (vii) with the following clause:

“(vii) the occurrence of an event of default or any other event which gives Kreos Capital II Limited (“Kreos”) the right pursuant to the Loan Agreement, dated March 30, 2008, or any other agreement entered into by the Pledgor and Kreos in connection with the loan provided by Kreos to the Pledgor pursuant to the Loan Agreement (the “Kreos Loan”), to accelerate the payment of the Kreos Loan or any part thereof or any other amount payable to Kreos pursuant thereto;".

4.	General Provisions.

4.1.	Except as otherwise amended and modified hereby, the provisions of the Floating Charge Agreement shall remain in full force and effect. This Amendment shall be deemed for all intents and purposes as an integral part of the Floating Charge Agreement.

4.2.	Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Amendment and the intentions of the parties as reflected hereby, including the filing and registration of this Amendment with the Israeli Companies Registrar, and this Amendment shall be interpreted and construed in such manner so as to give effect to the parties’ intentions.

4.3.	This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment to the Floating Charge Agreement as of the date first above written.

NEGEVTECH LTD. By: —————————————— Title: —————————————— Date: ——————————————

PLENUS II, LIMITED PARTNERSHIP By: PLENUS MANAGEMENT (2004) LTD. —————————————— Its. Management Company —————————————— By: —————————————— Its: ——————————————

PLENUS II (D.C.M.), LIMITED PARTNERSHIP By: PLENUS MANAGEMENT (2004) LTD. —————————————— Its. Management Company —————————————— By: —————————————— Its: ——————————————

GOLDEN GATE BRIDGE FUND L.P. By: —————————————— Title: —————————————— Date: ——————————————

BANK LEUMI LE-ISRAEL B.M. By: —————————————— Title: —————————————— Date: ——————————————

Exhibit B2 – Fixed Charge Agreement
Execution Copy

FIXED CHARGE AGREEMENT

        THIS FIXED CHARGE AGREEMENT (this “Agreement”) is made as of the 6 day of November, 2005, by and among Negevtech Ltd., an Israeli company, registration number 51-163426-3, of 12 Hamada Street, P.O. Box 2264, Rehovot 76122, Israel (the “Pledgor”), Plenus II, L.P (“Plenus”), and Plenus II (D.C.M), Limited Partnership (collectively, the “Lender”), Plenus Technologies Ltd., Golden Gate Bridge Fund, L.P, of Delta House, 16 Hagalim Avenue, Herzeliya 46725, Israel and Bank Leumi Le-Israel B.M of 24-32 Yehuda Halevi Street, Tel Aviv, 65546, Israel (collectively “the “Co-Lenders”).

        WITNESSETH:

WHEREAS, the Pledgor has agreed to enter into this Agreement in order to secure certain obligations of the Pledgor to the Lender and to the “Co-lenders, pursuant to the Loan Agreement, dated October 11, 2005, by and between the Pledgor and the Lender (such agreement, as may be amended from time to time, the “Loan Agreement”);

        NOW, THEREFORE, the parties hereto hereby agree as follows:

1.     The preamble to this Agreement constitutes an integral part hereof. All capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Loan Agreement.

2.     To secure performance of the Pledgor’s obligations pursuant to this Agreement, the Loan Agreement and the Warrant (the “Secured Obligations”), the Pledgor hereby pledges and grants the Lender and the Co-lenders (subject to a first degree fixed charge on the Pledgor’s intellectual property that the Pledgor registered in favour of Bank Leumi) a first priority fixed charge (the “Fixed Charge”) on all of the pledgor rights in and to its intellectual property , as more fully described in Exhibit A attached hereto (the “Collateral”).

        The pledge and charge created by operation of this Agreement shall apply to any and all rights to compensation or indemnity which may accrue to the Pledgor by reason of the loss or expropriation of, or damage to, of the Collateral.

3.     Subject to the provisions of Section 13 hereof, the Pledgor will not without prior written consent of Plenus: (a) materially change the general nature of its business and/or operations or carry out any transaction which may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Pledgor or on the ability of the Pledgor to comply with any of its material obligations under any of the Transaction Documents (“Material Adverse Change”); (b) make any loan or other extension of credit to its distributors, customers or employees, except for loans and other extensions of credit which (i) are granted in the ordinary course of business, and (ii) are for an aggregate amount of not more than One Hundred and Fifty Thousand dollars ($150,000) ; (c) receive financial loans or similar extensions of credit from a bank or another financial institution or third party (excluding loans from existing shareholders) exceeding (together with the amounts set forth in subsection (d) hereunder) an aggregate amount of $150,000; (d) issue any guarantee or otherwise incur any contingent liability in connection with any financial loan or similar extension of credit from a bank or another financial institution or third party (excluding loans from existing shareholders); provided, however, that the restrictions contained in clauses (c) and (d) of this Section 3 shall not apply to any commercial debts (e.g., payments due to suppliers or other entities within the framework of a commercial relationship or guarantees in respect thereof) incurred by the Pledgor in the ordinary course of its business; (e) sell, transfer, assign, grant an exclusive license, create a security interest in, or pledge any of the Collateral, except for a first degree fixed charge on the Company’s intellectual property in favour of Bank Leumi, pari passu with the Fixed Charge; (f) repay any existing or future loans, debts or other financial obligations, including, without limitation, with respect to shareholders’ loans, excluding, however, (i) royalty payments paid to the Chief Scientist of the Israel Ministry of Industry, Trade and Employment during the term of the Loan Agreement; (ii) repayment of US$1,500,000 borrowed by the Pledgor from Bank Leumi (the outstanding amount of the Microscope loan); (iii) repayment of the January Loan; and (iv) operating expenses of the Pledgor which are incurred in the Pledgor’s ordinary course of business and repayment of loans or debts the assumption of which is not forbidden pursuant to this Agreement; (g) create or permit to exist any encumbrance over any of its present or future revenues or assets; and (h) make any distribution, as such term in Hebrew ((çìå÷ä is defined in the Companies Law, 5759-1999 (the “Companies Law”).

        The provisions of this Section 3 shall apply mutatis mutandis to any existing and/or future Subsidiaries of the Pledgor. The Pledgor undertakes that each and every of its existing and future Subsidiaries shall undertake, in writing, toward the Lender to comply with this Section 3 as provided above.

4.     The Pledgor shall use reasonable commercial efforts to preserve the Collateral and shall at all time maintain insurance which is customary for a company of the size, at the stage of development and in the industry in which the Pledgor operates. The Pledgor shall permit the Lender to inspect the Collateral and its records at all reasonable times and upon reasonable notice, subject to customary non-disclosure reasonable restrictions.

5.

     5.1        The Pledgor hereby makes those representations and warranties appearing in Section 4 (subject to the exceptions set forth in the Disclosure Schedule) of the Loan Agreement and such representations and warranties are incorporated mutatis mutandis by reference herein.

     5.2        In addition, the Pledgor hereby represents as follows:

(i) that except as otherwise set forth in the Loan Agreement and Floating Charge Agreement (including all schedules and exhibits thereto), the Collateral is not charged, pledged or attached in favour of any other persons or parties;

(ii) that the Collateral is, in its entirety, in the exclusive ownership of the Pledgor;

(iii) that and subject to the provisions of this Agreement, the Loan Agreement and the Encouragement Law, no restriction or condition by agreement or, to the best of its knowledge, exists or applies to the transfer or charge of the Collateral;

(iv) that the Pledgor is entitled to charge the Collateral;

(v) that subject to the provisions of this Agreement and the Loan Agreement, no assignment of rights or other disposition has been made, or committed to be made, with respect to the Collateral.

6.     Plenus shall be entitled on behalf of the Co-lenders to enforce the Fixed Charge against the Pledgor, and the Collateral shall be subject to immediate foreclosure, at any time without any further demand, immediately upon the occurrence of any of the events described below (“Default Event”), unless otherwise provided for in this Agreement:

    (i)        the Pledgor fails to pay any sum due from it under any of the Transaction Documents at the time, in the currency or in the manner specified therein, or is otherwise in breach of any of the Transaction Documents, and the same is not remedied within three (3) days, in case of non-payment, seven (7) days, in case of any material breach, or fourteen (14) days in case of any other breach, from written notice by the Lender to the Pledgor of the occurrence and nature of such non-payment or breach; or

    (ii)        the Pledgor admits or indicates in writing its inability to pay its debts as they fall due; commences negotiations with one or more of its creditors with a view to a general readjustment or rescheduling or another arrangement regarding its indebtedness, pursuant to Section 350 to the Companies Law, or otherwise; or makes a general assignment for the benefit of, or a composition with, its creditors pursuant to Section 350 to the Companies Law or otherwise; or

    (iii)        any indebtedness of the Pledgor to a third party for borrowed money in the amount of more than $150,000 is not paid when due; or any indebtedness of the Pledgor to a third party for borrowed money in the amount of more than $150,000 becomes capable of being declared by such third party to be, or is declared, due and payable prior to its specified maturity; or any commitment of a third party to lend to the Pledgor, or to make any credit facility available to the Pledgor, in the amount of more than $150,000 is cancelled by such third party; or

    (iv)        the filing by or against the Pledgor of any petition in liquidation or any petition for relief under the provisions of applicable law for the relief of debtors; or the appointment of a special manager, temporary liquidator, temporary receiver or trustee to take possession of any material assets of the Pledgor; or the placement of attachment on any of the material assets of the Pledgor; provided, however, that if such filing, appointment or placement were instigated without the Pledgor’s consent, it shall be deemed an Event of Acceleration only if not cancelled, removed or stayed within thirty (30) days; or the adoption of a resolution by the Pledgor to voluntarily liquidate; or

    (v)        any representation or statement made by the Pledgor in any of the Transaction Documents, or in any certificate or written statement delivered by it pursuant thereto, is, or proves to have been, incorrect or misleading in any material respect; or

    (vi)        any event or series of events occur(s) which, in the reasonable commercial opinion of Plenus, may have a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Pledgor or on the ability of the Pledgor to comply with any of its material obligations under any of the Transaction Documents, provided, however, that if in Plenus’ opinion, actions taken by the Company may annul such adverse effect, Plenus shall notify the Company and allow it to take such actions within a period of time determined exclusively by Plenus and specified in said notice; or

(vii) the Pledgor fails to comply with any of the financial covenants set forth in Exhibit G attached to the Loan Agreement;

        The Pledgor shall promptly inform the Lender, in writing, of the occurrence of any Default Event. In addition, upon receipt of a written request to that effect from the Lender, the Pledgor shall confirm to the Lender that, except as previously notified to the Lender, if notified, or as notified in such confirmation, if notified, no Default Event has occurred.

7.

    7.1        In any Default Event, Plenus shall be entitled to adopt all the measures it deems fit, allowed by applicable law, in order to recover the performance of the Secured Obligations and exercise all of its rights hereunder, including the realization of the Collateral, in whole or in part, and to apply the proceeds thereof to the Secured Obligations without Plenus first being required to realize any other guarantees or collateral securities, if such be held by Plenus.

     7.2        Upon the occurrence of a Default Event, Plenus may, subject to any applicable law, sell all or any part of the Collateral by public auction or otherwise, by itself or through others, for cash or installments thereof or otherwise, at a price and on such terms as Plenus in its sole reasonable discretion shall deem fit, and likewise, subject to applicable law, Plenus may of its own accord or through the court or an execution office, realize the Collateral or any part thereof, including, inter alia, by appointing a receiver or receiver and manager on behalf of Plenus, who shall be empowered, inter alia:

(i) to call in all or any part of the Collateral;

(ii) to sell, or agree to the sale of, the Collateral, in whole or in part, to dispose, or agree to dispose, of same in such other manner on such terms as he deems fit;

(iii) to make such other arrangement regarding the Collateral or any part thereof as he deems fit;

(iv) to take any and all actions which he, at his sole discretion, deems productive or otherwise helpful, for the realization of the Collateral, and/or for the fulfillment of his duty; and

(v) to carry out any other authority empowered to him by the court or the execution office.

     7.3        The Lender acknowledges that any realization of Grant Funded Know-How, including the sale of the Grant Funded Know-How and its transfer within the framework of realization procedures will require the approval of the Research Committee (as defined in the Loan Agreement). Likewise, said transfer of said know-how will be conditional upon the potential buyer or transferee undertaking to assume the obligations in accordance with the Encouragement Law including Section 19(c) thereto and in accordance with the terms of the program pursuant with which grants were provided to the Pledgor, including the obligation: (i) not to transfer the Grant Funded Know-How to another unless the Research Committee approves the transaction; (ii) to pay royalties.

8.     The Pledgor shall cooperate with the Lender and Co-lenders and execute all documents as may be reasonably necessary or advisable to register the Fixed Charge with the Israeli Registrar of Companies and/or Registrar of Pledges, such document(s) substantially in the form annexed hereto as Exhibit B, and shall bear all stamp taxes and other costs and expenses with respect to such registrations. The Pledgor shall pay, upon demand, all reasonable expenses, including reasonable attorney’s fees, incurred by the Lender and the Co-lenders in enforcing their rights and remedies hereunder.

9.     The amount being secured under the Fixed Charge created by this Fixed Charge Agreement is unlimited in amount and is created in accordance with the Loan Agreement. The payments to be made to the Lender and to the Co-lenders in the event of the foreclosure of the Fixed Charge will be made in the following order: costs, expenses and taxes, Interest, any other payment under Section 8.7 of the Loan Agreement and then principal amount of the Loan. The Fixed Charge shall be cancelled, and be of no further force and effect and the Lender and Co-lenders shall promptly execute and provide the Pledgor with all documents necessary to release the Fixed Charge, upon repayment in full of the principal amount of the Loan together with any and all accrued Interest thereon, the Credit Line Fee (if applicable) and any other amounts due from the Pledgor under any of the Transaction Documents, unless terminated earlier by the Lender.

10.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the appropriate court in Tel Aviv, Israel.

11.     The Pledgor shall promptly notify Plenus in writing of any material adverse change in the business or condition (financial or otherwise) of the Pledgor or the Collateral and of any other event which may materially adversely affect the business or condition (financial or otherwise) of the Pledgor or the Collateral, including, but not limited to, any claim or right in or to the Collateral and/or any execution or realization proceedings thereof.

12.     The Pledgor will immediately notify Plenus of any change in its name or identity or corporate structure, including, but not limited to, any change of control of the Pledgor, or in the location of its chief offices or where its books and records are kept, as well as any change to its incorporation documents which may adversely affect the Lender’s and the Co-lender’s rights hereunder.

13.     None of the rights, privileges, or obligations set forth in, arising under, or created by, this Agreement may be assigned or transferred by the Pledgor or by a Lender or Co-lender without the prior consent in writing of the Pledgor, which consent shall not be unreasonably withheld. Anything herein to the contrary notwithstanding, each Lender shall have the right to assign or transfer its rights, privileges and obligations under this Agreement to any of the following (each a “Permitted Transferee”): (i) any other entity which controls, is controlled by, or is under common control with, such Lender, (ii) if the Lender is a trustee or is appointed to act on behalf of others – to its beneficiaries, or (iii) to the Co-lenders and Participants (as defined in the Loan Agreement), or (iv) if the Lender is a general or limited partnership – to its partners and to affiliated partnerships managed by the same management company or managing general partner or to an entity which controls, is controlled by, or is under common control with, such management company or managing general partner. The foregoing in clauses (i)-(iv) above is subject to the assignee or transferee assuming in writing the obligations of the assignor or transferor under this Agreement (including any schedules attached hereto). The limited right of a Lender to assign and transfer pursuant to this Section 13 shall also apply, mutatis mutandis, to each of the other Permitted Transferees.

14.     Notwithstanding anything herein to the contrary the Lender hereby represents that: (i) the Co-lenders have agreed that Plenus at its sole discretion shall determine whether to realize any charges and/or pledges over the assets of the Pledgor created for the benefit of the Lender and the Co-lenders, and make any other decisions that need to be made with respect to any other issue relating to this Agreement, (ii) the Co-lenders have agreed that Plenus at its sole discretion shall determine whether a Default Event has occurred, and (iii) the Co-lenders have agreed not to take any action to the contrary.

16.     Any notices to be provided by one party to another shall be done in accordance with the notice provisions set forth in the Loan Agreement.

17.     Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Pledgor and Plenus. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

18.     This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement among the parties with regard to the subject matters hereof and thereof. The preamble, exhibits and schedules hereto constitute an integral part hereof.

19.     This Agreement shall terminate on the date on which the Lender shall have released the Fixed Charge in accordance with this Agreement.

        IN WITNESS WHEREOF, this Fixed Charge Agreement has been executed by the parties hereto as of the date first above written.

____________________	____________________	____________________	____________________
Plenus II, L.P		Negevtech Ltd.

By:	____________________	By:	____________________
Its.	____________________	Its.	____________________

____________________	____________________
Plenus II (D.C.M), Limited Partnership

By:	____________________
Its.	____________________

We agree:

Golden Gate Bridge Fund L.P		Plenus Technologies, Ltd.

By:	____________________	By:	____________________
Title:	____________________	Title:	____________________
Date:	____________________	Date:	____________________

Bank Leumi Le-Israel B.M.

By:	____________________
Title:	____________________
Date:	____________________

EXHIBIT A

The Collateral consists of all of Pledgor’s right, title in and to its intellectual property rights, including, the following:

        All intangible legal rights, titles and interests evidenced by or embodied in or connected or related to (i) copyrights; (ii) patents and any rights thereunder, and all applications, registrations, and renewals in connection therewith; (iii) trademarks, service marks, trade names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith; (iv) all mask works, rights in original topographies and all applications, registrations, and renewals in connection therewith; (v) all trade secrets, rights to unpatented inventions, know-how and confidential information; and (vi) all computer software (including data and related documentation), in each case on a worldwide basis, and all copies and tangible embodiments thereof, or any part thereof, in whatever form or medium.

All goodwill, Internet domain names, trade dress, trade styles, license agreements, blueprints, drawings, route lists, computer programs, computer tapes, literature, reports, catalogs, design rights, all claims for damages by way of any past, present and future infringement of any of the foregoing and rights to payment of any kind;

        All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing;

        All Pledgor’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof; and

        The term “Pledgor’s Books” as used herein shall mean all Pledgor’s books and records including ledgers, regarding, the Collateral, and all computer programs or discs or any equipment containing the information.

        All insurance policies or the proceeds thereof in respect of the above described assets.

Exhibit D – Opinion of the Company’s Counsel
Date: November 6, 2005

To:
Plenus II, L.P. and Plenus II (D.C.M.), Limited Partnership

Re: Negevtech Ltd.

We have acted as counsel to Negevtech Ltd, a company incorporated under the laws of Israel (the “Company”), in connection with a loan transaction by and between the Company and Plenus II, L.P. and Plenus II (D.C.M.), Limited Partnership, including a Loan Agreement (the “Loan Agreement”), Floating Charge Agreement (the “Floating Charge Agreement”), Fixed Charge Agreement (the “Fixed Charge Agreement”), and a Warrant (the “Warrant”) (the Loan Agreement, the Floating Charge Agreement, the Fixed Charge Agreement and the Warrant, including all exhibits and schedules to such documents, shall be referred to herein as the “Transaction Documents”). All capitalized terms as used herein shall have the meaning ascribed to them in the Transaction Documents, unless otherwise specifically stated in this Opinion Letter. This opinion is being rendered to you pursuant to Section 1.3(vi) of the Loan Agreement.

In furnishing this opinion we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of the Transaction Documents, the Memorandum of Association and the Articles of Association of the Company and all amendments thereto, such corporate records and other documents of the Company which we deemed necessary or appropriate (collectively, the “Corporate Documents”) and such other documents, certificates and other instruments which we deemed necessary or appropriate.

In all such reviews, we have assumed the due execution and delivery of documents by the parties thereto (pursuant to due authorization), the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents and the legal capacity of all signatories to such documents.

As to factual matters which are pertinent to our legal opinion but are not within our knowledge, we have relied upon the written representations by the Company and others. Although we have made no independent checks or verification of such factual matters, nothing has come to our attention which questioned the accuracy of such facts.

This opinion is limited to the laws of the State of Israel as such laws presently exist and we express no opinion with respect to the effect or the applicability of the laws of any other jurisdiction.

For purposes of our opinion in paragraphs 1 and 2 below, we have relied solely upon the Certificate of Incorporation and Registration as a Private Company issued by the Registrar of Companies dated 22.12.91 and upon documents filed and held on record with the Registrar of Companies.

Our opinions below are further subject to the following qualifications and exceptions:

    (i)        the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally;

    (ii)        the effect of statutory or decisional law concerning recourse by creditors to security in the absence of notice and hearing, or by general equitable principles, or by the discretionary powers of any court or administrative body. We do not express any opinion herein as to the availability of any equitable or other specific remedy, including specific performance, upon breach of any of the agreements, documents or obligations referred to herein; and

    (iii)        the effect of foreign laws, judicial determinations or governmental actions affecting creditors’ rights or the Company’s performance of its obligations under the Transaction Documents.

Based on and subject to the foregoing, subject to the limitations set forth below and subject to any factual matters, documents or events not disclosed to us in the abovementioned review, we are of the opinion that, other than as set forth in the Transaction Documents and subject to receipt of the approval of the Investment Center at the Israeli Minister of Industry, Trade and Employment, as of the date hereof:

1.     The Company is a company duly incorporated and validly existing under the laws of the State of Israel for an unlimited duration.

2.     The Company has the corporate power under the Corporate Documents to enter into each of the Transaction Documents and to carry out and perform its obligations thereunder in accordance with the terms thereof.

3.     Each of the Transaction Documents has been duly authorized by all requisite corporate action on the part of the Company and has been duly executed and delivered by duly authorized signatories of the Company.

4.     Each of the Transaction Documents constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms.

5.     The Warrant has been duly authorized, validly issued and is nonassessable and to our knowledge, the Warrant Shares, when issued and paid for in accordance with the terms of the Warrant, shall be duly authorized, validly issued, fully paid and non-assessable.

6.     The execution and delivery of the Transaction Documents by the Company and the performance of its obligations thereunder, do not violate (i) the Corporate Documents, or (ii) to the best of our knowledge, applicable provisions of statutory law or regulation, rule, order or decree of any competent authority in the State of Israel applicable to the Company. We are also not aware of any Material Agreement, which conflicts with or will be breached by the execution, delivery or performance of, the Transaction Documents in a manner which is reasonably likely to have a material adverse effect on the Company.

7.     To the best of our knowledge, no authorizations, consents or approvals are required from any governmental authorities or agencies or other official bodies in the State of Israel in connection with the execution or delivery of the Transaction Documents or the performance by the Company of its obligations thereunder which have not been obtained.

This opinion is based on the law (and the interpretations thereof) and facts existing on the date hereof.

This opinion is rendered only to you and is solely for your benefit in connection with the Transaction Documents. This opinion may not be relied upon by you for any other purpose; nor may this opinion be provided or quoted to, or relied upon by, any other person or entity for any purpose without our prior written consent. We disclaim any obligations to advise you of any changes therein that may be brought to our attention after the date hereof. Please note that we are opining only as to the matters specifically and expressly set forth herein and no opinion should be inferred as to any other matters.

Best Regards,

David Cohen, Adv.
Cohen, Cohen, Yaron-Eldar & Co.
Law Offices

Exhibit E – Form of Officer’s Certificate
Officer Certificate

To:	Plenus II, L.P. and Plenus II (D.C.M.), Limited Partnership (the "Lenders")

From:	Arnon Gat - chief executive officer of Negevtech Ltd. (the "Company")

     Re:        Officer’s Certificate Pursuant to Section 1.3(ix) of the Loan Agreement by and between the Company and the Lenders dated October 11, 2005 (the “Agreement”)

I, the undersigned, in my capacity as chief executive officer of the Company, hereby certify the following:

1.	The representations and warranties contained in Section 4 of the Agreement are true as of the date hereof.

2.	The Company has performed and complied with all the agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before the Closing Date (as defined in the Agreement).

        IN WITNESS WHEREOF, I have executed this certificate on this 6 day of November 2005.

_______________________________________
Chief Executive Officer of Negevtech Ltd.

Exhibit F – Form of Early Termination Notice
Termination Letter

To:	The Lenders listed on Schedule I (the "Lenders") pursuant to the Loan Agreement dated October 11, 2005

Re:   Termination Notice

Pursuant to section 2.7 of the Loan Agreement (the “Loan Agreement”) dated October 11, 2005, between Negevtech Ltd. (the “Company”) and the Lenders, the Company hereby notifies you that it has decided to terminate the Loan Agreement. Such termination shall be effective as of _________________.

Upon delivery of this Termination Notice to the Lenders, all of the conditions set forth in section 2.7 of the Loan Agreement have been fulfilled.

Please take any action required for the removal of the Floating Charge and the Fixed Charge.

____________________________
Negevtech Ltd.

Exhibit G – Financial Covenants

Financial Covenants

The Company must comply with the financial covenants set forth in Sections 1 and 2 below:

1)	Revenues of not less than:

40.1.	$12.47M during the twelve-month period ending on December 31, 2005.

40.2.	$4.16M during the three-month period commencing on January 1, 2006 and ending on March 31, 2006.

40.3.	$9.89M during the six-month period commencing on January 1, 2006 and ending on June 30, 2006.

40.4.	$17.26M during the nine-month period commencing on January 1, 2006 and ending on September 30, 2006.

40.5.	$21.92M during the nine-month period commencing on April 1, 2006 and ending on December 31, 2006.

40.6.	$24.09M during the nine-month period commencing on July 1, 2006 and ending on March 31, 2007.

40.7.	$25.90M during the nine-month period commencing on October 1, 2006 and ending on June 30, 2007.

40.8.	$26.32M during the nine-month period commencing on January 1, 2007 and ending on September 30, 2007.

40.9.	$29.06M during the nine-month period commencing on April 1, 2007 and ending on December 31, 2007.

2)	Total cash and cash equivalent available amount in the Company’s Bank accounts on each of the ending dates of the periods set forth above (the “Due Dates”) shall not be less than 30% of the then outstanding amount of the Loan balance.

Alternatively, if the Company did not comply with any of the revenues covenants set forth in Section 1 above, the Company shall nevertheless be deemed in compliance if the total cash and cash equivalent available amount in the Company’s Bank accounts on the respective Due Date (the Due Date on which the revenue covenant was not met) shall not be less than 60% of the then outstanding amount of the Loan balance.

The revenues and cash amounts shall be approved by the Company’s auditors within 40 days from each respective Due Date.

AMENDMENT AGREEMENT

This Amendment Agreement is made and entered as of the 15 day of August 2007, by and among Negevtech Ltd., an Israeli company number 51-163426-3, of 12 Hamada Street, P.O. Box 2264, Rehovot 76122, Israel (the “Company”), Plenus II L.P., an Israeli limited partnership number 550218176 (“Plenus”) and Plenus II (D.C.M.), Limited Partnership, an Israeli limited partnership number 550218259, both of 16 Abba Eben Avenues, Herzeliya Pituach 46726, Israel.

WHEREAS, the parties hereto are parties to a certain Loan Agreement, dated as of the 11 day of October, 2005, a copy of which is attached hereto as Exhibit A (the “Loan Agreement”); and

WHEREAS, the parties wish to amend the Loan Agreement as set forth below;

NOW THEREFORE, the parties hereby agree as follows:

1.	Capitalized terms used but not defined herein, directly or by reference, shall have the meaning ascribed thereto in the Loan Agreement.

2.	Section 1.6 of the Loan Agreement shall be amended by deleting the words, “thirty six (36) months following the Closing Date”, in the 3rd line, and inserting the words, “on December 31, 2008", in place thereof.

3.	The first sentence of Section 2.2 of the Loan Agreement shall be amended to read as follows:

“The Principal Amount outstanding from time to time (denominated in dollars) shall bear interest at an annual rate (calculated on a 360 day year for the actual number of days elapsed) of LIBOR + 4% (four percent), from the disbursement date of the Principal Amount until the first anniversary of the Closing Date; at an annual rate (calculated on a 360 day year for the actual number of days elapsed and compounded annually) of LIBOR + 4.5% (four and one-half percent), from the first anniversary of the Closing Date until July 31, 2007; and at an annual rate (calculated on a 360 day year for the actual number of days elapsed and compounded annually) of LIBOR + 5% (five percent), from July 31 until the date of actual repayment of the Principal Amount; in each case – plus value added tax (“VAT”), if applicable (such interest together with the VAT – the “Interest”).”

4.	Clause (vii) of Section 3 of the Loan Agreement and Exhibit G referred to in such clause shall be deleted.

5.	Except as herein expressly agreed, the Loan Agreement is hereby confirmed and ratified and shall remain in full force and effect according to its terms.

6.	This Amendment Agreement shall be contingent upon and subject to the fulfillment on or before August 31, 2007, of each of the following conditions: (1) the Company have completed successfully before the signing of this Amendment Agreement the Series A1 round of equity financing, in accordance with the documents attached hereto as Exhibit B (the “Round of Financing”); (2) the Company shall have issued to Plenus, promptly after the consummation of the Round of Financing, shares of the Company’s Series A1 Preferred Shares, identical in all respects to those which shall have been issued to the investors in the Round of Financing, constituting, immediately after their issuance to Plenus, on a fully diluted basis (in order to remove doubts – including the issuance of all shares, exercise of all warrants and conversion of all convertible securities issuable under the Contemplated Round of Financing), 2.5% of the issued and outstanding share capital of the Company, against cancellation of and surrender by Plenus of the Warrants issued to Plenus under the Loan Agreement; (3) the Company shall have paid to Plenus on or before August 31, 2007, US$2,500, plus VAT, as participation in Plenus’ legal costs incurred in connection with this Amendment Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment Agreement to be duly executed and delivered as of the day and year first above written.

NEGEVTECH LTD. By: —————————————— Its. ——————————————

PLENUS II L.P. By: —————————————— Its. ——————————————

PLENUS II (D.C.M.), LIMITED PARTNERSHIP By: —————————————— Its. ——————————————

SECOND AMENDMENT AGREEMENT

This Second Amendment Agreement (the “Second Amendment Agreement”) is made and entered as of the 30th day of March 2008, by and among (1) Negevtech Ltd., an Israeli company number 51-163426-3, of 12 Hamada Street, P.O. Box 2264, Rehovot 76122, Israel (the “Company”), and (2) Plenus II, Limited Partnership, an Israeli limited partnership and Plenus II (D.C.M.), Limited Partnership, an Israeli limited partnership (collectively, “Plenus”), both of 16 Abba Eben Avenues, Herzeliya Pituach 46726, Israel.

WHEREAS, the parties hereto are parties to a certain Loan Agreement, dated as of the 11th day of October, 2005, as was amended by that certain Amendment Agreement, dated August 5, 2007 (the “Loan Agreement”); and

WHEREAS, the parties wish to amend the Loan Agreement as set forth below;

NOW THEREFORE, the parties hereby agree as follows:

1.	Capitalized terms used but not defined herein, directly or by reference, shall have the meaning ascribed thereto in the Loan Agreement.

2.	Section 2.2 of the Loan Agreement shall be, and it hereby is, amended by adding to it a second paragraph as follows:

“Notwithstanding the foregoing, in the event that the effective annual rate of interest payable by the Company to Kreos Capital II Limited (“Kreos”) on the principal amount of the US$7 million loan (the “Kreos Loan”) which was made available to the Company pursuant to that certain Loan Agreement dated March 30, 2008 between Kreos and the Company (such agreement, as may be amended from time to time, the “Kreos Loan Agreement”) is higher than the rate of the Interest, then the rate of the Interest shall be adjusted and become equal to the effective annual rate payable on the principal amount of the Kreos Loan, provided that if such higher rate of interest is payable only on part of the entire principal amount of the Kreos Loan (e.g., if the Company borrowed only 60% of the Kreos Loan or if the Company borrowed the Kreos Loan at different rates of interest and the higher interest is payable only with respect to 60% of the Kreos Loan), then the adjustment of the Interest as aforesaid shall be made and apply to a proportionate part of the Principal Amount (i.e., in the above examples to 60% of the Principal Amount).”

3.	Section 3 of the Loan Agreement shall be, and it hereby is, amended, by inserting the following clause (vii):

“(vii) the occurrence of an event of default or any other event which gives Kreos the right pursuant to the Kreos Loan Agreement or any other agreement entered into by the Company and Kreos in connection with the Kreos Loan to accelerate the payment of the Kreos Loan or any part thereof or any other amount payable to Kreos pursuant thereto;".

4.	Except as herein expressly agreed, the Loan Agreement is hereby confirmed and ratified and shall remain in full force and effect according to its terms.

IN WITNESS WHEREOF, the parties have caused this Second Amendment Agreement to be duly executed and delivered as of the day and year first above written.

NEGEVTECH LTD. By: —————————————— Title ——————————————

PLENUS II, LIMITED PARTNERSHIP By: PLENUS MANAGEMENT (2004) LTD. —————————————— Its. Management Company —————————————— By: —————————————— Its: ——————————————

PLENUS II (D.C.M.), LIMITED PARTNERSHIP By: PLENUS MANAGEMENT (2004) LTD. —————————————— Its. Management Company —————————————— By: —————————————— Its: ——————————————